Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 29, 2014

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders

and

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Issuing Banks

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

SUNTRUST BANK and WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Syndication Agents

and

BANK OF AMERICA, N.A. and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Co-Documentation Agent

and

ST. PAUL PARK REFINING CO. LLC, NORTHERN TIER BAKERY LLC,

NORTHERN TIER RETAIL LLC and SUPERAMERICA FRANCHISING LLC,

as Borrowers,

and

NORTHERN TIER ENERGY LLC,

as Holdings,

and

Each other Subsidiary of Northern Tier Energy LLC

from time to time party hereto

J.P. MORGAN SECURITIES LLC,

BANK OF AMERICA, N.A., and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule A	Commitment Schedule
Schedule B	LC Commitment Amount Schedule

Schedule 1.01(a)	Eligible Carriers
Schedule 1.01(b)	Original Letters of Credit
Schedule 1.01(c)	Immaterial Subsidiaries
Schedule 1.01(d)	Permitted Inventory Locations
Schedule 3.14	Capitalization and Subsidiaries
Schedule 4.01(b)	Local Counsel
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Specified Asset Sales
Schedule 6.09	Transactions with Affiliates
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Borrowing Base Certificate
Exhibit C —	Form of Compliance Certificate
Exhibit D —	Form of Joinder Agreement
Exhibit E —	Form of Letter of Credit Request
Exhibit F —	Form of Borrowing Request
Exhibit G —	Form of Revolving Promissory Note
Exhibit H —	Form of Intercompany Note

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 29, 2014 (this “Agreement”), is made by and among NORTHERN TIER ENERGY LLC, a Delaware limited liability company (“Holdings”), each other subsidiary of Holdings from time to time party hereto, the Lenders, the Issuing Banks from time to time party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder and as collateral agent for the Secured Parties (in such capacities, together with its successors in such capacities, the “Agent”).

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Holdings and certain of its subsidiaries entered into the Credit Agreement, dated as of December 1, 2010, as amended as of June 17, 2012 (as further amended, modified or waived from time to time prior to the date hereof, the “Original Credit Agreement”), by and among, among others, the Agent and the lenders party thereto from time to time;

WHEREAS, the Borrowers have requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the Original Credit Agreement be amended and restated to, among other things, (a) establish Commitments hereunder to replace the Original Commitments in the manner set forth herein, such that (i) the Revolving Lenders shall extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of the Total Revolving Commitments in effect from time to time, (ii) the Swingline Lender shall extend credit at any time and from time to time during the Availability Period in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $45,000,000, and (iii) the Issuing Banks shall issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of the Total Revolving Commitments in effect from time to time, and (b) make certain other changes as more fully set forth herein;

WHEREAS, subject to the conditions set forth herein, the applicable Lenders under the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in the form of this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the Obligations (under, and as defined in, the Original Credit Agreement) outstanding on the Restatement Effective Date as contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Original Credit Agreement, and the Original Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” has the meaning specified in the Intercreditor Agreement.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means (a) “account” as such term is defined in Article 9 of the UCC and (b) all rights to payment from any credit card issuer or credit card processor.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Acquired Person” means any Person acquired in a Permitted Investment.

“Additional Revolving Commitment Lender” has the meaning assigned to such term in Section 2.23(b).

“Adjusted LIBOR Rate” means, for any Interest Period, the LIBOR Rate for such Interest Period or, if a Reserve Percentage is imposed with respect to eurodollar deposits in dollars in the London interbank market, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) 1 minus the Reserve Percentage.

“Adjustment Date” means (i) with respect to determinations of the Applicable Rate and the Average Historical Excess Availability, the first day of each calendar month, and (ii) with respect to determinations of the Average Revolving Loan Utilization, the first day of each January, April, July and October.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Aggregate Incremental Capacity” has the meaning assigned to such term in Section 2.23(a).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the

Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the LIBOR Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed LIBOR Rate Loan with a one-month Interest Period plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Revolving Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the Total Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Revolving Lender’s share of the Total Revolving Exposures at that time).

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or LIBOR Rate Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Rate Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring on or after the date on which a Borrowing Base Certificate has been delivered covering the third full month completed after the Restatement Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess Availability	ABR Spread	LIBOR Rate Spread

Category 1

Average Historical Excess Availability less than or equal to 33% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base	1.00%	2.00%

Category 2

Average Historical Excess Availability greater than 33% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base, but less than or equal to 66% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base	0.75%	1.75%

Category 3

Average Historical Excess Availability greater than 66% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base	0.50%	1.50%

Subject to Section 2.13(f), the Applicable Rate shall be adjusted monthly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aron” means J. Aron & Company, its successors and assigns and any changed counterparty to the Aron Commodity Hedge Agreement.

“Aron Commodity Hedging Agreement” means that certain ISDA Master Agreement, dated as of October 6, 2010, between Aron and St. Paul Park Refining Co. LLC, including the schedule, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Amount” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate for such lease, as determined by Holdings) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the Attributable Amount in respect thereof will be determined in accordance with the definition of “Capital Lease Obligation”.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to the Agent’s ability to realize upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base.

“Available Revolving Commitment” means, at any time, the Total Revolving Commitments then in effect minus the Total Revolving Exposure at such time.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the one-month period immediately preceding such Adjustment Date.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily Total Revolving Exposure (excluding any Revolving Exposure resulting from any outstanding Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Restatement Effective Date to such Adjustment Date), divided by the Total Revolving Commitments at such time.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Agent, any Revolving Lender or any of their respective Affiliates: (a) commercial credit cards, merchant card services, purchase or debit cards, (b) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under Cash Management Agreements.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means Title 11 of the United States Code, or any similar foreign, federal or state law for the relief of debtors as now or hereinafter in effect.

“Bankruptcy Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any proceeding of the type specified in Section 7.01(g), in each case, with respect to Holdings or any Material Subsidiary, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Holdings or any Material Subsidiary or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of Holdings or any Material Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Holdings or any Material Subsidiary.

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(a).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means any controlling committee or board of directors of Holdings, or in absence thereof, the managing member or members of Holdings or any controlling committee of such managing member or members.

“Borrower” means each of St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC, SuperAmerica Franchising LLC and each other Domestic Subsidiary of Holdings that becomes a Borrower pursuant to Section 5.10(a).

“Borrower Agent” has the meaning assigned to such term in Section 2.24.

“Borrower Percentage” has the meaning assigned to such term in Section 2.25(f).

“Borrower’s Maximum Liability” has the meaning assigned to such term in Section 2.25(e).

“Borrowing” means any (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance or Overadvance Loan.

“Borrowing Base” means, at any time, (a) 90% of the Value of Eligible Credit Card Receivables; plus (b) 90% of the Value of Eligible Investment Grade Other Receivables; plus (c) 85% of the Value of Eligible Non-Investment Grade Other Receivables; plus (d) 80% of the fair market value of Eligible Petroleum Inventory, as periodically published by the Value Reference for the appropriate product and product grades in the appropriate region of the country; plus (e) the sum of (A) 80% of the fair market value of the Eligible Gasoline Inventory and (B) the lesser of (i) 50% of the Value of the Eligible Non-Gasoline Inventory and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage as determined from the most recent appraisal of such Eligible Non-Gasoline Inventory ordered by the Agent multiplied by the Value of such Inventory (subject to an aggregate cap of $40,000,000 in the case of this clause (e)); plus (f) for Eligible Other Inventory, the lesser of (A) 80% of the Value of the applicable category of the Eligible Other Inventory and (B) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage as determined from the most recent appraisal of such Inventory ordered by the Agent multiplied by the Value of the applicable category of such Inventory; plus (g) 80% of the fair market value of the Borrowers’ Eligible Positive Exchange Balance (subject to an aggregate cap of $20,000,000 in the case of this clause (g)); plus (h) 80% of the difference between (A) the amount available to be drawn under all Petroleum Inventory Letters of Credit and (B) the aggregate outstanding amounts payable by the Borrowers to the suppliers of Petroleum Inventory that could be drawn under all Petroleum Inventory Letters of Credit (subject to an aggregate cap of $50,000,000 in the case of this clause (h)); and plus (i) 100% of Eligible Cash, minus (j) without duplication, the then amount of all Availability Reserves and other Reserves as the Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22. Notwithstanding the foregoing, the Agent shall be entitled to reduce any of the foregoing advance rates in its Permitted Discretion upon (a) so long as no Event of Default has occurred and is continuing, at least three Business Days’ advance notice to the Borrower Agent, and (b) if an Event of Default has occurred and is continuing, one Business Day’s advance notice to the Borrower Agent. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(i) and adjusted by the Agent in the exercise of its Permitted Discretion and in accordance with Section 2.22 based upon additional information, if any, received after the date of delivery of such Borrowing Base Certificate.

“Borrowing Base Assets” means any Loan Party’s Inventory, Receivables and other assets included in the calculation of the Borrowing Base, together with all other assets directly related thereto, including documents, instruments, general intangibles, deposit accounts and the proceeds of all of the same.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Agent, in substantially the form of Exhibit B or another form which is acceptable to the Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower Agent for a Revolving Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of sales, transfers or other dispositions that are not required to be applied to prepay Revolving Loans pursuant to Section 2.11(c), (iv) expenditures that are accounted for as capital expenditures by Holdings or any Subsidiary and that actually are paid for by a Person other than Holdings or any Subsidiary and for which neither Holdings nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by Holdings or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period), (v) the book value of any asset owned by Holdings or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any expenditures that constitute Permitted Investments (or similar investments) and expenditures made in connection with the Transactions, (vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and the Subsidiaries for such period or (viii) any Lease Expenses.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

“Cash Equivalents” means (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition; (c) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or “A” or the equivalent thereof by Moody’s, and having capital and surplus in excess of $250,000,000 (or $100,000,000 in the case of a non-U.S. bank); (d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition; (f) marketable short-term money market and similar securities having a rating of at least P-2 (or in one of the top two categories if such designation no longer exists) or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); (g) marketable general obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P; (h) money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition; and (i)(w) Euros or any national currency of any participating member state of the European Monetary Union; (x) local currency held by Holdings or any of its Subsidiaries from time to time in the ordinary course of business; (y) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which Holdings or any of its Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and (z) investments of the type and maturity described in clauses (c) through (h) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction and not for speculative purposes.

“Cash Management Agreement” means any agreement entered into from time to time between any Loan Party, on the one hand, and the Agent or any Lender or any of their Affiliates on the other, in connection with cash management services for collections, other Banking Services and for operating, payroll and trust accounts of such Loan Party provided by such Agent or Lender or their Affiliates, including ACH services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors shall be occupied by persons who were (x) members of the Board of Directors on the Restatement Effective Date or nominated by the Board of Directors or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (b) any change in control (or similar event, however denominated) with respect to Holdings shall occur under and as defined in the Senior Secured Note Documents or any other Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness, or (c) at any time, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Borrower (other than (x) any Borrower disposed of in connection with a transaction permitted by Section 6.05 and (y) any Borrower that ceases to be a Borrower in a transaction permitted by Section 6.03).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case for clauses (i) and (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; provided, further, that any Lender that determines as a result of the effect of clause (ii) of the preceding proviso, a Change in Law has occurred, such Lender shall only request payment from the Borrowers under Section 2.15 herein as a result thereof to the extent such Lender makes the same request under comparable credit agreements with other borrowers similarly situated to the Borrowers.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Extended Revolving Loans (of the same Extension Series), Swingline Loans or Protective Advances or Overadvance Loans; and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment (of the same Extension Series).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations thereunder.

“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided, however that Collateral shall not at any time include any Margin Stock.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Report Trigger” means the circumstance that (a) Excess Availability is less than the greater of (i) for a period of three (3) consecutive Business Days, (A) 20% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (B) $60,000,000 or (ii) at any time, (A) 15% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (B) $45,000,000 or (b) an Event of Default has occurred and is continuing. A Collateral Report Trigger shall be deemed to continue to exist until (1) in the case of clause (a) above, Excess Availability has equaled or exceeded the amount set forth in clause (a)(i) for at least thirty (30) consecutive days and (2) in the case of clause (b) above, no Event of Default is continuing.

“Commitment” means a Revolving Commitment or an Extended Revolving Commitment.

“Commitment Fee Rate” means the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Rate
Less than 50%	0.375%
Equal to or greater than 50%	0.250%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that until the first Adjustment Date occurring on or after the date on which a Borrowing Base Certificate has been delivered covering the third full month completed after the Restatement Effective Date, the “Commitment Fee Rate” shall be 0.375% per annum.

“Commitment Schedule” means Schedule A attached hereto identified as such.

“Commodities Hedging Arrangement” means a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions).

“Commodities Hedging Agreement” means any agreement (including any master agreement or master netting agreement) that evidences or provides for any Commodities Hedging Arrangement between Holdings or any Subsidiary and any other Person.

“Commodities Hedging Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Commodities Hedging Agreements.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” has the meaning assigned to such term in Section 9.12.

“Consolidated Net Tangible Assets” means at any date the total net assets of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, however, from the determination of total net assets (i) goodwill, organizational expenses, research and product development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all deferred charges or unamortized debt discount and expenses, (iii) all reserves carried and not deducted from assets, (iv) securities which are not readily marketable, (v) cash held in sinking or other analogous funds established for the purpose of redemption, retirement or prepayment of capital stock or other equity interests or Indebtedness, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with GAAP.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of Holdings and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, (b) obligations in respect of Capital Lease Obligations and (c) debt obligations evidenced by bonds, notes, debentures or similar instruments.

“Constitutional Documents” has the meaning assigned to such term in the definition of the term “Requirement of Law.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Cost” means the cost of purchase of Inventory determined according to the accounting policies used in the preparation of Holdings’ audited financial statements.

“Credit Card Receivables” means any Account due to any Borrower in connection with purchases from and other goods and services provided by such Borrower on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, Carte Blanche and such other credit cards as the Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable; provided that, in any event, “Credit Card Receivables” shall exclude Accounts due in connection with proprietary credit cards.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Period” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral; and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Collateral Documents and the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within two Business Days (unless such Revolving Lender has notified the Agent and the Borrower Agent in writing that such failure is based on such Revolving Lender’s good faith determination that a condition precedent to perform such obligation (which condition precedent shall be specifically identified in such writing) has not been satisfied), (b) notified the Agent or a Loan Party in writing that it does not intend to satisfy any such obligation (unless such notice indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to perform such obligation cannot be satisfied) or (c) has become the subject of a Bankruptcy Event.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off-take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its subsidiaries shall be a Derivative Transaction.

“Designated Disbursement Account” has the meaning assigned to such term in Section 2.21(d).

“Dilution Reserve” means an amount equal to the excess of (i) non-cash reductions to the Borrowers’ Eligible Other Receivables (on a combined basis) during a 12-month period prior to the date of determination as established by the Borrowers’ records or by a field examination conducted by the Agent’s employees or representatives, expressed as a percentage of the Borrowers’ Eligible Other Receivables (on a combined basis) outstanding during the same period, as the same may be adjusted by the Agent in the exercise of its Permitted Discretion, over (ii) 5%, multiplied by an amount equal to the Borrowers’ Eligible Other Receivables as of the date of determination.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” shall mean (i) competitors of Holdings and its Subsidiaries specified to the Joint Lead Arrangers by Holdings in writing prior to the Closing Date and otherwise specified in writing to the Agent from time to time (it being understood that any update shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Commitments and the Loans), (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Joint Lead Arrangers by Holdings in writing on or prior to the Closing Date and (iii) in the case of each of clauses (i) and (ii) above, any of their known Affiliates that are readily identifiable as such on the basis of such Affiliates’ names (in each case of this clause (iii) other than any Affiliate that is a bona fide diversified debt fund).

“Document” has the meaning assigned to such term in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dominion Account” has the meaning assigned to such term in Section 2.21(c).

“EBITDA” means, for any period, Net Income for such period, plus

(a) without duplication and, except in the case of clause (a)(x), to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such period:

(i) Interest Expense for such period,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) extraordinary, unusual or non-recurring charges (excluding charges described in clause (vi) below),

(vi) [Reserved],

(vii) the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Net Income),

(viii) [Reserved],

(ix) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), and

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back, less

(b) without duplication and, except in the case of clause (b)(iv), to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period),

(ii) gains on asset sales, disposals and abandonments (other than asset sales, disposals and abandonments in the ordinary course of business),

(iii) the amount of any minority interest income (or income (loss) allocable to non-controlling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted) in such period in arriving at Net Income,

(iv) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(v) extraordinary, unusual and non-recurring noncash gains,

in each case, as determined on a consolidated basis for Holdings and the Subsidiaries in accordance with GAAP; provided that,

(i) to the extent included in Net Income, there shall be excluded in determining EBITDA currency translation gains and losses,

(ii) there shall be included in determining EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Subsidiary that involves the payment of consideration by Holdings or such Subsidiary of more than $10,000,000 during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Restatement Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(iii) there shall be excluded in determining EBITDA for any period the EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Subsidiary that yields gross proceeds to Holdings or such Subsidiary of more than $10,000,000 during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (ii) and (iii) of the immediately preceding proviso with respect to acquisitions and dispositions occurring following the Restatement Effective Date, EBITDA shall be deemed to be $37,100,000, $43,700,000, $102,800,000 and $83,600,000 for the fiscal quarters ended September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014, respectively.

“Eligible Carrier” means any of the terminals, warehouses, carriers and pipeline companies listed or described in Schedule 1.01(a), as such Schedule 1.01(a) may be revised by the Borrower Agent from time to time with the consent of the Agent, such consent not to be unreasonably withheld.

“Eligible Cash” means cash and Cash Equivalents held by the Borrowers in one or more securities or investment accounts maintained at the Agent subject to control agreements in favor of the Agent that are reasonably satisfactory to the Agent.

“Eligible Credit Card Receivable” means any Credit Card Receivable that has been earned and represents the bona fide amounts due to a Borrower from a credit card processor and/or credit card issuer, and in each case originated in the ordinary course of business of the relevant Borrower, which Receivable, unless otherwise approved by the Agent in its Permitted Discretion, meets all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Credit Card Receivable is owned by a Borrower and such Borrower has good and marketable title to such Credit Card Receivable;

(b) such Credit Card Receivable constitutes an Account;

(c) such Credit Card Receivable has not been outstanding more than ten Business Days;

(d) the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Receivable is not (x) the subject of any Bankruptcy Event, (y) liquidating, dissolving or winding up its affairs or (z) otherwise deemed not creditworthy by the Agent in its Permitted Discretion;

(e) such Credit Card Receivable is a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(f) such Credit Card Receivable is subject to a first priority perfected Lien in favor of the Agent (and, for avoidance of doubt, constitutes ABL Collateral);

(g) such Credit Card Receivable is not subject to any Lien, other than Liens permitted by Section 6.02;

(h) such Credit Card Receivable conforms in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(i) if such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, the face amount thereof for purposes of determining the Borrowing Base has been reduced by the amount of such unpaid credit card processor fees; and

(j) such Credit Card Receivable is not evidenced by Chattel Paper or an Instrument of any kind unless such Chattel Paper or Instrument is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Eligible Credit Card Receivable.

If the Agent deems Credit Card Receivables ineligible in its Permitted Discretion (and not based upon the criteria set forth above), then the Agent shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent in its Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Restatement Effective Date of which the Agent had actual knowledge prior to the Restatement Effective Date shall not be the basis for any such modification after the Restatement Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Restatement Effective Date.

With respect to any Credit Card Receivables that were acquired or originated by any Person acquired after the Restatement Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Credit Card Receivables, within a reasonable time following request of the Borrower Agent.

“Eligible Gasoline Inventory” means Gasoline Inventory of a Borrower which is located at a retail store operated by such Borrower that, unless otherwise approved by the Agent in its Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Gasoline Inventory is not located, stored or maintained outside of any retail store owned or leased by a Borrower; and

(b) such Gasoline Inventory qualifies as Eligible General Inventory.

“Eligible General Inventory” means items of Inventory of a Borrower subject to the Lien in favor of the Agent that, unless otherwise approved by the Agent in its Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) (x) the relevant Borrower has title to such Inventory or (y) in the case of Other Inventory or Petroleum Inventory held by an Eligible Carrier, the relevant Borrower has the absolute and unconditional right to obtain such Other Inventory or Petroleum Inventory or Other Inventory or Petroleum Inventory equivalent to such Other Inventory or Petroleum Inventory from an Eligible Carrier;

(b) such Inventory is subject to a first priority perfected Lien in favor of the Agent (and, for avoidance of doubt, constitutes ABL Collateral), except as such priority may be subject to (x) statutory Liens securing First Purchaser Crude Payables that purport to have priority over other secured creditors (including the Agent) and (y) Liens in favor of an Eligible Carrier that arise under applicable law or contract and for which appropriate amounts have been allocated under the Rent Reserve;

(c) such Inventory is not subject to any other Lien other than Liens permitted by Section 6.02;

(d) such Inventory does not consist of consigned goods or packaging or shipping materials or maintenance supplies;

(e) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(f) such Inventory is currently either usable or saleable, in the ordinary course of the applicable Borrower’s business;

(g) such Inventory is not obsolete or returned or repossessed or used goods taken in trade;

(h) such Inventory is either (x) located within the United States or Canada at one of the Permitted Inventory Locations, (y) is in transit within the United States or Canada from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days, or (z) delivered to an Eligible Carrier and located within the United States or Canada under an arrangement described in paragraph (a) above;

(i) if such Inventory is located at any location leased by a Loan Party, (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Rent Reserve with respect to such location has been established by the Agent in its Permitted Discretion;

(j) such Inventory is not subject to any warehouse receipt or negotiable Document unless in the possession of the Agent, and if such Inventory is located in any third party warehouse or is in the possession of a bailee or Eligible Carrier and is not evidenced by a Document, (i) such warehouseman or bailee or Eligible Carrier has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Rent Reserve has been established by the Agent in its Permitted Discretion; and

(k) such Inventory is in full conformity with the representations and warranties made by the relevant Borrower to the Agent with respect thereto contained in this Agreement or any other Loan Document.

If the Agent deems Inventory ineligible in its Permitted Discretion (and not based upon the criteria set forth above), then the Agent shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent in its Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Restatement Effective Date of which the Agent had actual knowledge prior to the Restatement Effective Date shall not be the basis for any such modification after the Restatement Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Restatement Effective Date.

With respect to any Inventory that was acquired or originated by any Person acquired after the Restatement Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Borrower Agent.

“Eligible Inventory” means, collectively, Eligible Gasoline Inventory, Eligible Petroleum Inventory, Eligible Non-Gasoline Inventory and Eligible Other Inventory.

“Eligible Non-Gasoline Inventory” means Non-Gasoline Inventory of a Borrower which is located at a retail store operated by such Borrower that, unless otherwise approved by the Agent in its Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Non-Gasoline Inventory is not located, stored or maintained outside of any retail store owned or leased by a Borrower; and

(b) such Non-Gasoline Inventory qualifies as Eligible General Inventory.

“Eligible Other Inventory” means Other Inventory of a Borrower that, unless otherwise approved by the Agent in its Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Other Inventory is not commingled with Other Inventory of any Person other than another Borrower unless such Other Inventory has been delivered to an Eligible Carrier under an arrangement described in paragraph (a) of the definition of Eligible General Inventory;

(b) such Other Inventory is not located, stored or maintained at any retail service station or in a railroad car, or otherwise in transit upon a railway system, in each unless in the possession of an Eligible Carrier; and

(c) such Other Inventory qualifies as Eligible General Inventory.

“Eligible Investment Grade Other Receivable” means an Eligible Other Receivable that is owed by an Account Debtor with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s (or the equivalent of such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency).

“Eligible Non-Investment Grade Other Receivable” means an Eligible Other Receivable that is not an Eligible Investment Grade Other Receivable.

“Eligible Other Receivable” means the unpaid portion of a Receivable (other than a Credit Card Receivable) payable in Dollars to a Borrower subject to the Lien in favor of the Agent net of any returns, discounts, credits or other allowances or deductions agreed to by a Borrower and net of any amounts owed by a Borrower to the Account Debtor on such Receivable (including to the extent of any set-off), which Receivable, unless otherwise approved by the Agent in its Permitted Discretion, meets all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Receivable is owned by a Borrower and represents a complete bona fide transaction which requires no further act under any circumstances on the part of any Borrower to make such Receivable payable by the Account Debtor;

(b) such Receivable is not past due more than sixty (60) days after the invoice date;

(c) such Receivable does not arise out of any transaction with any Subsidiary of a Borrower;

(d) such Receivable is not owing by an Account Debtor from which an aggregate amount of more than 50% of the Receivables owing therefrom are, based on the most recent Borrowing Base Certificate, ineligible pursuant to clause (b) above;

(e) the Account Debtor with respect thereto is not located outside of the United States of America, Canada or Puerto Rico unless the Account Debtor is backed by a letter of credit acceptable to the Agent in its Permitted Discretion, which is, during the continuation of a Liquidity Event, in the possession of, and directly drawable by, the Agent or otherwise in the possession of the applicable Borrower;

(f) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any other applicable law now or hereafter existing similar in effect thereto, unless the applicable Borrower has assigned its right to payments of such Receivable so as to comply with the Assignment of Claims Act of 1940, as amended from time to time, or any such other applicable law, or to any enforceable contractual provision accepted in writing by such Borrower prohibiting its assignment or requiring notice of or consent to such assignment which notice or consent has not been made or obtained;

(g) such Receivable is in conformity, in all material respects, with the representations and warranties made by the relevant Borrower to the Agent with respect thereto contained in this Agreement or any other Loan Document;

(h) such Receivable is not disputed, and is not subject to a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback that has been asserted with respect thereto by the applicable Account Debtor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(i) such Receivable is not owed by an Account Debtor that is subject to a Bankruptcy Event or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Agent in its Permitted Discretion;

(j) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned or rejected;

(k) such Receivable is not owing by an Account Debtor with a rating of BB+ or lower by S&P and Ba1 or lower by Moody’s (or the equivalent of such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency) whose then-existing Receivables owing to the Borrowers, based on the most recent Borrowing Base Certificate, exceed 15% of the net amount of all Eligible Other Receivables, but such Receivable shall be ineligible only to the extent of such excess;

(l) such Receivable is evidenced by a customary invoice or other customary documentation reasonably satisfactory to the Agent in its Permitted Discretion;

(m) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto;

(n) such Receivable does not arise under or is not related to any warranty obligation of a Borrower or any charges by a Borrower of fees for the time value of money;

(o) such Receivable is not evidenced by Chattel Paper or an Instrument of any kind unless such Chattel Paper or Instrument has been delivered to the Agent;

(p) such Receivable is subject to a first priority perfected Lien in favor of the Agent (and, for avoidance of doubt, constitutes ABL Collateral);

(q) such Receivable is not subject to any Lien, other than Liens permitted by Section 6.02; and

(r) such Receivable is not subject to any offset letter.

If the Agent deems Receivables ineligible in its Permitted Discretion (and not based upon the criteria set forth above), then the Agent shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent in its Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Restatement Effective Date of which the Agent had actual knowledge prior to the Restatement Effective Date shall not be the basis for any such modification after the Restatement Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Restatement Effective Date.

With respect to any Receivables that were acquired or originated by any Person acquired after the Restatement Effective Date, the Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Receivables, within a reasonable time following request of the Borrower Agent.

“Eligible Petroleum Inventory” means Petroleum Inventory of a Borrower which is to be sold, leased or refined in the ordinary course of business or furnished under any contract of service by a Borrower in the ordinary course of business that, unless otherwise approved by the Agent in its Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent to establish other criteria of eligibility in its Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) if such Petroleum Inventory is located at a location leased by the relevant Borrower, such location is subject to a Collateral Access Agreement or such location is subject to the Rent Reserve;

(b) such Petroleum Inventory is not commingled with Petroleum Inventory of any Person other than another Borrower unless such Petroleum Inventory has been delivered to an Eligible Carrier under an arrangement described in paragraph (a) of the definition of Eligible General Inventory; and

(c) such Petroleum Inventory qualifies as Eligible General Inventory.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no Petroleum Inventory located, stored or maintained at any retail service station or in a railroad car, or otherwise in transit upon a railway system shall constitute Eligible Petroleum Inventory, in each case unless in the possession of an Eligible Carrier.

“Eligible Positive Exchange Balance” means, at any date of determination, the amount of the positive balance, valued at a mark to market basis, of the Petroleum Inventory that a Borrower has a right to receive from a trading partner (other than a trading partner determined by the Agent to be unacceptable in its Permitted Discretion) under an exchange agreement or money owing to such Borrower in connection with such exchange of petroleum inventory under an exchange agreement, net of any offsets or counterclaims, and only to the extent such Borrower’s rights in petroleum inventory are subject to a valid, first priority (subject only to Liens permitted by this Agreement that by operation of law have priority), perfected security interest in favor of the Agent as security for the Obligations; provided that the value of the eligible positive exchange agreement balance shall be subject to Reserves as determined by the Agent in its Permitted Discretion.

“Eligible Receivables” means, collectively, Eligible Credit Card Receivables and Eligible Other Receivables (including Eligible Investment Grade Other Receivables and Eligible Non-Investment Grade Other Receivables).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, the preservation or reclamation of natural resources, the disposal, release or threatened release of any hazardous material or to health and safety matters (to the extent related to the exposure to any hazardous material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) that, together with any Borrower, would be treated as a single employer under Title IV of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (d) a determination that any Plan is in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); (e) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization (each within the meaning of Title IV of ERISA) or in “endangered” or “critical” status (each within the meaning of Section 432 of the Code or Section 305 of ERISA); or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base at such time, (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(i)), minus (b) the Total Revolving Exposures at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” has the meaning assigned to such term in the Security Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which the Borrower Agent and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any direct or indirect Foreign Subsidiary or Foreign Subsidiary Holding Company to secure the Obligations, any Equity Interests that are voting Equity Interests of such Foreign Subsidiary or Foreign Subsidiary Holding Company in excess of 65% of the outstanding voting Equity Interests of such class, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) the Equity Interests of any Subsidiary that is not wholly owned by Holdings and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), to the extent the organizational agreements applicable thereto restrict the pledge of such Equity Interests, (e) the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary, (f) the Equity Interests of any direct or indirect Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company and (g) any Equity Interests of a joint venture to the extent that the joint venture agreement applicable thereto restricts the pledge of such Equity Interests.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Loan Party pursuant to the requirements of Section 5.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (b) any Subsidiary that (i) is prohibited (A) by any Contractual Obligation existing on the Restatement Effective Date or on the date such Person becomes a Subsidiary or (B) by any Requirement of Law from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect) or (ii) would require consent, approval, license or authorization from any Governmental Authority to provide a Loan Guaranty unless such consent, approval, license or authorization has been received, (c) any Domestic Subsidiary (i) substantially all of whose assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code (each a “Foreign Subsidiary Holding Company”) or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (d) any Immaterial Subsidiary and any Unrestricted Subsidiary, (e) any other Subsidiary with respect to which the Borrower Agent and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (f) each Foreign Subsidiary and (g) any not-for-profit Subsidiary. Notwithstanding the foregoing, no Subsidiary shall constitute an “Excluded Subsidiary” if and for so long as such Subsidiary Guarantees any Note and Specified Hedge Obligations.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, (a) any Swap Obligation if, and to the extent that, and only for as long as, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of such Loan Guarantor, or a grant by such Loan Guarantor of a security interest, becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan

Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Holdings or any other Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America or any political subdivision thereof, or by the jurisdiction or any political subdivision thereof under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any political subdivision thereof or any similar tax imposed by any other jurisdiction in which Holdings or any other Loan Party is located and (c) in the case of a Lender, other than in the case of an assignee pursuant to a request by the Borrower Agent under Section 2.19(b), any United States withholding Tax that is imposed on amounts payable to such Lender and that is the result of any law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), as applicable, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Holdings or any other Loan Party with respect to such withholding Tax pursuant to Section 2.17(a), and (d) any withholding Tax that is imposed by reason of FATCA.

“Existing Class” means each Class of Existing Revolving Commitments.

“Existing Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extended Loans/Commitments” means Extended Revolving Loans and/or Extended Revolving Commitments.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extending Lender” has the meaning assigned to such term in Section 2.27(b).

“Extension Agreement” has the meaning assigned to such term in Section 2.27(c).

“Extension Election” has the meaning assigned to such term in Section 2.27(b).

“Extension Request” shall mean Revolving Extension Requests.

“Extension Series” shall mean all Extended Revolving Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that Extended Revolving Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins and extension fees.

“FATCA” means (i) Sections 1471 through 1474 of the Code as of the date hereof, including any regulations or official interpretations thereof issued after the Restatement Effective Date and (ii) any agreement entered into pursuant to Section 1471(b) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMCB; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” of any Person, means the chief financial officer, chief accounting officer, treasurer or controller of such Person.

“First Purchaser Crude Payables” means, at any time, the unpaid amount of any obligation of the Borrowers as a “first purchaser” of crude oil, which is secured by a statutory “first purchaser” Lien created under the laws of any state, but only to the extent such obligation is not at such time covered by a Letter of Credit issued hereunder.

“First Purchaser Reserve” means all Reserves which the Agent from time to time establishes in its Permitted Discretion in respect of the First Purchaser Crude Payables owed by the Borrowers; provided that (a) if (i) Excess Availability is greater than $200,000,000 and (ii) the Senior Secured Leverage Ratio is less than 1.50 to 1.00, the First Purchaser Reserve shall be not greater than the amount by which the First Purchaser Crude Payables exceed $100,000,000, (b) if (i) clause (a) above is not applicable, (ii) Excess Availability is greater than $125,000,000 and (iii) the Senior Secured Leverage Ratio is less than 3.00 to 1.00, then the First Purchaser Reserve shall be not greater than the amount by which the First Purchaser Crude Payables exceed $50,000,000, and (c) if clauses (a) and (b) above are not applicable, then the First Purchaser Reserve shall equal the full amount of the First Purchaser Crude Payables.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Interest Expense actually paid in cash for such period, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Consolidated Total Indebtedness of Holdings and the Subsidiaries made during such period (other than payments made by Holdings or any Subsidiary to Holdings or a Subsidiary) plus (c) any payments on account of Disqualified Equity Interests or preferred Equity Interests (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made in such period, all calculated for such period for Holdings and its Subsidiaries on a consolidated basis plus (d) any Restricted Payments made by any Loan Party to NTE LP or Northern Tier Energy Holdings LLC (or their respective successors) (other than payments described in clause (i)(C) of the definition of “Fixed Charge Coverage Ratio” to the extent such payments constitute Restricted Payments made by any Loan Party to NTE LP or Northern Tier Energy Holdings LLC).

For the avoidance of doubt, in the event leases of a type that are classified as operating leases under GAAP as in effect on the Restatement Effective Date are subsequently classified as capital leases (any such lease, a “Recharacterized Operating Lease”) because of changes in GAAP (any such change, an “Operating Lease Recharacterization”), adjustments shall be made to the calculation of the Fixed Charge Coverage Ratio for the applicable period in order to avoid including payments in respect of such leases as Fixed Charges except to the extent that such payments would have constituted Fixed Charges prior to such changes in GAAP.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(i) (A) EBITDA of Holdings and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination plus (B) only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.02, Permitted Cure Securities minus (C) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of Holdings and its Subsidiaries paid in cash during such Test Period, including any Restricted Payments made to any Parent pursuant to Section 6.08(a)(iv) in respect of any such taxes minus (D) Unfinanced Capital Expenditures made by Holdings and its Subsidiaries during such Test Period, to

(ii) Fixed Charges payable by Holdings and its Subsidiaries in cash during such Test Period;

In calculating the Fixed Charge Coverage Ratio in connection with consummating any transaction in reliance on a pro forma calculation of the Fixed Charge Coverage Ratio (each, a “Fixed Charge Transaction”), the amount of Fixed Charges included in clause (ii) above shall include, without duplication of any payments already constituting Fixed Charges, all Specified Payments made during the period from the first day of the relevant Test Period to and including the date such Fixed Charge Transaction is consummated.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” has the meaning assigned to such term in the definition of Excluded Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.05.

“Gasoline Inventory” means Inventory consisting of gasoline, diesel oil, ethanol fuel, biofuels or any other types of light fuel oils, all of which Inventory shall be valued at market.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member” means Holdings or any Subsidiary.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Holdings to the Agent and that (a) contributed 5.0% or less of EBITDA for the Test Period most recently ended prior to such date of determination and (b) had consolidated assets representing 5.0% or less of the Total Assets of Holdings and the Subsidiaries on the last day of the Test Period most recently ended prior to such date of determination; provided that “Immaterial Subsidiaries shall exclude any Subsidiary designated for exclusion as such pursuant to Section 5.10(e). The Immaterial Subsidiaries as of the Restatement Effective Date are listed on Schedule 1.01(c).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse), without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person in respect of Disqualified Equity Interests, (f) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit issued by such other Person, (g) any Swap Obligation or Commodities Hedging Obligation (the amount of which at any time shall be deemed for purposes of this Agreement to be equal to the net termination value, if any, that would be owing by such Person at such time upon close-out or termination at such time, giving effect to enforceable netting arrangements with respect thereto), (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others Guaranteed by such Person. For all purposes hereof, the Indebtedness of any Person shall exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 3.11(a).

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument” shall have the meaning assigned to such term in Article 9 of the UCC.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the date hereof, substantially in the form of Exhibit H hereto executed by Holdings and each Subsidiary.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 1, 2010, among Holdings, each other Loan Party, the Agent and the Note and Specified Hedge Representative.

“Interest Election Request” means a request by the Borrower Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, to the extent such expense was deducted (and not added back) in computing Net Income (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances during such period, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other Derivative Transactions or Commodities Hedging Arrangements pursuant to GAAP or Statement of Financial Accounting Standards No. 133), (c) the interest component of Capital Lease Obligations and (d) net payments, if any, made (less net payments, if any, received) pursuant to obligations under interest rate Swap Agreements with respect to Indebtedness, and excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (iii) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities, (iv) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (v) any expensing of commitment and other financing fees, (vi) any interest in respect of Indebtedness of the type described in clause (h) of the definition thereof, (vii) any one-time costs associated with breakage in respect of Swap Agreements for interest rates and (viii) penalties and interest relating to taxes); plus

(2) consolidated capitalized interest of Holdings and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, (x) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (y) the Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries shall be excluded.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Maturity Date, (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day) and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to and agreed to by each Lender, twelve months) thereafter, as the Borrower Agent may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning set forth in Article 9 of the UCC and shall include, without limitation, (a) all goods intended for sale or lease or for display or demonstration, (b) all work in process, and (c) all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of goods or services or otherwise used or consumed in the conduct of business.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“IRS” has the meaning assigned to such term in Section 2.17(e).

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank AG – New York Branch, SunTrust Bank, and Wells Fargo Capital Finance, LLC and any other Revolving Lender reasonably acceptable to the Borrower Agent and the Agent. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.10.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Bank of America, N.A., and SunTrust Robinson Humphrey, Inc.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Commitment Amount” shall mean (a) as to each Issuing Bank party hereto as of the Restatement Effective Date, the commitment amount set forth opposite its name in Schedule B and (b) as to each Issuing Bank that becomes an Issuing Bank hereunder after the date hereof, the commitment amount of such Issuing Bank set forth in the instrument under which such Issuing Bank becomes an Issuing Bank. The LC Commitment Amount of any Issuing Bank may be changed by written agreement between the Borrower Agent and such Issuing Bank, without the consent of any other party hereto.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Holdings or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lease Expense” means, for any period, all rental expenses of Holdings and its Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition (including a Permitted Investment) to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capital Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, (d) any rental expenses under the Realty Income Sale-Leaseback or (e) the effects from applying purchase accounting.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including each Original Letter of Credit. Pursuant to Section 2.06(a), each Original Letter of Credit shall be deemed to be a Letter of Credit issued on the Restatement Effective Date for all purposes of the Loan Documents.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR Rate” with respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion (provided that the Agent shall have generally selected such page for similarly situated Borrower) (in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity Event” means the reasonable determination by the Agent that (a) Excess Availability at any time is less than the greater of (1) 12.5% of the lesser of (A) the Total Revolving Commitments and (B) the Borrowing Base and (2) $37,500,000, or (b) an Event of Default has occurred and is continuing; provided that the Agent has notified the Borrower Agent thereof. The occurrence of a Liquidity Event shall be deemed to be continuing unless and until (i) Excess Availability exceeds the greater of (1) 12.5% of the lesser of (A) the Total Revolving Commitments and (B) the Borrowing Base and (2) $37,500,000, for a period of thirty (30) consecutive days and (ii) no Event of Default shall have occurred and be continuing at any time during the period referred to in clause (i) above.

“Loan Account” has the meaning assigned to such term in Section 2.26.

“Loan Documents” means this Agreement, any Letters of Credit or Letter of Credit applications, the Collateral Documents, the Joinder Agreements, any promissory notes delivered pursuant to Section 2.10(f) and the Intercreditor Agreement and any amendment, waiver, supplement or other modification or to any of the foregoing.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, each Borrower, each Domestic Subsidiary (other than any Excluded Subsidiary), Northern Tier Finance Corporation, Northern Tier Retail Holdings LLC, Northern Tier Oil Transport LLC and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Protective Advances, Overadvance Loans and Extended Revolving Loans.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) any event or circumstance that could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Agent or any Lender under the Loan Documents or (c) a material and adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements or Commodities Hedging Obligations, of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings or any Subsidiary in respect of any Swap Agreement or Commodities Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement or such Commodities Hedging Obligation, as applicable, were terminated at such time.

“Material Subsidiary” means each Subsidiary, other than an Immaterial Subsidiary, but in any event including each Borrower whether or not it is an Immaterial Subsidiary.

“Maturity Date” means September 29, 2019 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof, or in the case of any Extension Series of Extended Revolving Commitments, the maturity date related thereto.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Monthly Financials Trigger” means the circumstance that, for three (3) consecutive Business Days, Excess Availability is less than the greater of (i) 20% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (ii) $60,000,000. A Monthly Financials Trigger shall be deemed to continue to exist until Excess Availability has equaled or exceeded the greater of (i) and (ii) above for at least thirty (30) consecutive days.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of assets, any Recovery Event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests (each, a “Proceeds Event”), (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Subsidiaries in respect of such Proceeds Event, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Subsidiaries in connection with such Proceeds Event (including withholding taxes imposed on the repatriation of any such proceeds),

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Proceeds Event and (y) retained by Holdings or any of the Subsidiaries including any pension and other post-employment benefit liabilities and liabilities arising under Environmental Laws or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Proceeds Event occurring on the date of such reduction,

(iii) in the case of any Proceeds Event constituting a sale, transfer or disposition of assets or a Recovery Event by any non-wholly owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly owned Subsidiary as a result thereof,

(iv) in the case of the sale, transfer or other disposition of an asset (including pursuant to a Sale and Lease-Back Transaction or Recovery Event), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and

(v) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by Holdings or any of the Subsidiaries, as applicable, in connection with such Proceeds Event (other than those payable to Holdings or any Subsidiary), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business as determined in good faith by Holdings shall be excluded;

(c) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Subsidiary thereof in respect of such period;

(d) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in Holdings’ consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Obligations or other Derivative Transactions or Commodities Hedging Arrangements shall be excluded;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

(h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, sale or disposition, recapitalization, investment, issuance, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, whether or not successful, shall be excluded;

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(j) to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(k) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations or other Derivative Transactions or Commodities Hedging Arrangements and the application of Accounting Standards Codification 815 shall be excluded (provided, however, that any net realized gains or losses (after any offset) resulting in such period from Swap Obligations or other Derivative Transactions and the application of Accounting Standards Codification 815 shall be included);

(l) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded;

(m) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Net Income of Holdings and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Net Orderly Liquidation Value Percentage” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“Non-Cash Charges” mean (a) any impairment charge or asset write-off or write-down of intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided that, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Gasoline Inventory” means Inventory which is not Gasoline Inventory, Petroleum Inventory or Other Inventory.

“Non-Ordinary Course Asset Disposition” mean any sale, transfer or other disposition outside the ordinary course of business by one or more Loan Parties of Borrowing Base Assets with an applicable value in an aggregate amount in excess of $7,500,000.

“Non-Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Note and Specified Hedge Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Note and Specified Hedge Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Note and Specified Hedge Representative” has the meaning assigned to such term in the Intercreditor Agreement.

“Note and Specified Hedge Security Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Note Refinancing Debt” has the meaning assigned to such term in Section 6.02(v).

“NTE LP” means Northern Tier Energy LP and shall include its successors.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Borrower or any Subsidiary under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of a Borrower or any other Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all Secured Swap Obligations and (e) the due and punctual payment and performance of all Secured Banking Services Obligations. Notwithstanding the foregoing, (i) the obligations of Holdings or any Subsidiary in respect of any Secured Swap Obligations or any Secured Banking Services Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Loan Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Loan Guarantors effected in the manner permitted by this Agreement and the other Credit Document shall not require the consent of the holders of Secured Swap Obligations or the holders of Secured Banking Services Obligations.

“Operating Lease Recharacterization” has the meaning assigned to such term in the definition of Fixed Charges.

“Original Commitments” each Commitment (as defined in the Original Credit Agreement as in effect immediately prior to the Restatement Effective Date) as in effect immediately prior to the Restatement Effective Date.

“Original Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Original Letters of Credit” means those Letters of Credit issued and outstanding as of the Restatement Effective Date and set forth on Schedule 1.01(b).

“Original Obligations” has the meaning assigned to the term “Obligations” in the Original Credit Agreement.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Inventory” means Inventory which is not Petroleum Inventory, Gasoline Inventory or Non-Gasoline Inventory and which cannot be valued at market or by the Value Reference for the appropriate product and product grades in the appropriate region of the country.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance Condition” means and is deemed to exist any time the Total Revolving Exposure exceeds the Borrowing Base.

“Overadvance Loan” means an ABR Revolving Loan made at a time an Overadvance Condition exists or which results in an Overadvance Condition.

“Parent” means any direct or indirect parent company of Holdings (a) organized for the purpose of serving as a direct or indirect parent company of Holdings and (b) as to which Holdings is a direct or indirect subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272 (2001).

“Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit H to the Security Agreement or any other form approved by the Agent.

“Permitted Cure Security” means (a) common Equity Interests in Holdings or any Parent and (b) other Equity Interests in Holdings or any Parent in a form reasonably acceptable to the Agent.

“Permitted Discretion” means a determination made by the Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Agent’s customary and generally applicable credit practices.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or other governmental charges (i) not yet overdue for a period of more than thirty (30) days, (ii) not yet payable, (iii) not yet subject to penalties for nonpayment, or (iv) which are being contested in good faith by appropriate actions diligently conducted for which appropriate reserves have been established in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, statutory Liens of landlords and Liens on pipeline and pipeline facilities by operation of law, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and

(c) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Western Refining, Inc., a Delaware corporation, and its Affiliates.

“Permitted Inventory Locations” means each location listed on Schedule 1.01(e) and from time to time each other location within the United States which Borrower Agent has notified the Agent is a location at which Inventory of a Borrower is maintained.

“Permitted Investment” means an Investment by Holdings, any Borrower or any of their Subsidiaries in the assets or businesses of a Person (including, without limitation, assets constituting a business unit, line of business or division of such Person) or in the Equity Interests of a Person; provided that as of the date of such Investment and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing or would result therefrom after giving Pro Forma Effect thereto; (ii) in the case of an acquisition, the acquired assets, division or Person are in the same or generally related line of business as that conducted by Holdings and its Subsidiaries during the then current and most recent fiscal year or businesses reasonably related or ancillary thereto; (iii) (A) Excess Availability for the 30-day period preceding such Investment (determined after giving effect to such Investment as if it had been consummated on the first day of such period) shall not be less than the greater of (1) 20% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base as calculated after giving Pro Forma Effect to such Investment and (2) $60,000,000 or (B) (1) Excess Availability for the 30-day period preceding such Investment (determined after giving effect to such Investment as if it had been consummated on the first day of such period) shall not be less than the greater of (x) 15% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base as calculated after giving Pro Forma Effect to such Investment and (y) $45,000,000 and (2) the Fixed Charge Coverage Ratio, as calculated after giving Pro Forma Effect to such Investment, is equal to or exceeds 1.00 to 1.00, recomputed as of the last day of the most recently ended Test Period; (iv) in the case of an acquisition of Equity Interests, such acquisition is not opposed by the board of directors (or similar governing body) of the relevant selling Person or the Person whose Equity Interests are being acquired, as applicable; and (v) in the case of acquisitions of all of the Equity Interests of any Person, Holdings and the Subsidiaries shall comply, and (if applicable) shall cause the Acquired Person to comply, with the applicable provisions of Section 5.10 and the Collateral Documents.

“Permitted Payments” means any Restricted Payment or Restricted Debt Payment (collectively for the purposes of this definition, “Payments”); provided that (a) as of the date of such Payment and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing or would result therefrom and (b) Excess Availability for the 30-day period preceding such Payment (determined after giving effect to such Payment as if it had been made on the first day of such period) shall not be less than the greater of (1) 20% of the lesser of (x) the Revolving Commitments and (y) the Borrowing Base as calculated after giving Pro Forma Effect to such Payment and (2) $60,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Inventory” means Inventory consisting of crude oil, petroleum, refined petroleum products, byproducts and intermediate feedstocks, and other energy-related commodities, including, without limitation, blend components commonly used in the petroleum industry to improve characteristics of, or meet governmental or customer specifications for, petroleum or refined petroleum products, all of which Inventory shall be valued at market.

“Petroleum Inventory Letter of Credit” means a Letter of Credit issued in connection with purchases of crude oil that constitutes Petroleum Inventory of any Borrower.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors).

“Pro Forma Adjustment” means, with respect to any Pro Forma Entity, the pro forma increase in EBITDA projected by Holdings in good faith to result from cost savings in connection with actions taken, committed to be taken or planned to be taken pursuant to a factually supported plan entered into in connection with the acquisition of such Pro Forma Entity prior to the time in which such EBITDA is required to be calculated; provided that (1) such cost savings (x) are factually supportable and determined in good faith by Holdings, as certified in reasonable detail to the Agent on or prior to the date of the relevant acquisition and (y) do not exceed the actual cost savings expected in good faith to be realized by the relevant Group Member during the Test Period commencing with the date as of which EBITDA is being determined (as opposed to the annualized impact of such cost savings) and (2) the aggregate amount of Pro Forma Adjustments shall not exceed for any Test Period, 10% of EBITDA for such Test Period (calculated without giving effect to any adjustments made pursuant to such clause (a)(vi) or such Pro Forma Adjustments).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions (including, for avoidance of doubt, any Specified Transactions made during the period from the first day of the relevant test period through the date of the Specified Transaction giving rise to the need to determine such compliance) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) operations and comprehensive income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of any Subsidiary, shall be excluded, and (ii) in the case of a Permitted Investment or investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by any Subsidiary in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to (1) events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Subsidiaries and (z) factually supportable and (2) at the option of Holdings, Pro Forma Adjustments (except that Holdings may elect the option described in this clause (2) solely in the case of any calculation of the Fixed Charge Coverage Ratio for the purposes of Section 6.01(k)(iii)). For the avoidance of doubt, any pro forma basis, compliance or effect for acquisitions or dispositions will include the corresponding impact on interest, capital expenditures and, if any, other fixed charges.

“Pro Forma Entity” means any Acquired Entity or Business.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” means any projections or forward-looking statements of Holdings and the Subsidiaries furnished to the Lenders or the Agent by or on behalf of Holdings or any of the Subsidiaries prior to the Restatement Effective Date.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchasing Debt Affiliate” means any Affiliate of Holdings, other than Holdings and the Subsidiaries.

“Qualified Debt” means any Indebtedness incurred by Holdings or any Parent which (a) does not mature, and is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise, prior to a date that is six months after the Maturity Date, (b) does not require the payment of any cash interest or any other scheduled cash payment prior to the earlier of (i) the date that is six months after the Maturity Date and (ii) the date on which all Obligations (or any refinancing or series of refinancings thereof) have been paid in full and the Commitments (or any refinancing or series of refinancings thereof) have been terminated, and (c) in the case of Indebtedness incurred by Holdings, is subordinated in right of payment to payment of the Obligations of Holdings on terms reasonably satisfactory to the Agent.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Realty Income Sale-Leaseback” means a Sale and Lease-Back Transaction consummated on December 1, 2010 with Realty Income Properties 3, LLC (“Realty Income”) through which Northern Tier Investors LLC sells the real property interests associated with 135 Speedway SuperAmerica convenience stores and SuperMom’s Bakery to Realty Income and Realty Income leases those properties back to Northern Tier Retail LLC and Northern Tier Bakery LLC, respectively, on a long-term basis.

“Receivables” means Accounts.

“Recovery Event” has the meaning specified in Section 6.05(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents, advisors, other representatives and controlling persons of such Person and such Person’s Affiliates.

“Rent Reserve” means (a) other than with respect to any Eligible Carrier, an amount approximately equal to two months’ aggregate rent or storage fees payable by the Borrowers on all leased properties in respect of which landlord’s or warehouseman’s waivers, in form and substance reasonably acceptable to the Agent, or Collateral Access Agreements, are not in effect and (b) with respect to any Eligible Carrier, such amount as the Agent in its Permitted Discretion shall from time to time establish for such Eligible Carrier (for the payment of, among other things, transportation fees and terminaling fees) after consultation with the Borrower Agent.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agent, subject to the provisions of Section 9.12.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Total Revolving Exposure and unused Revolving

Commitments at such time; provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Required Lenders.

“Required Reserve Notice” means (a) so long as no Event of Default has occurred and is continuing, at least three (3) Business Days’ advance notice to the Borrower Agent, and (b) if an Event of Default has occurred and is continuing, one (1) Business Day’s advance notice to the Borrower Agent.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person (collectively, the “Constitutional Documents”), and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Availability Reserves (including Dilution Reserves, First Purchaser Reserves, Rent Reserves and, if a Liquidity Event exists, Secured Banking Services Reserves and Secured Swap Reserves), and any and all other reserves which the Agent deems necessary in its Permitted Discretion.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Loan Documents, and, as to any document delivered on the Restatement Effective Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered under the Loan Documents that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date was September 29, 2014.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).

“Restricted Indebtedness” has the meaning assigned to such term in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any option, warrant or other right to acquire any such Equity Interests in Holdings; provided, however, that payments made in connection with the cashless exercise of options shall not constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a request for Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Protective Advances, Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.23(b).

“Revolving Commitment Increase Date” has the meaning assigned to such term in Section 2.23(b).

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.27(a).

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure. Unless the context otherwise requires, the term “Revolving Lenders” includes the Swingline Lender.

“Revolving Loan” means the loans and advances made by the Revolving Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01, Swingline Loans and Protective Advances.

“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any Person or Persons referenced in clause (a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Section 2.27 Additional Agreement” has the meaning assigned to such term in Section 2.27(c).

“Secured Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Secured Banking Services Reserves” means all Reserves which the Agent from time to time after the occurrence and during the continuation of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated Secured Banking Services Obligations then provided or outstanding.

“Secured Commodities Hedging Counterparty” means, with respect to any Commodities Hedging Agreement with Holdings or any Subsidiary, any Person that at the time of entering into such Commodities Hedging Agreement was a holder of Senior Secured Notes or any Affiliate thereof.

“Secured Commodities Hedging Obligations” means, with respect to any Person, all Commodities Hedging Obligations of such Person owing to a Secured Commodities Hedging Counterparty that are secured by a Lien on the Note and Specified Hedge Collateral that is pari passu with the Lien securing the Senior Secured Notes on such Note and Specified Hedge Collateral. For the avoidance of doubt, unless otherwise agreed by Aron and the applicable Loan Parties, all Commodities Hedging Obligations owing to Aron under the Aron Commodity Hedging Agreement shall constitute Secured Commodities Hedging Obligations. For the avoidance of doubt, Secured Commodities Hedging Obligations shall not include Secured Swap Obligations.

“Secured Obligations” means all Obligations.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Swap Obligations” means all Swap Obligations owing to the Agent, a Joint Lead Arranger, a Revolving Lender or any Affiliate thereof and with respect to which the Borrower Agent (or other Loan Party) and the Revolving Lender or other Person referred to above in this definition party thereto shall have delivered written notice to the Agent, at or prior to the time that the Swap Agreement relating to such obligation is entered into or, if later, the time that such Revolving Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents and the Intercreditor Agreement. For the avoidance of doubt, Secured Swap Obligations shall not include Secured Commodities Hedging Obligations.

“Secured Swap Reserves” means all Reserves which the Agent from time to time establishes in its Permitted Discretion with the consent of the Borrower Agent as being appropriate to reflect reasonably anticipated Secured Swap Obligations then provided or outstanding.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Agent.

“Senior Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Indebtedness of Holdings and its Subsidiaries as of the last day of the most recent Test Period ended on or prior to such date of determination, which Indebtedness is secured by Liens (in any event including Capital Lease Obligations), less an amount equal to the amount of any cash and Cash Equivalents of Holdings and its Subsidiaries as of such date, to (b) EBITDA of Holdings and its Subsidiaries for such Test Period.

“Senior Secured Note Documents” means the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Secured Note Indenture” means the indenture under which the Senior Secured Notes are issued.

“Senior Secured Notes” means Holdings’ and Northern Tier Finance Corporation’s 7.125% Senior Secured Notes due 2020, in an initial aggregate principal amount of $275,000,000 which may be increased by an additional aggregate principal amount of $75,000,000 on or after the Restatement Effective Date.

“Settlement” and “Settlement Date” have the meanings assigned to such terms in Section 2.05(b).

“SPC” has the meaning assigned to such term in Section 9.04(e).

“Specified Existing Revolving Commitment Class” has the meaning assigned to such term in Section 2.27.

“Specified Obligations” means (a) the obligations of the Borrowers under the Loan Documents to pay principal (including reimbursement obligations with respect to Letters of Credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the Loan Documents and (b) obligations of any Loan Guarantor in respect of the foregoing pursuant to the Loan Guaranty.

“Specified Payment” means any Restricted Payment pursuant to Section 6.08(a)(viii) or (x).

“Specified Transaction” means, with respect to any period, any Investment (including any acquisition), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event, in each case that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations on terms reasonably satisfactory to the Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of Holdings. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its Subsidiaries for purposes of this Agreement.

“Super Majority Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66  2⁄3% of the sum of the Total Revolving Exposure and unused Revolving Commitments at such time; provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Super Majority Lenders.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any Derivative Transaction between Holdings or any Subsidiary and any other Person.

“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, with respect to any Revolving Lender, at any time, the sum of (a) such Revolving Lender’s Applicable Percentage of the Swingline Loans outstanding at such time related to Swingline Loans other than any Swingline Loans made by such Revolving Lender in its capacity as Swingline Lender and (b) if such Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all Obligations are indefeasibly paid in full in cash (other than Secured Swap Obligations, Secured Banking Services Obligations and any contingent or inchoate obligations not then due and payable) and the Commitments and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms set forth in Section 2.06(j) or back-stopped following the termination of the Commitments).

“Test Period” means, for any determination under this Agreement, the period of twelve consecutive fiscal months then last ended and for which financial statements have been delivered to the Agent pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Total Assets” means the total assets of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Total Revolving Commitments” means, at any time, the sum of all the Revolving Commitments of the Revolving Lenders at such time. The amount of the Total Revolving Commitments as of the Restatement Effective Date is $500,000,000.

“Total Revolving Exposure” means, at any time, the aggregate amount of the Revolving Exposure of all the Revolving Lenders outstanding at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by or on behalf of the Holdings or any of its Subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the amendment and restatement of the Original Credit Agreement and execution of this Agreement and related documents hereto, (b) the issuance of the additional Senior Secured Notes and the use of proceeds thereof, (c) the issuance of Letters of Credit on the Restatement Effective Date (including each Original Letter of Credit deemed to be a Letter of Credit pursuant to Section 2.06(a)) and the use thereof, (d) the consummation of any other transactions connected with the foregoing and (e) the payment of Transaction Expenses.

“Trigger Event” means, at any time, that Excess Availability is less than the greater of (a) $37,500,000 and (b) 12.5% of the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base. Upon the occurrence of any Trigger Event, such Trigger Event shall be deemed to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds such amount for thirty (30) consecutive days, in which event such Trigger Event shall be deemed not to be continuing on the later of (A) the last day of such 30-day period and (B) if an Event of Default is in existence on such last day, the next succeeding date on which no Event of Default remains in existence.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from any Net Cash Proceeds.

“Uncontrolled Cash” means all amounts from time to time on deposit in the Designated Disbursement Account.

“Unrestricted Subsidiary” means any Subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary hereunder by written notice to the Agent in accordance with Section 5.11(a).

“Value” with reference to the value of relevant Eligible Inventory, on any date, means cost thereof calculated on a FIFO (or first in, first out) accounting basis as determined in accordance with GAAP, and with reference to Eligible Receivables, means the book value thereof determined in accordance with GAAP.

“Value Reference” means Platts Oilgram Price Report or OPIS or such other reference as the Agent reasonably determines, in consultation with the Borrower Agent, to be more accurate.

“Western Loans” has the meaning assigned to such term in Section 6.01(p).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Realty Income Sale-Leaseback. Notwithstanding anything to the contrary in this Agreement or any accounting treatment thereof, the Realty Income Sale-Leaseback shall be treated as an operating lease, and not a Capital Lease Obligation, for all purposes of this Agreement.

SECTION 1.05 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (except that, notwithstanding anything to the contrary herein, (x) all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standard Codification 470-20 or Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein) and (y) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is an operating lease or a capital lease shall be made without giving effect to any Operating Lease Recharacterization; provided that, if Holdings notifies the Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the provisions of Section 9.02.

ARTICLE II.

THE CREDITS

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the sum of such Revolving Lender’s LC Exposure, Swingline Exposure, Protective Advances and Revolving Loans exceeding such Revolving Lender’s Revolving Commitment or (ii) the Total Revolving Exposures exceeding the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvance Loans pursuant to the terms of Section 2.04). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.

SECTION 2.02 Revolving Loans and Borrowings

(a) Each Revolving Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Revolving Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower Agent may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Revolving Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this

Agreement and (ii) in exercising such option, such Revolving Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c) At the commencement of each Interest Period for any LIBOR Rate Revolving Borrowing, such Revolving Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Revolving Borrowing when made shall be in a minimum principal amount of $500,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Revolving Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Rate Revolving Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Agent shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower Agent or by telephone (a) in the case of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Borrowing Request signed by the Borrower Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the name of the Borrower and the aggregate amount of the requested Revolving Borrowing;

(ii) the date of such Revolving Borrowing, which shall be a Business Day;

(iii) whether such Revolving Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;

(iv) in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances and Overadvance Loans. (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders whether or not any condition precedent set forth in Section 4.02 has not been satisfied or waived, including the failure to comply with the conditions set forth in Section 2.01, which the Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the Total Revolving Exposure to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed, as determined on the date of such proposed Protective Advance, and is not known by the Agent to exceed, together with Overadvance Loans described in Section 2.04(c), 10% of the Borrowing Base at such time, or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period, and provided, further, that, the aggregate amount of outstanding Protective Advances plus any Overadvance Loans described in Section 2.04(c) plus the aggregate of all other Revolving Exposure shall not exceed the Total Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. The Agent agrees to use reasonable efforts to deliver prompt notice to the Lenders of any Protective Advance or Overadvance Loan. Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

(c) Notwithstanding anything to the contrary contained elsewhere in this Section 2.04 or this Agreement or the other Loan Documents and whether or not a Default or Event of Default exists at the time, the Agent may require all Revolving Lenders to honor requests or deemed requests by the Borrowers for Revolving Loans at a time that an Overadvance Condition exists or which would result in an Overadvance Condition and each Lender shall be obligated to continue to make its

Applicable Percentage of any such Overadvance Loan up to a maximum amount outstanding equal to its Revolving Commitment, so long as such Overadvance Loan is not known by the Agent to exceed, together with Protective Advances described in Section 2.04(a), 10% of the Borrowing Base at such time or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its discretion, and in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, make available Swingline Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $45,000,000, (ii) the Total Revolving Exposures exceeding the lesser of the Total Revolving Commitments and the Borrowing Base, or (iii) the sum of (x) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender, (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Agent shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Agent. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower Agent (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b) To facilitate administration of the Revolving Loans, the Revolving Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Protective Advances shall take place on a periodic basis in accordance with this clause (b). The Agent shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan and (B) with respect to collections received, in each case, by notifying the Revolving Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:30 p.m. New York City Time, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of Swingline Loans) shall make the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the Swingline Loans with respect to which Settlement is requested available to the Agent, to such account of the Agent as the Agent may designate, not later than 3:30 p.m., New York City time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to any minimum amount specified therein. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan and, together with the portion of such Swingline Loan representing the Swingline Lender’s pro rata share thereof, shall constitute Revolving Loans of the

Revolving Lenders. If any such amount is not made available to the Agent by any Revolving Lender on the Settlement Date applicable thereto, the Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan, be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to Revolving Loans. Between Settlement Dates the Agent may pay over to the Swingline Lender any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swingline Lender’s Revolving Loans or Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Loans, the Swingline Lender shall pay to the Agent for the accounts of the Revolving Lenders, to be applied to the outstanding Revolving Loans of such Revolving Lenders, an amount such that each Revolving Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Applicable Percentage of the Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Agent with respect to Protective Advances and each Revolving Lender with respect to its Revolving Loans shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(c) In addition, the Swingline Lender may by written notice given to the Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Restatement Effective Date to but not including the 5th Business Day prior to the Maturity Date, upon the request of the Borrower Agent, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of one or more of the Borrowers (or any other Subsidiary so long as the

Borrower Agent is a joint and several co-applicant, and references to the Borrower Agent or a “Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d). Notwithstanding the foregoing, each Original Letter of Credit shall be deemed to be a Letter of Credit issued on the Restatement Effective Date under this Agreement and for all purposes of the Loan Documents. Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent, at least three (3) Business Days, in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue in the form of Exhibit E attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the Borrower Agent shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Agent) at least three (3) Business Days, in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by the Borrower Agent or any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended if (and on issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Total Revolving Commitments (giving effect to any Revolving Commitment Increase) , (ii) the Total Revolving Exposures shall not exceed the lesser of the Total Revolving Commitments and the Borrowing Base, and (iii) no Issuing Bank shall be required to issue Letters of Credit in an aggregate outstanding amount exceeding such Issuing Bank’s LC Commitment Amount. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower Agent and the Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender the Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment. Each Issuing Bank shall, on the first Business Day of each week, submit to the Agent, by facsimile, a report detailing the daily aggregate total of Letters of Credit for the previous calendar week.

(c) Expiration Date. Each Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date (except as otherwise expressly provided below); provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c), except to the extent that the relevant Letter of Credit is or will be cash collateralized or supported by another letter of credit, in each case pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank and the Agent).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower Agent receives notice of such LC Disbursement under paragraph (g) of this Section 2.06; provided that the Borrower Agent may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the Borrower Agent by telephone (confirmed by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank)) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at the written request of the Borrower Agent and without the consent of the Agent at any time by written agreement among the Borrower Agent, the replaced Issuing Bank and the successor Issuing Bank (which shall be reasonably acceptable to the Agent), and acknowledged by the Agent. The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term

“Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, (B) Excess Availability shall at any time be less than zero, (C) the Maturity Date shall occur or (D) if and to the extent required in accordance with the provisions of Section 2.28, on the Business Day that the Borrower Agent receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrowers shall deposit, in an account with the Agent, in the name of the Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for expenses, fees and LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower Agent but in no event later than three (3) Business Days after such Event of Default has been cured or waived.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower Agent; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Agent to be applied as contemplated by Section 2.04 (and the Agent shall, upon the request of the Borrower Agent, deliver to the Borrower Agent a reasonably detailed accounting of such application).

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or any Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08 Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Agent shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing with respect to Revolving Loans may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date applicable to them and each Extension Series of Extended Revolving Credit Commitments shall terminate on the Maturity Date applicable to such Series.

(b) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit (or at the discretion of the Agent a back up standby letter of credit reasonably satisfactory to the Agent) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses then due and payable under the Loan Documents.

(c) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Borrower Agent shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Total Revolving Exposures would exceed the lesser of the Total Revolving Commitments and the Borrowing Base and (iii) any such reduction shall apply proportionately and permanently to reduce the Revolving Commitments of each of the Revolving Lenders, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.27, the Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of Revolving Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Exposure of any such Lender does not exceed lesser of the Revolving Commitment thereof and its Applicable Percentage of the Borrowing Base (such Revolving Exposure, Revolving Commitment and Applicable Percentage being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.18 with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any exchange pursuant to Section 2.27 of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans, respectively, and prior to any reduction being made to the Revolving Commitment of any other Lender).

(d) The Borrower Agent shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Revolving Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments pursuant to this Section 2.09 shall be permanent.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and five (5) Business Days after such Swingline Loan is made and (iv) to the Agent for the account of each Extending Lender of each Extension Series, the then unpaid principal amount of each Extended Revolving Loan of such Extension Series on the Maturity Date for such Extension Series; provided that on each date that a Revolving Loan is made while any Swingline Loan or Protective Advance is outstanding, the Borrowers shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.

(b) At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Agent to the Borrower Agent (subject to the provisions of Section 2.18(b) and to the terms of the Collateral Documents), on each Business Day, at or before 1:00 p.m., New York City time, the Agent shall apply all immediately available funds credited to the Dominion Account or such other account directed by the Agent pursuant to Section 2.21(b), first to pay any fees or expense reimbursements then due to the Agent, the Issuing Banks and the Revolving Lenders (other than in connection with Secured Banking Services Obligations or Secured Swap Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances and Overadvance Loans that may be outstanding, pro rata, third to prepay the principal of any Protective Advances and Overadvance Loans that may be outstanding, pro rata, and fourth to prepay the principal of the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, pro rata.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Revolving Lender may request that Revolving Loans made by it be evidenced by a promissory note if such promissory note is necessary to consummate a transaction described in Section 9.04(d). In such event, the Borrowers shall prepare, execute and deliver to such Revolving Lender a promissory note payable to such Revolving Lender and its registered assigns and in substantially the form of Exhibit G hereto.

SECTION 2.11 Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (d) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part without premium or penalty (but subject to Section 2.16).

(b) Except for Protective Advances and Overadvance Loans permitted under Section 2.04, in the event and on each Business Day on which the Total Revolving Exposure exceeds the lesser of (i) the Total Revolving Commitments and (ii) the Borrowing Base, the Borrowers shall promptly prepay first, any outstanding Swingline Loans in an amount equal to such excess Swingline Loans, second, if any excess remains after prepaying all Swingline Loans, any outstanding Revolving Loans in an amount equal to any remaining excess and third, if any excess remains after prepaying all Swingline Loans and all Revolving Loans, depositing an amount in cash in an amount equal to any remaining excess in the LC Collateral Account.

(c) On each occasion that a Non-Ordinary Course Asset Disposition or Recovery Event occurs after the occurrence of a Liquidity Event (for so long as such Liquidity Event is continuing), the Borrowers shall promptly prepay after receipt of any Net Cash Proceeds therefrom, first, any outstanding Swingline Loans, in an amount equal to such Net Cash Proceeds, second, if any Net Cash Proceeds remain after prepaying all Swingline Loans, any outstanding Revolving Loans in an amount equal to any remaining Net Cash Proceeds, and third, if any Net Cash Proceeds remain after prepaying all Swingline Loans and all Revolving Loans, depositing an amount in cash equal to any remaining Net Cash Proceeds in the LC Collateral Account.

(d) The Borrower Agent shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.11(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Borrowers agree to pay to the Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Restatement Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and

October and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Revolving Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrowers agree to pay (i) to the Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Rate Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower Agent and such Issuing Bank of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no fronting fee payable pursuant to this clause (ii) shall be less than $250.00 per annum. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Agent, for its own account, such agency fees as may be separately agreed upon by Holdings or any Subsidiary and the Agent, payable in the amounts and at the times so agreed.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Revolving Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(f) If, as a result of any restatement of or other adjustment to the financial statements or Borrowing Base Certificate or for any other reason, the Borrower Agent or the Agent determines, in good faith, that Average Historical Excess Availability or the Average Revolving Loan Utilization as calculated by the Borrower as of any applicable date was inaccurate and that a proper calculation of Average Historical Excess Availability or the Average Revolving Loan Utilization would have resulted in higher or lower pricing for such period, (i) the Borrower Agent shall promptly deliver (but in any event within ten (10) Business Days), after the Borrower Agent discovers such inaccuracy or the Borrower Agent is notified by the Agent of such inaccuracy, as the case may be, to the Agent correct financial and Borrowing Base information for such period, as necessary, (ii) the Agent shall determine and notify the Borrower Agent of the amount of interest that would have been due in respect of any of the outstanding Obligations and the amount of the Commitment Fees and Letter of Credit participation fees, if any, during such period had the pricing been determined based on the correct calculation of Average Historical Excess Availability or the Average Revolving Loan Utilization, as applicable, (iii) if the pricing was lower than it would have been, the Borrower Agent shall immediately and retroactively be obligated to pay to the Agent for the account of the Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and (iv) if the pricing was higher than it would have been, the difference between the amount actually paid in respect of such period and that amount shall be subtracted from the amount of the succeeding required payments by the Borrowers in respect of interest, Commitment Fees or Letter of Credit participation fees, as applicable. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, under Section 2.13(c) or under Article VII. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or Issuing Bank; or impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.19 or 9.02(e), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct, withhold, or remit any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions in respect of Indemnified Taxes or Other Taxes and deductions applicable to additional sums payable under this Section) the Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Agent or Issuing Bank upon becoming aware of the same. In addition, each

Lender, Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Agent, each Lender and each Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of a Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to the Borrower Agent by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Lender shall deliver properly completed and executed documentation reasonably requested by the Agent, the Borrower Agent or a Loan Party to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements. If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Agent as may be necessary for the Borrower Agent or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Without limiting the generality of the foregoing, in particular, on or prior to the date on which a Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Loan Party, the Borrower Agent or Agent), such Foreign Lender shall deliver to the Borrower Agent (with a copy to the Agent) two duly signed, properly completed copies (or such number of copies as shall be reasonably requested by the recipient) of whichever of the following is applicable: (i) Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding Tax on payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (ii) IRS Form W-8ECI or any successor thereto (relating to payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (iii) IRS Form W-8IMY (and any applicable underlying IRS Forms), (iv) in the case of a Foreign Lender claiming an exemption under Section 881(c) of the Code with regard to portfolio interest, (x) a certificate that establishes in writing to the Borrower Agent and the Agent that such Foreign Lender is not (A) a “bank” as defined in

Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation that receives such interest from a related person within the meaning of Section 864(d)(4) of the Code and (y) duly completed copies of IRS Form W-8BEN or Form W-8BEN-E, or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax and reasonably requested by the Borrower Agent or Agent duly completed together with such supplementary documentation as may be prescribed by applicable law and reasonably requested by the Borrower Agent, a Loan Party or Agent to permit the Loan Party or Agent to determine the withholding or deduction required to be made. Thereafter and from time to time, each such Foreign Lender shall (A) promptly so long as it is eligible to do so submit to the Borrower Agent (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under the then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower Agent and the Agent of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by any Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower Agent and (3) from time to time thereafter if reasonably requested by the Borrower Agent or the Agent, and (B) promptly notify the Borrower Agent and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver. Notwithstanding anything to the contrary in this paragraph (e), the completion, execution and submission of such documentation (other than such documentation set forth in the second sentence of this paragraph (e) and clauses (i)-(iv) above) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Each Lender, Agent or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to complete and deliver to the Borrower Agent a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of IRS Form W-9 or successor form.

(g) Each Lender shall indemnify the Agent for the full amount of any Taxes that are attributable to such Lender and that are payable or paid by the Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.

(h) Each Lender shall severally indemnify each Loan Party for the full amount of any Excluded Taxes that are attributable to such Lender and that are payable or paid by the Loan Party, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Loan Party in good faith. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to any Lender by the Loan Party shall be conclusive absent manifest error.

(i) If any party determines, in good faith in its reasonable sole discretion, that it has received a refund of any Taxes as to which it has been indemnified (including any additional amounts paid pursuant to paragraph (a) of this Section 2.17), it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this

Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund) as is determined by the indemnified party in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay as soon as reasonably practicable the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the indemnified party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower Agent by the Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment. At all times that the circumstances specified in Section 2.21(d) are in effect, solely for purposes of determining the amount of Revolving Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations, on the day of receipt, subject to actual collection.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent or any Issuing Bank from the Borrowers (other than in connection with Secured Banking Services Obligations or Secured Swap

Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Revolving Lenders from the Borrowers (other than in connection with Secured Banking Services Obligations or Secured Swap Obligations), third, to pay interest due and payable in respect of any Revolving Loans (including any Swingline Loans) and any Protective Advances, ratably, fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Revolving Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Secured Banking Services Obligations and Secured Swap Obligations, ratably, eighth, to the payment of any other Obligation due to the Agent or any Revolving Lender by the Borrowers, ninth, as provided for under the Intercreditor Agreement and tenth, to the Borrowers or as the Borrower Agent shall direct.

(c) If any Revolving Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Revolving Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Revolving Lender, then the Revolving Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Revolving Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Anything contained herein to the contrary notwithstanding, the Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are otherwise to be provided to a Defaulting Lender hereunder, and may apply such funds to such Defaulting Lender’s defaulted obligations or readvance such funds to the Borrowers in connection with the funding of any Revolving Loan or issuance of any Letters of Credit hereunder, including cash collateralization thereof, in accordance with this Agreement.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender gives a notice pursuant to Section 2.20 then, if requested by the Borrower Agent, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or eliminate the need for notice pursuant to Section 2.20 and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender gives a notice pursuant to Section 2.20, or if any Lender is a Defaulting Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or notice under Section 2.20, such assignment will result in a reduction in such compensation or payments. The Agent is irrevocably appointed as attorney-in-fact to execute any Assignment and Assumption(s) if the Lender required to make such assignment hereunder fails to execute the same within two (2) Business Days of such request. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower or any Lender may have against any Lender that is a Defaulting Lender.

SECTION 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Restatement Effective Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any

LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower Agent through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower Agent shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.21 Cash Receipts. (a) Each Loan Party shall, within sixty (60) days after the Restatement Effective Date (or such later date approved by the Agent in its reasonable discretion), enter into a control agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Agent, with the Agent and any bank with which such Loan Party maintains a DDA (other than an Excluded Account) (collectively, the “Blocked Accounts”).

(b) Each Borrower agrees that it will cause all proceeds of the ABL Collateral (other than the Uncontrolled Cash or cash permitted to be deposited in any other Excluded Account) to be deposited into a Blocked Account, which deposits may be made through a remote scanning process for purposes of depositing payment items into the Blocked Accounts from time to time. Each Borrower agrees that it will promptly cause all such payment items to be scanned and deposited into Blocked Accounts and will provide copies at the Agent’s reasonable written request of any and all agreements entered into by a Borrower with any third party that provides the scanning equipment or the services to reconcile the invoices with any scanned payment items.

(c) Each Blocked Account Agreement shall provide that, after the occurrence and during the continuance of an Event of Default or other Liquidity Event (and delivery of notice thereof from the Agent to the Borrower Agent and the other parties to such instrument or agreement), and upon the Agent’s instruction to the bank maintaining the Blocked Account, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $250,000 as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained and other than any Uncontrolled Cash), to an account maintained by the Agent at JPMCB (the “Dominion Account”) or such other account as directed by the Agent. Subject to the terms of the Collateral Documents and the Intercreditor Agreement, all amounts received in the Dominion Account or such other account shall be applied (and allocated) by the Agent in accordance with Section 2.10(b); provided that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b).

(d) If, at any time after the occurrence and during the continuance of an Event of Default or other Liquidity Event, any cash or Cash Equivalents owned by any Loan Party (other than (i) an amount not to exceed $10,000,000 in the aggregate that is on deposit in a segregated DDA which the Borrower Agent designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds shall not be funded from, or when withdrawn from the Designated Disbursement Account, shall not be replenished by, funds constituting proceeds of the ABL Collateral so long as such Event of Default or other Liquidity Event continues, (ii) de minimis cash or cash equivalents from time to time inadvertently misapplied by any Loan Party and (iii) amounts in any other Excluded Accounts) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement, the Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(e) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Agent of a Blocked Account Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.

(f) Subject to clause (h) below, the Dominion Account shall at all times be under the sole dominion and control of the Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Security Agreement, (i) such Loan Party has no right of withdrawal from the Dominion Account, (ii) the funds on deposit in the Dominion Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Dominion Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Dominion Account pursuant to Section 2.21(c), such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Dominion Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(g) So long as (i) no Event of Default has occurred and is continuing, and (ii) no other Liquidity Event as to which the Agent has notified the Borrower Agent has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) after the Termination Date or (y) all Events of Default and other Liquidity Events have been cured shall (subject in the case of clause (x), to the provisions of the Intercreditor Agreement), be remitted to the operating account of the Borrower Agent as specified by the Borrower Agent.

SECTION 2.22 Reserves; Change in Reserves; Decisions by Agent. The Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower Agent. The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such Reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of any category of Eligible Receivables or any category of Eligible Inventory and vice versa, or reserves or criteria deducted in computing the cost or market value or Value of any Eligible Receivable or any Eligible Inventory or the Net Orderly Liquidation Value Percentage of any Eligible Inventory and vice versa.

SECTION 2.23 Revolving Commitment Increases. (a) So long as no Event of Default then exists, or would result therefrom, the Borrower Agent shall have the right at any time, and from time to time, to request one or more increases in the amount of the Total Revolving Commitments in an aggregate amount not to exceed $250,000,000 or, if less, the amount by which $750,000,000 exceeds the Total Revolving Commitments then in effect (such amount, the “Aggregate Incremental Capacity”). Anything contained herein to the contrary notwithstanding, the Total Revolving Commitments and, without duplication, Loans outstanding hereunder at any time, including the aggregate amount of Revolving Commitment Increases, shall not exceed $750,000,000 at any time.

(b) (i) The Agent or any other Person may arrange for existing Revolving Lenders to increase their Revolving Commitments or for other Persons to become a Revolving Lender hereunder and to issue revolving commitments in an amount equal to the amount of the increase in the aggregate total of Revolving Commitments requested by the Borrower Agent (each such increase by either means, a “Revolving Commitment Increase”, and each such Person issuing, or Lender increasing, its Revolving Commitment, an “Additional Revolving Commitment Lender”); provided, however, that (A) no Revolving Lender shall be obligated to provide a Revolving Commitment Increase as a result of any such request by the Borrower Agent, and the Borrower Agent shall not be obligated to provide any existing Revolving Lender with the opportunity to provide a Revolving Commitment Increase and (B) any Additional Revolving Commitment Lender which is not an existing Revolving Lender shall be subject to the approval of the Agent, each Issuing Bank and the Borrower Agent (each such consent not to be unreasonably withheld). Each Revolving Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $1,000,000 in excess thereof. Each Revolving Commitment Increase shall be subject to the terms and conditions set forth in this Section 2.23(b) and any Revolving Loans pursuant to such Revolving Commitment Increase or new Revolving Commitments shall be on the same terms and conditions as all other Revolving Loans, except with respect to any fees payable in connection therewith as may be separately agreed among the Borrower Agent and the Additional Revolving Commitment Lenders.

(ii) No Revolving Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(A) the Borrower Agent, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a customary joinder to the Loan Documents;

(B) the Borrowers shall have paid such fees and other compensation as the Borrower Agent and each such Additional Revolving Commitment Lender may agree;

(C) the Borrower Agent shall have delivered to the Agent and the Revolving Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Restatement Effective Date shall be satisfactory to the Agent) and dated such date; and

(D) the Borrower Agent shall have delivered to the Agent (1) the resolutions adopted by each Borrower approving or consenting to such Revolving Commitment Increase and (2) a certificate of a Responsible Officer of the Borrower Agent to the effect that (x) after giving effect to the requested Revolving Commitment Increase, no Event of Default shall have occurred and be continuing and (y) the representations and warranties of the Loan Parties set forth in this Agreement and in each other Loan Document shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the Revolving Commitment Increase Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(iii) The Agent shall promptly notify each Lender as to the effectiveness of each Revolving Commitment Increase (with each date of such effectiveness being referred to herein as a “Revolving Commitment Increase Date”), and at such time (A) the Total Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increases, (B) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Revolving Commitments of the Lenders, and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(iv) In connection with Revolving Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (A) the Borrowers shall, in coordination with the Agent, (1) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Revolving Lenders (including the Additional Revolving Commitment Lenders), or (2) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Applicable Percentages (determined after giving effect to any increase in the Total Revolving Commitments pursuant to this Section 2.23); and (B) the Borrowers shall pay to the Revolving Lenders any costs of the type referred to in Section 2.16 in connection with any repayment and/or prepayment of Revolving Loans required pursuant to preceding clause (A). Without limiting the obligations of the Borrowers provided for in this Section 2.23(b), the Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrowers would otherwise occur in connection with the implementation of an increase in the Total Revolving Commitments hereunder.

SECTION 2.24 Borrower Agent. Holdings and each Loan Party hereby designates Holdings as its representative and agent (in such capacity, the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Issuing Banks or any Lender. The Borrower Agent hereby accepts such appointment. The Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of Holdings or any Loan Party. The Agent, the Issuing Banks and the Lenders may give any notice or communication with Holdings or a Loan Party hereunder to the Borrower Agent on behalf of Holdings or such Loan Party. Each of the Agent, the

Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Holdings and each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Agent) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Borrower Agent. Holdings (a) shall ensure that a Borrower Agent is in existence at all times during the term of this Agreement and (b) may replace the Borrower Agent with any other Borrower, subject to the prior written consent of the Agent (not to be unreasonably withheld).

SECTION 2.25 Joint and Several Liability of the Borrowers. (a) Each Borrower agrees that it is absolutely and unconditionally jointly and severally liable, as co-borrower, for the prompt payment and performance of all Obligations and all agreements of each of the Borrowers under the Loan Documents. Each Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection, that such obligations shall not be discharged until the Termination Date.

(b) It is agreed among each Borrower, the Agent, the Issuing Banks and the Lenders that the provisions of this Section 2.25 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, the Issuing Banks and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its obligations pursuant to this Section are necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Nothing contained in this Agreement (including any provisions of this Section 2.25 to the contrary) shall limit the liability of (i) any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Exposure and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder, or (ii) Holdings in respect of all of the Obligations under the Loan Documents. The Agent, the Issuing Banks and the Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Each Borrower has requested that the Agent and the Lenders make this credit facility available to the Borrowers on a combined basis, in order to finance the Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of the Borrowers. The Borrowers acknowledge and agree that the Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

(e) In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Section 2.25 or under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Section 2.25 or under this Agreement, then, notwithstanding any other provision of this Section 2.25 to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s maximum liability (“Borrower’s Maximum Liability”). This

Section 2.25(e) with respect to the Borrower’s Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person or entity shall have any right or claim under this Section with respect to such Borrower’s Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Obligations may at any time and from time to time exceed the Borrower’s Maximum Liability of each Borrower without impairing this Section 2.25 or this Agreement, or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Borrower’s Maximum Liability.

(f) In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Section 2.25 or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Agreement, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Borrower Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Section 2.25, each Non-Paying Borrower’s “Borrower Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from any other Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Borrower’s Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Borrower’s Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrowers from any other Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 2.25 from a Non-Paying Borrower shall be subordinate and junior in right of payment to the Obligations until the Termination Date. This provision is for the benefit of all of the Agent, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 2.26 Loan Account; Statement of Obligations. (a) The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Revolving Loan or issuance of a Letter of Credit from time to time and all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses. Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder. The Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations. In the absence of manifest error, entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.

(b) The Borrowers hereby authorize the Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account all interest and all fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable by any Loan Party hereunder or under any of the other Loan Documents, all fees and costs provided for in Section 2.12, and all other payments due and payable under any Loan Document, which amounts so charged shall thereafter constitute Revolving Loans hereunder which shall accrue interest at the rate then applicable to Revolving Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof); provided that the Agent shall not be authorized to charge any such amount to the Loan Account unless the same shall not have been paid by any Loan Party when payment of such amount has otherwise become due and payable hereunder or under any other Loan Document. Any interest not paid by any Loan Party within two Business Days after such payment of such amount has otherwise become due and payable hereunder or under any other Loan Document shall be compounded by being charged to the Loan Account and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof).

SECTION 2.27 Extensions of Revolving Loans and Revolving Commitments. (a) The Borrower Agent may at any time and from time to time request that all or a portion of the Revolving Commitments (including any previously extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Commitment” and any related revolving loans under any such facility, “Existing Revolving Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.27. Prior to entering into any Extension Agreement with respect to any Extended Revolving Commitments, the Borrower Agent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended (the “Specified Existing Revolving Commitment Class”) except (x) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and (z) the commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the commitment fee rate for Existing Revolving Commitments of the Specified Existing Revolving Commitment, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of this Agreement), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3)(I) in the case of Section 2.09, no permanent repayment of Extended Revolving Loans (and corresponding permanent reduction in the related Extended Revolving Commitments) shall be permitted unless all Existing Revolving Loans and all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments of the Specified Existing Revolving

Commitment Class (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full). Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b) The Borrower Agent shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments (or any earlier Extended Revolving Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments (and/or any earlier Extended Revolving Commitments) which it has elected to convert into Extended Loans/Commitments, but in no event shall any Lender be required to become an Extending Lender. In the event that the aggregate amount of Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections shall be exchanged to Extended Loans/Commitments on a pro rata basis based on the amount of Revolving Commitments (and any earlier Extended Revolving Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.05 and Letters of Credit under Section 2.06, except that the applicable Extension Agreement may provide that the last day for making Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.27(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Borrower Agent, the Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.27 and without limiting the generality or applicability of Section 9.02 to any Section 2.27 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.27 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.27 Additional Agreements do not become effective prior to the time that such Section 2.27 Additional Agreements have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.27 Additional Agreements to become effective in accordance with Section 9.02. It is understood and agreed that each Lender has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.27 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.27 Additional Agreement. In connection with any Extension Agreement, the Borrower Agent shall deliver an opinion of counsel reasonably acceptable to the Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.02 of this Agreement and (iii) as to any other matter reasonably requested by the Agent.

SECTION 2.28 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the lesser of such non-Defaulting Lenders’ Revolving Commitments and the Borrowing Base and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Days following notice by the Agent (x) first, prepay the Swingline Exposure of such Defaulting Lender and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.28(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.28(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.28(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.28(c), and LC Exposure related to any such newly issued or increased Letter of Credit or Swingline Exposure related to any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.28(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) in the event and on the date that each of the Agent, the Borrower Agent, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder are, to the extent applicable, within each applicable Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, equityholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Note and Specified Hedge Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since the Restatement Effective Date.

(b) The audited consolidated balance sheets and related consolidated statements of operations and comprehensive income, cash flows, and partners’ capital of NTE LP and its consolidated Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 reported on by PricewaterhouseCoopers LLP, independent public accountants present fairly in all material respects the financial position of NTE LP and its consolidated Subsidiaries as of such dates and the results of operations and cash flows of NTE LP and its consolidated Subsidiaries for the respective fiscal years ended as of such dates. The unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income of NTE LP and its consolidated Subsidiaries for the fiscal quarters ended March 30, 2014 and June 30, 2014 and the consolidated statements of operations and comprehensive income and cash flows of NTE LP and its consolidated Subsidiaries for the portion of the fiscal year ended as of such dates present fairly in all material respects the financial condition of NTE LP and its consolidated Subsidiaries as of such date and for such periods (subject to the absence of footnotes and normal year-end adjustments). The unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income and cash flows of NTE LP and its consolidated Subsidiaries for the months ended July 31, 2014 and August 31, 2014 and the consolidated statements of operations and comprehensive income and cash flows of Holdings and its consolidated Subsidiaries for the portion of the fiscal year ended as of such dates present fairly in all material respects the financial condition of NTE LP and its consolidated Subsidiaries as of such date and for such periods (subject to the absence of footnotes and normal year-end adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Restatement Effective Date, no Loan Party has any material liabilities or material obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether due or to become due, other than liabilities or obligations provided for in the financial statements referred to in this paragraph, liabilities or obligations arising in the ordinary course of business consistent with past practice or liabilities which would not be required to be disclosed in an audited balance sheet (or in the notes thereto) that is prepared in accordance with GAAP.

SECTION 3.05 Properties. Holdings and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold or sub-leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings or the relevant Subsidiary to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) is subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws, No Default. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11 Disclosure. (a) All written information (other than the Projections and estimates and information of a general economic or general industry nature) concerning Holdings, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Restatement Effective Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates).

(b) The Projections and estimates prepared by or on behalf of the Loan Parties or any of their representatives and that have been made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof (it being recognized that such Other Information is as to future events and is not to be viewed as a fact, the Other Information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Other Information may differ from the projected results and such differences may be material) , and (ii) as of the Restatement Effective Date, have not been modified in any material respect by any Loan Party.

SECTION 3.12 Solvency. As of the Restatement Effective Date, and immediately after giving effect to the consummation of the Transactions to occur on the Restatement Effective Date, (i) the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Restatement Effective Date.

SECTION 3.13 Insurance. All insurance required by Section 5.09 is in full force and effect and all premiums in respect of such insurance have been duly paid. Holdings believes that the insurance maintained by or on behalf of Holdings and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.14 Capitalization and Subsidiaries. As of the date hereof, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to Holdings of each of Holdings’ Subsidiaries, (b) a true and complete listing of each class of each of Holdings’ and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens permitted pursuant to Section 6.02). As of the Restatement Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests or powers of attorney granted by any Subsidiary of Holdings relating to Equity Interests of any such Subsidiary.

SECTION 3.15 Security Interest in Collateral. The provisions of the Collateral Documents are effective to create legal and valid Liens on the applicable Collateral described in each therein in favor of the Agent, for the benefit of the Agent, the Lenders and the other Secured Parties (to the extent such matter is governed by the law of the United States or a jurisdiction therein. The representation and warranty contained in Section 3.1(b) of the Security Agreement is true and correct.

SECTION 3.16 Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries (or any predecessor) is a party or by which Holdings or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

SECTION 3.18 ABL Obligations. The Secured Obligations constitute “ABL Obligations” under and as defined in the Intercreditor Agreement.

SECTION 3.19 Intellectual Property. Each Loan Party owns or has the lawful right to use all material intellectual property used in the conduct of its business, without conflict with any intellectual property rights of others, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory or other product violates another Person’s intellectual property rights.

SECTION 3.20 Anti-Corruption Laws and Sanctions. Holdings has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries, and to the knowledge of Holdings, its and its Subsidiaries’ directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings or any Subsidiary or (b) to the knowledge of Holdings, any director, officer or employee of Holdings or any Subsidiary, or any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV.

CONDITIONS

SECTION 4.01 Restatement Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto (including Required Lenders (as defined under the Original Credit Agreement)) either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Agent (which may include facsimile or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) duly executed copies of the other applicable Loan Documents.

(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Restatement Effective Date, a favorable written opinion of (i) Davis Polk & Wardwell LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Restatement Effective Date, (B) addressed to the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents as the Agent shall reasonably request.

(c) Financial Statements. The Agent shall have received the financial statements referred to in Section 3.04(b).

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or formation or other similar constitutional document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Fees. The Lenders, the Joint Lead Arrangers and the Agent shall have received all fees required to be paid on the Restatement Effective Date, and all reasonable out-of-pocket expenses required to be paid on the Restatement Effective Date and for which invoices have been presented to Holdings at least two (2) Business Days prior to the Restatement Effective Date (including the reasonable documented fees and expenses of legal counsel), on or before the Restatement Effective Date.

(f) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or Liens discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Agent.

(g) Funding Account. The Agent shall have received a notice setting forth the deposit account of the Borrower Agent (the “Funding Account”) to which the Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h) Solvency. The Agent shall have received a customary certificate from the chief financial officer of Holdings certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Restatement Effective Date, are solvent (within the meaning of Section 3.12).

(i) Borrowing Base Certificate. The Agent shall have received prior to the Restatement Effective Date a Borrowing Base Certificate that calculates the Borrowing Base as of the last Business Day of the most recent fiscal month ended at least ten (10) Business Days prior to the Restatement Effective Date.

(j) Excess Availability. After giving effect to the Transactions and the payment of all amounts payable in connection therewith and after the issuance of any Letters of Credit (including any Original Letters of Credit) on the Restatement Effective Date, Excess Availability shall be greater than or equal to $100,000,000.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Agent (or its bailee) shall have received (i) the certificates representing the shares of Equity Interests required to be pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Agent (or its bailee) pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Restatement Effective Date and signed by a Responsible Officer of the Borrower Agent, together with all attachments contemplated thereby. Subject to Section 2.21 hereof and Section 3.1(c) of the Security Agreement, each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Agent, the Lenders and other Secured Parties, a perfected Lien under the law of the United States or a jurisdiction therein on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m) Material Adverse Effect. Since December 31, 2013 there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

(n) Transactions. (i) After giving effect to the Transactions and any other transactions contemplated hereby on the Restatement Effective Date, Holdings and its Subsidiaries shall have no outstanding Indebtedness other than Indebtedness permitted under this Agreement (including, for the avoidance of doubt, the Senior Secured Notes). After giving effect to the Transactions on the Restatement Effective Date, no Default or Event of Default shall be in existence under the Loan Documents or the Senior Secured Note Documents.

(o) Insurance. The Agent shall have received endorsements naming the Agent, as applicable, as an additional insured or loss payee.

(p) PATRIOT Act. The Agent (on behalf of the Revolving Lenders) shall have received not later than five (5) Business Days prior to the Restatement Effective Date (or such later date as shall be acceptable to it), all documentation and other information about the Borrowers and the other Loan Parties as had been reasonably requested in writing at least ten (10) Business Days prior to the Restatement Effective Date by the Agent (on behalf of the Revolving Lenders) that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The Agent shall notify the Borrower Agent and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Agent shall have received, in the case of a Revolving Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Agent shall have received a Swingline Borrowing Request as required by Section 2.05(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) The Agent shall have received a certificate of a Responsible Officer of the Borrower Agent certifying compliance under the Senior Secured Note Indenture (or any agreement governing any Note Refinancing Debt).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b), (c) and (d).

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower Agent will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations and comprehensive income, partners’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported by independent public accountants of recognized national standing (whose opinion shall not be qualified as to scope of audit or as to the status of Holdings and its consolidated Subsidiaries as a going concern) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its unaudited consolidated balance sheet and related statement of operations and comprehensive income as of the end of and for such fiscal quarter and the related consolidated statements of operations and comprehensive income and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) if a Monthly Financials Trigger is continuing, at the Agent’s request, within thirty (30) days after the end of each of the first two (2) fiscal months of each fiscal quarter of Holdings, its unaudited consolidated balance sheet and related statement of operations and comprehensive income as of the end of and for such fiscal month and the related consolidated statements of operations and comprehensive income and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of the Financial Officers of Holdings as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Trigger Event then exists) as of the end of the period to which such financial statements relate, (iii) describing in reasonable detail such information with respect to Permitted Investments and Permitted Payments consummated during the preceding fiscal quarter as the Agent may reasonably require, to the extent such information has not previously been supplied to the Agent hereunder, (iv) certifying, in the case of the financial statements delivered under clause (a) or (b), a list of names of all Immaterial Subsidiaries (if any), Unrestricted Subsidiaries (if any) and other Excluded Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary, Unrestricted Subsidiary or other Excluded Subsidiary, as applicable, and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10.0% of Total Assets of Holdings and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 10.0% of EBITDA for the period to which such financial statements relate and (v) setting forth, in the case of the financial statements delivered under clause (a), (b) or, if applicable, (c), a list of the Subsidiaries (if any) that are not Loan Parties, but that Guarantees any Note and Specified Hedge Obligations;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(g) within ninety (90) days (unless extended by the Agent in its sole discretion; provided that, after any such extension is granted, such extension may be revoked at any time by the Required Lenders upon five Business Days’ written notice to the Borrower Agent) after the beginning of each fiscal year, a detailed consolidated budget of Holdings and its Subsidiaries by quarter for such fiscal year (including a projected consolidated balance sheet for such quarter and the related consolidated statements of projected cash flows and projected income of Holdings and its consolidated Subsidiaries for the portion of such fiscal year then ended);

(h) [Reserved];

(i) as soon as available but in any event on or prior to the 20th day of each fiscal month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Agent may reasonably request (collectively, “Borrowing Base Information”), and which may include, without limitation, Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, deliver to the Agent a reasonably detailed calculation of each component of the Borrowing Base and the value of Eligible Inventory; provided that if a Collateral Report Trigger is in effect, the Borrower Agent shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday; provided, further, that notwithstanding the above, the Value of Non-Gasoline Inventory for any Borrowing Base Certificate shall be deemed to be the Value of such Non-Gasoline Inventory as of the end of the then-preceding fiscal month;

(j) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, deliver to the Agent a schedule of Inventory as of the last Business Day of the immediately preceding month or week, as applicable, of the Borrowers, itemizing and describing the kind, type and quantity of Inventory, the applicable Borrower’s Cost thereof and the location thereof;

(k) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, deliver to the Agent a schedule of Receivables which (i) shall be as of the last Business Day of the immediately preceding month or week, as applicable, (ii) shall be reconciled to the Borrowing Base Certificate as of such last Business Day, and (iii) shall set forth a detailed aged trial balance of all of the Borrowers’ then existing Receivables, specifying the names, balance due and, if an Event of Default then exists, the addresses, for each Account Debtor obligated on any Receivable so listed;

(l) [Reserved];

(m) [Reserved];

(n) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings or any Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of capital stock of Holdings, distributed by Holdings to its unitholders generally, as the case may be;

(o) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(p) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent (on behalf of any Lender) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Restricted Subsidiaries by furnishing the applicable financial statements of Holdings (or any Parent) filed with the SEC; provided that, (i) to the extent such information relates to any Parent, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Deloitte LLP or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified as to the scope of audit or as to the status of Holdings (or such Parent) and its consolidated subsidiaries as a going concern.

Notwithstanding anything to the contrary in this Agreement, so long as NTE LP is the direct Parent of Holdings and has no Indebtedness and no assets other than the Equity Interests of Holdings and Northern Tier Energy Holdings LLC, no reconciliation information set forth in clause (i) of the immediately preceding paragraph is required.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address provided to the Agent from time to time in writing; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) upon written request by the Agent, Holdings shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Agent.

Holdings hereby acknowledges that (A) the Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Holdings shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, its Subsidiaries or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”.

SECTION 5.02 Notices of Material Events. The Borrower Agent will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or any Borrower obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(d) any default notice received by a Responsible Officer of Holdings or any Borrower with respect to any one or more leased locations or public warehouses that in the aggregate contain Inventory in the amount of $2,500,000 or more;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect; or

(f) within five (5) Business Days following the incurrence of such Indebtedness, the incurrence of Indebtedness pursuant to Section 6.01(k) in a principal amount in excess of $5,000,000.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned, disposed of, or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or any Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and where such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent (including employees of the Agent, any consultants, accountants, lawyers and appraisers retained by the Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties (such visits and inspections not to include any sampling or testing of air, soil, groundwater, building materials or other environmental media), to examine and make extracts from its books and records, including non-privileged environmental assessment reports and Phase I or Phase II studies in the possession and control of any Loan Party or any Subsidiary, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and with representatives of the Borrower Agent present, but not more than two per fiscal year (or, during the occurrence and continuation of an Event of Default, as often as reasonably requested).

(b) At reasonable times during normal business hours and upon reasonable prior notice (except when an Event of Default exists) that the Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, (i) the Borrowers will grant access to the Agent (including employees of the Agent, any consultants, accountants, lawyers and appraisers retained by the Agent or any Lender) to such Person’s books, records, accounts and Inventory so that the Agent or an appraiser retained by the Agent may conduct an Inventory appraisal and (ii) the Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Agent may deem necessary or appropriate; provided that (i) unless clause (ii) or (iii) below is applicable, the Agent may conduct no more than one such appraisal and one such field examination in any period of twelve (12) consecutive months, (ii) unless clause (iii) below is applicable, the Agent may conduct no more than two such appraisals and two such field examinations in any period of twelve (12) consecutive months following the date upon which Excess Availability for three (3) consecutive Business Days is less than 50% of the lesser of (1) the Total Revolving Commitments and (2) the Borrowing Base, and (iii) the Agent may conduct as many appraisals and field examinations as it may request during the continuance of an Event of Default. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Borrowers; provided that the Agent shall provide the Borrower Agent with a reasonably detailed accounting of all such expenses. Notwithstanding the foregoing, no more than three appraisals and three field examinations may be conducted in reliance on clauses (i) and (ii) of the preceding sentence in any period of twelve (12) consecutive months.

(c) The Loan Parties acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders, and Lenders have the right to request, certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Revolving Loans, and the Letters of Credit, will be used to finance the Transactions, for capital expenditures, acquisitions, for working capital needs and other general corporate purposes and for any other lawful purposes not prohibited herein. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations U or X.

SECTION 5.09 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause (i) the Agent to be listed as a loss payee on property and casualty policies covering loss or damage to Collateral and (ii) the Agent and the other Secured Parties to be listed as additional insureds on liability policies (other than director and officer liability policies)). The Borrower Agent will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.10 Additional Loan Parties; Additional Collateral; Further Assurances. (a) Subject to applicable law and any exceptions set forth in the Security Agreement, each Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders in any personal property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.10, applicable law and any other limitations set forth in the Security Agreement, and excluding property with respect to which the Agent and the Borrower Agent have reasonably determined that the cost of granting Loans in such property is excessive in relation to the value of the security to be afforded by such property) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement. Any Domestic Subsidiary that is a Loan Party may be a Borrower hereunder, subject to (A) execution of a Joinder Agreement pursuant to which such Loan Party agrees to be bound as a Borrower hereunder and such other agreements, documents or instruments as the Agent may reasonably request and (B) the completion of a field examination and appraisal reasonably satisfactory to the Agent, with respect to the Borrowing Base Assets of such Loan Party.

(b) (i) Subject to the limitations set forth or referenced in this Section 5.10 and Section 9.22, applicable law and any exceptions set forth in the Security Agreement, each Borrower and each Subsidiary that is a Loan Party will cause the issued and outstanding Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to the Intercreditor Agreement and to other Liens permitted by Section 6.02), perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents.

(ii) Subject to the limitations set forth or referenced in this Section 5.10 and Section 9.22, applicable law and any exceptions set forth in the Security Agreement, Holdings, each Borrower and each Subsidiary that is a Loan Party will cause, except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that is owing to Holdings, a Borrower or any Subsidiary that is a Loan Party and that is evidenced by a duly executed promissory note to be pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(iii) Subject to Section 9.22, each Loan Party agrees that all Indebtedness of Holdings and each of its Subsidiaries having a principal amount in excess of $2,500,000 that is owing to any Loan Party shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(c) Subject to the limitations set forth or referenced in this Section 5.10 and Section 9.22, applicable law and any exceptions set forth in the Security Agreement, and without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties, provided, however, that no Borrower and no other Loan Party shall be required to grant any security interest or take any action to perfect any security interest (x) in any leased or owned real property or (y) under the law of any jurisdiction outside the United States of America.

(d) Subject to the limitations set forth or referred to in this Section 5.10 and Section 9.22, applicable law and any exceptions set forth in the Security Agreement, if any material assets (excluding any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Restatement Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower Agent will, as soon as reasonably practicable, notify the Agent thereof, and, if requested by the Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section (but subject to the proviso in paragraph (c) of this Section), all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Restatement Effective Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 10.0% of Total Assets as of the end of the most recently ended fiscal quarter of Holdings or more than 10.0% of EBITDA for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of Holdings, then Holdings shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true. In addition, if at any time any Subsidiary that is not a Loan Party Guarantees any Note and Specified Hedge Obligations, Holdings shall, not later than ten (10) days after the date on which such Subsidiary Guarantees any Note and Specified Hedge Obligations, cause such Subsidiary to become an additional Loan Party.

(f) Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Security Agreement).

SECTION 5.11 Designation of Subsidiaries. (a) The Board of Directors may at any time after the Restatement Effective Date, in accordance with the definition of Unrestricted Subsidiary, designate any subsidiary as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) a subsidiary may be designated as an Unrestricted Subsidiary only if it is a newly created or acquired Subsidiary that has been created or acquired for the sole purpose of making a Permitted Investment, (iii) such designation is made substantially concurrently with such creation or acquisition and (iv) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein.

(b) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, a Borrower or a Guarantor for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) any Indebtedness owed by such Unrestricted Subsidiary shall be permitted to be incurred under Section 6.01 on the date of such Subsidiary Redesignation and (iii) any Liens on the property or assets of such Unrestricted Subsidiary shall be permitted to be incurred under Section 6.02 on the date of such Subsidiary Redesignation.

SECTION 5.12 Maintenance of Ratings. Holdings will use commercially reasonable efforts, including, for the avoidance of doubt, the payment of the usual and customary fees and expenses of each of S&P and Moody’s, to cause Holdings to continuously have public corporate credit and corporate family ratings, as applicable, from S&P and Moody’s.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of any Group Member to any other Group Member; provided that (i) Indebtedness of any Group Member that is not a Loan Party to any Group Member that is a Loan Party shall only be permitted to the extent permitted as an investment under Section 6.04 and (ii) Indebtedness of any Group Member that is a Loan Party to any Group Member that is not a Loan Party shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Restatement Effective Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit H or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit H within sixty (60) days of the Restatement Effective Date or such later date as the Agent shall reasonably agree, in each case, to the extent permitted by applicable law and not giving rise to material adverse tax consequences;

(d) Guarantees (i) by any Group Member that is a Loan Party of any Indebtedness of any Group Member that is a Loan Party expressly permitted to be incurred under this Agreement (including, for the avoidance of doubt, obligations described in clause (c)(i) of the definition of “Indebtedness”), (ii) by any Group Member that is a Loan Party of Indebtedness otherwise expressly permitted hereunder of any Group Member that is not a Loan Party to the extent such Guarantees are permitted as an investment under Section 6.04; provided that Guarantees by any Group Member that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms reasonably satisfactory to the Agent, and (iii) by any Group Member that is a Loan Party of any real property lease obligations of any other Group Member that is a Loan Party;

(e) Indebtedness (including Capital Lease Obligations) the proceeds of which are incurred exclusively to finance the acquisition, lease, construction, repair, renovation, replacement, expansion or improvement of any fixed or capital assets or otherwise incurred in respect of Capital Expenditures, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with all other Indebtedness issued or incurred and outstanding under this clause (e), not to exceed the greater of (i) $30,000,000 and (ii) 2.5% of Total Assets (in each case determined as of the date of incurrence);

(f) Indebtedness incurred by Holdings or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.06;

(g) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (f), (g), (j), (k), (m), (n), (p),

(y) and (z) of this Section 6.01; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Notes, such refinancing Indebtedness, if secured, is secured only by (x) assets of the Loan Parties that constitute Collateral for the Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent and in any event that is no less favorable to the Secured Parties than the Intercreditor Agreement and (y) mortgages of, and security interests in, real property;

(h) Indebtedness incurred by Holdings or any Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(i) Indebtedness of Holdings or any Subsidiary in respect of self-insurance and in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j) Indebtedness of a Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) after the Restatement Effective Date and Indebtedness acquired or assumed in connection with Permitted Investments; provided that

(i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Investment and is not created or incurred in contemplation of or in connection therewith, and

(ii) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries).

(k) Indebtedness of any Subsidiary issued or incurred to finance a Permitted Investment; provided that

(i) (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 180 days after the latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (B) if such Indebtedness is secured by a Lien on any Collateral, such Lien shall be subordinated to the Liens securing the Obligations in a manner reasonably satisfactory to the Agent and (C) if the primary obligor of such Indebtedness is not a Loan Party, such Indebtedness shall not be guaranteed in any respect by Holdings or any other Loan Party except to the extent permitted under Section 6.04;

(ii) before and after giving effect to such issuance or incurrence of Indebtedness, no Event of Default shall have occurred and be continuing; and

(iii) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the issuance or incurrence of such Indebtedness, calculated on a Pro Forma Basis, after giving effect to such incurrence or issuance and to such acquisition, as if such incurrence or issuance and acquisition had occurred on the first day of such Test Period, shall be equal to or greater than 1.00 to 1.00.

(l) unsecured Indebtedness in respect of obligations of Holdings or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that (i) such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or (ii) such obligations are unsecured Indebtedness in respect of intercompany obligations of Holdings or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(m) Indebtedness of Holdings and Northern Tier Finance Corporation pursuant to, and any Guarantees by any Loan Party of, the Senior Secured Notes (and any exchange notes and related exchange guarantees to be issued in exchange for such Senior Secured Notes) in an aggregate principal amount that is not in excess of $450,000,000;

(n) other Indebtedness not otherwise permitted under this Section 6.01 in an aggregate outstanding principal amount not exceeding $50,000,000;

(o) Swap Obligations pursuant to Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(p) unsecured Indebtedness on account of loans made by Western Refining, Inc. or any of its subsidiaries to Holdings or any Subsidiary (the “Western Loans”) in an aggregate outstanding principal amount not exceeding $125,000,000;

(q) Indebtedness consisting of promissory notes issued by any Loan Party to future, current or former officers, directors, employees, managers and consultants thereof or their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any Parent) permitted by Section 6.08;

(r) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Group Members in connection with such disposition;

(s) Indebtedness consisting of obligations of any Group Member under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Investments or any other investment expressly permitted hereunder;

(t) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence, (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business, and (iii) Indebtedness in respect of Banking Services provided by banks or other financial institutions to any Group Member in the ordinary course of business, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(u) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness incurred by Holdings or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business;

(w) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(x) Commodities Hedging Obligations pursuant to Commodities Hedging Agreements incurred in the ordinary course of business and not for speculative purposes or incurred in accordance with prudent industry practice;

(y) (i) unsecured Subordinated Indebtedness of Holdings or any Subsidiary and (ii) other unsecured Indebtedness of Holdings or any Subsidiary so long as at the time of any such incurrence under this clause (ii) and after giving Pro Forma Effect thereto, Excess Availability is equal to or in excess of the greater than (A) 17.5% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (B) $52,500,000; and

(z) Indebtedness permitted to be secured pursuant to Section 6.02(mm).

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Indebtedness.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Group Member existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals, refinancings, refundings or extensions thereof; provided that (i) such Lien does not extend to any other property or asset of any Group Member other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and, in each case the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Restatement Effective Date and extensions, renewals, refinancings, refundings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(d) Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, renovation, expansion or improvement (as applicable) of the property subject to such Liens or upon the consummation of such Sale and Leaseback Transaction, (ii) such Liens do not at any time encumber any property (except for accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof or the property subject to such Sale and Leaseback Transaction and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capital lease; provided that individual financings of property provided by one lender or group of lenders may be cross collateralized to other financings of property provided by such lender or group of lenders;

(e) Liens on the Equity Interests in, or other similar Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements applicable to, joint ventures;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) which constitute Liens, which sales, transfers and dispositions constituting Liens are not otherwise permitted under Section 6.05), in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.01;

(i) Liens in favor of any Group Member securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness owed by such Subsidiary, but excluding Liens granted by any Loan Party in favor of any Subsidiary that is not a Loan Party;

(j) any interest or title of a lessor, sublessor, grantor or holder of any superior real property interest under leases, subleases, easement or other use and possession instrument or secured by a lessor’s, sublessor’s grantor’s or holder’s interests under such party’s instrument entered into in the ordinary course of business or which do not, in the aggregate, materially impair the use by any Loan Party or Subsidiary in the operation of the business of such Person;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Holdings or a Subsidiary in the ordinary course of business and Liens arising by operation of law under Article 2 of the UCC in the ordinary course of business;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens in respect of the licensing or sub-licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(p) Other Liens (other than Liens on Borrowing Base Assets) securing obligations or Indebtedness not in excess of the greater of (i) $30,000,000 and (ii) 2.5% of Total Assets (in each case determined as of the date of incurrence);

(q) any Lien existing on any property or asset prior to the acquisition thereof by any Group Member or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien attaches at all times only to the specific assets that such Lien secures on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and not to any Borrowing Base Assets of Borrowers (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof); (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and extensions, refinancing, refunding, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g)); (iv) before and after giving effect to the assumption of such Lien (and the related secured obligation), no Event of Default shall have occurred or be continuing; and (v) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the assumption of such Lien (and the related secured obligation) and the consummation of such acquisition, calculated on a Pro Forma Basis, after giving effect to such incurrence and acquisition as if such incurrence and acquisition had occurred on the first day of such Test Period, shall be equal to or greater than 1.00 to 1.00;

(r) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 and Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(s) Liens (other than Liens on Borrowing Base Assets) arising out of Sale and Lease-Back transactions permitted by Section 6.06 and any extensions, refinancing, refunding, replacements and renewals thereof;

(t) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of Holdings or any Subsidiary; provided that such Lien secures only the obligations of Holdings or such Subsidiary in respect of such letter of credit to the extent permitted under Section 6.01; and provided, further, that any such goods or inventory and the proceeds thereof, up to the value of the Lien, shall not be Eligible Inventory or Eligible Receivables under this Agreement;

(u) Liens arising from precautionary UCC (or equivalent statute) financing statements or similar filings made in respect of operating leases or consignments;

(v) Liens granted under the Note and Specified Hedge Security Documents (or, in the case of Note Refinancing Debt (as defined below), a separate security agreement or agreements substantially similar in all material respects to the Note and Specified Hedge Security Documents) and any extensions, refinancing, renewals, refundings and replacements thereof incurred pursuant to Section 6.01(g) (“Note Refinancing Debt”); provided that (i) such Liens secure only the obligations referred to in the Note and Specified Hedge Security Documents or such separate security agreements (and Note Refinancing Debt), (ii) subject to Section 9.22, such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (iii) subject to Section 9.22, all such Liens shall be subject to the terms of, and have the priorities with respect to, the Collateral as set forth in, the Intercreditor Agreement (or, in the case of Note Refinancing Debt, another intercreditor agreement in form and substance reasonably acceptable to the Agent that is not materially less favorable to the Secured Parties than the Intercreditor Agreement);

(w) Liens securing Commodities Hedging Obligations; provided that (i) subject to Section 9.22, such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (ii) subject to Section 9.22, all such Liens shall be subject to the terms of, and have the priorities with respect to the Collateral as set forth in, the Intercreditor Agreement (or another intercreditor agreement in form and substance reasonably acceptable to the Agent that is not materially less favorable to the Secured Parties than the Intercreditor Agreement);

(x) Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(y) ground leases in respect of real property on which facilities owned or leased by Holdings or any Subsidiary are located;

(z) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government securities to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(aa) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Restatement Effective Date and so long as the Lien of such Person does not attach to any ABL Collateral or if such Lien attaches to any ABL Collateral, such Person has entered into a subordination agreement with the Agent in form satisfactory to the Agent;

(bb) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(cc) (i) Liens securing Secured Swap Obligations and Secured Banking Services Obligations and (ii) Liens on cash and Cash Equivalents securing other Swap Obligations or Commodities Hedging Obligations (other than Secured Commodities Hedging Obligations) if the aggregate amount of all cash and Cash Equivalents subject to Liens permitted by this clause (ii) at no time exceeds $75,000,000; provided that such cash or Cash Equivalents shall not be deposited in a Blocked Account;

(dd) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Group Member and do not secure any Indebtedness;

(ee) (x) statutory Liens securing First Purchaser Crude Payables arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days (other than up to $2,000,000 in the aggregate of such First Purchaser Crude Payables which may be overdue for a period of more than thirty (30) days) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; and (y) Liens in favor of Eligible Carriers arising in the ordinary course of business which are not overdue for a period of more than 30 days (other than up to $2,000,000 in the aggregate which may be overdue for a period of more than thirty (30) days) or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect that are maintained on the books of the applicable Person;

(ff) Liens solely on any cash earnest money deposits made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(hh) Liens on Equity Interest of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) deposits securing obligations owed by any Group Member in respect of any overdraft and related liabilities arising from Banking Services, including treasury, depository and cash management services or any ACH transfers of funds;

(jj) pledges of cash and/or Cash Equivalents to secure any Loan Party’s obligations in the ordinary course of business under any supply agreement with respect to crude oil, in each case in lieu of letters of credit that would otherwise be required thereby;

(kk) pledges of cash and/or Cash Equivalents to secure Secured Commodities Hedging Obligations under Commodities Hedging Agreements in lieu of letters of credit that would otherwise be required thereby;

(ll) additional Liens securing Indebtedness permitted to be incurred under Section 6.01 in an aggregate principal amount not to exceed $10,000,000 at any time; provided that to the extent that such Liens are contemplated to be on assets that are Collateral, the holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into the Intercreditor Agreement or a similar agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens of the Agent (or with the same priority as the Senior Secured Notes) with respect to Collateral; and

(mm) additional Liens securing Indebtedness permitted to be incurred under Section 6.01; provided that, (i) on a Pro Forma Basis, at the time of, and after giving effect to, the incurrence of such Indebtedness, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00 and (ii) to the extent that such Liens are contemplated to be on assets that are Collateral, the holders of such Indebtedness (or a representative thereof of behalf of such holders) shall have entered into the Intercreditor Agreement or a similar agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens of the Agent (or with the same priority as the Senior Secured Notes) with respect to Collateral.

SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Person may merge with or into Holdings or any Borrower in a transaction in which the surviving entity is Holdings, such Borrower or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes, in writing, all the obligations Holdings or any Borrower under the Loan Documents, in which event such Person will succeed to, and be substituted for Holdings or such Borrower;

(ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party, concurrently with such merger;

(iii) any Subsidiary may liquidate or dissolve if the Borrower Agent determines in good faith that such liquidation or dissolution is in the best interests of the Group Members, is not materially disadvantageous to the Lenders and such liquidation or dissolution is accompanied by a disposition of the assets of such Subsidiary to any other Group Member (provided that, if such Subsidiary is a Loan Party, then such assets shall be transferred to another Loan Party);

(iv) any Subsidiary may merge with any Person who is not a Loan Party or Subsidiary to effect an investment permitted under Section 6.04 (other than Section 6.04(m)); provided, however, if such Subsidiary is a Loan Party, the surviving Person of such merger shall be a Loan Party;

(v) so long as the same does not result in the liquidation, dissolution or cessation of existence of Holdings, any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(i)) that constitute a merger, dissolution or liquidation which is not otherwise permitted under Section 6.05); and

(vi) Northern Tier Bakery LLC (“Bakery”) may liquidate, dissolve or merge with any Person so long as at the time thereof, unless the recipient of Bakery’s assets or the survivor of such merger is a Loan Party, the aggregate fair market value of Bakery’s assets does not exceed $7,500,000.

(b) Each Subsidiary that is a Loan Party will not, and will not permit any of its Subsidiaries to (i) carry on and conduct its business in all material respects other than in substantially the same manner as it is presently conducted or in a manner reasonably related or ancillary thereto or (ii) engage to any material extent in any business other than businesses of the type conducted by the Subsidiaries, taken as a whole, on the date of hereof and businesses reasonably related or ancillary thereto.

(c) Notwithstanding anything to the contrary in this Agreement, Holdings will not engage in any business or operations, other than (i) the ownership, direct or indirect, of all the outstanding shares of capital stock of any Borrower, (ii) the performance of its obligations under and in connection with the Loan Documents, the Senior Secured Note Documents and the other agreements contemplated hereby and thereby, (iii) actions required by law to maintain its existence, (iv) any public offering of its common stock, any other issuance of its Equity Interests and performance of its obligations under any agreements related thereto, (v) any transaction Holdings is permitted to enter into in this Article VI and (vi) activities incidental to the foregoing.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each, an “Investment”), except:

(a) (i) Cash Equivalents, (ii) Investment Grade Securities and (iii) loans and advances in connection with the sale, transfer or disposition of assets other than Collateral;

(b) Investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.04), and any Investment existing on the date hereof by any Group Member in or to any other Group Member;

(c) (i) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to fund such Person’s purchase of Equity Interests of Holdings or any Parent (provided that the amount of such loans and advances shall be contributed to a Borrower in cash as common equity) or (iii) advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(d) Investments (i) in Holdings or any other Loan Party, (ii) by any Subsidiary that is not a Loan Party in Holdings or any other Loan Party, and (iii) by Holdings or any other Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount for all such Investments under this clause (iii) not to exceed the sum of $15,000,000 and an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business and investments as a result of the foreclosure on any secured Investment or other transfer of title with respect to any secured Investment in default;

(f) Investments made to repurchase or retire Equity Interests of Holdings (or any Parent) owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any Parent);

(g) Investments in the form of Swap Agreements permitted by Section 6.01;

(h) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with any Group Member (including in connection with a Permitted Investment) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i) Investments and other assets received in connection with the dispositions of assets permitted by Section 6.05;

(j) Investments constituting deposits described in Section 6.02;

(k) accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l) Permitted Investments;

(m) Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments permitted under Sections 6.01, 6.02, 6.03 (except to the extent constituting the acquisition of a Person that becomes a Subsidiary or the acquisition by any Group Member of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person), 6.05, 6.06 and 6.08, respectively, solely to the extent constituting Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments which are permitted under the foregoing Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.08, respectively, which Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments are not otherwise permitted by this Section 6.04;

(n) [Reserved];

(o) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(p) in exchange for any other Investment or Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and Investments in satisfaction of judgments against such other Person;

(q) loans and advances to any Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Parent in accordance with Section 6.08(a);

(r) advances of payroll payments in the ordinary course of business to satisfy ordinary course payroll and other obligations of such company;

(s) (i) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests or Qualified Debt of Holdings (or of any Parent) or (ii) Investments to the extent the payment for such Investment is made with the cash proceeds from the issuance by Holdings (or any Parent) of Qualified Equity Interests or Qualified Debt or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings so long as, in each case with respect to this clause (s), (A) such Investment, purchase or other acquisition could satisfy the requirements set forth in the definition of “Permitted Investment” (other than clause (iii) of such definition) and (B) no Loans are made in connection therewith;

(t) extensions or advances of trade credit, asset purchases (including purchases of Inventory, supplies and materials), the lease of any asset and the licensing, sub-licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(u) guarantees by any Group Member of leases (other than capitalized leases) for which another Loan Party is the lessee or of other obligations of another Loan Party that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v) other Investments constituting Permitted Payments;

(w) other Investments which, together with any Restricted Payments made pursuant to Section 6.08(a)(x) and Restricted Debt Payments made pursuant to Section 6.08(b)(vi), do not exceed $25,000,000 in the aggregate; provided that, at the time such Investments are made and after giving effect thereto, no Event of Default or Liquidity Event has occurred and is continuing;

(x) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(z) Investments made in the ordinary course of business in connection with obtaining, maintaining or reviewing client contacts and loans or advances made to franchisees in the ordinary course of business; and

(aa) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

Notwithstanding anything to the contrary in this Section 6.04, the aggregate amount of consideration used by any Loan Party pursuant to clause (l) of this Section 6.04 to acquire a Subsidiary that does not become a Loan Party concurrently therewith shall not exceed $50,000,000 during the term of this Agreement.

In connection with any merger (or other acquisition of the assets) of a Subsidiary that is not a Borrower with and into (or to) a Borrower, or any Permitted Investment or other acquisition of assets permitted hereunder, whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, the Inventory or Receivables so acquired shall not be included in the Borrowing Base until such time as the Agent shall have completed their diligence in respect of such Receivables and Inventory in its Permitted Discretion. In connection with such diligence, the Agent may obtain, at the Borrowers’ expense, an appraisal and commercial finance exam with respect to such Receivables and Inventory as it may reasonably deem desirable in its Permitted Discretion and such appraisal and exam shall be paid for by the Borrowers and shall not be limited by or included in the number of appraisals and field exams reimbursable under the terms of Section 5.06(b).

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property no longer used or useful in the conduct of the business of the Subsidiaries;

(b) sales, leases, transfers and dispositions to any Subsidiary, provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, leases, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of (i) Investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04, (ii) Investments permitted by clause (b) of Section 6.04 by a Loan Party to another Loan Party and by a Subsidiary that is not a Loan Party to a Loan Party or any Subsidiary and (iii) other Investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e) Sale and Lease-Back transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings or any Subsidiary (a “Recovery Event”);

(g) sales, transfers and other dispositions of assets that are not otherwise permitted by any other paragraph of this Section made for fair market value; provided that (i) in the case of any sale, transfer or disposition of assets that is not ABL Collateral, with respect to any such sale, transfer or disposition for a purchase price in excess of $10,000,000, Holdings or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on Holdings’ or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or disposition and for which Holdings and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or such Subsidiary from such transferee that are converted by Holdings or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposition and (C) during the term of this Agreement, up to $10,000,000 of consideration that is not in the form of cash and Cash Equivalents may nevertheless be treated as such so long as the Borrower Agent has given the Agent written notice thereof, (ii) in the case of any sale, transfer or disposition of ABL Collateral, Holdings or a Subsidiary shall receive not less than 100% of such consideration in the form of cash or Cash Equivalents and shall, with respect to any such sale, transfer or disposition for a purchase price in excess of $15,000,000, concurrently therewith submit an updated Borrowing Base Certificate to the Agent after giving effect to such transaction, (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing, (iv) to the extent applicable, the Net Cash Proceeds thereof are used to prepay the Revolving Loans as required by Section 2.11(c), and (v) the aggregate consideration received in connection with all such sales, transfers and other dispositions pursuant to this clause (g) during any fiscal year of Holdings shall not exceed 20% of Consolidated Net Tangible Assets as of the last day of the immediately preceding fiscal year;

(h) sales, leases, transfers and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) sales, leases, transfers and dispositions permitted by Sections 6.03 and 6.08 and Liens permitted by Section 6.02;

(j) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Group Members;

(k) sales, leases, transfers and dispositions listed on Schedule 6.05;

(l) sales, transfers and other dispositions of assets (other than assets constituting more than $5,000,000 of ABL Collateral) including (i) any terminal (and its related storage tanks, pipelines, docks and wharfs and off-loading equipment and similar assets), (ii) any pipeline (and related assets), (iii) any other asset that generates “qualifying income” within the meaning of Section 7704(d) of the Code, and (iv) other assets that generate income that is not qualifying income within the meaning of Section 7704(d) of the Code in an amount not to exceed $50,000,000 in the aggregate during the term of this Agreement (such income to be calculated as of the most recent four fiscal quarter period end for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable); and

(m) sales, transfers and other dispositions of assets not constituting Collateral; provided that (i) after giving effect to any such sale, transfer or disposition, no Event of Default shall have occurred and be continuing and (ii) the Net Cash Proceeds of such sale, transfer or disposition are concurrently reinvested by Holdings and the Subsidiaries in their business for general working capital purposes.

SECTION 6.06 Sale and Lease-Back Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that (a) the Realty Income Sale-Leaseback may be consummated and (b) other Sale and Lease-Back Transactions shall be permitted so long as, in the case of this clause (b), (i) such Sale and Lease-Back Transaction (x) is made for consideration in cash or assets useful to the business of the Loan Parties in an amount not less than the fair value of such property and (y) is pursuant to a lease on market terms and (ii) the aggregate amount of the Attributable Amount of all Sale and Lease-Back Transactions consummated pursuant to this clause (b) does not exceed $35,000,000 at any time outstanding.

SECTION 6.07 Accounting Changes. Holdings will not make any change in method of determining fiscal year and fiscal quarter end dates; provided, however, that Holdings may, upon written notice to the Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Agent, in which case Holdings and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Holdings will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) Holdings may make (A) Restricted Payments payable solely in Qualified Equity Interests of Holdings and (B) Restricted Payments from the Net Cash Proceeds of the issuance by Holdings of Qualified Equity Interests or a substantially contemporaneous capital contributions in respect of Qualified Equity Interests of Holdings;

(ii) Holdings may make Restricted Payments to any Parent the proceeds of which are used to purchase, repurchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (or of any such Parent) (including related stock appreciation rights or similar securities) held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings or any of its Subsidiaries or any Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any Parent in connection with such purchase, repurchase, retirement, redemption or other acquisition); provided that the aggregate amount of Restricted Payments made under this clause does not exceed $15,000,000 for any fiscal year (which amount shall be permitted to be carried over to any subsequent fiscal year to the extent that purchases, repurchases, retirements, redemptions or other acquisitions permitted to have been made have not been made in any preceding fiscal year (provided that in no event shall more than an aggregate of $20,000,000 of Restricted Payments be made under this clause in any fiscal year)); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) to the extent contributed to any Borrower, the cash proceeds from the sale of Equity Interests of Holdings or any Parent, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Group Member or any Parent that occurs after the Restatement Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (i) or (ii) of this Section 6.08(a); plus

(B) the cash proceeds of key man life insurance policies received by any Group Member after the Restatement Effective Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (ii);

and provided, further, that cancellation of Indebtedness owing to Holdings from any future, present or former employees, directors, officers, managers, or consultants of Holdings (or their respective Controlled Investment Affiliates or Immediate Family Members), any Parent or any of the Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iii) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants;

(iv) Restricted Payments made to any Parent used to pay, in each case, without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent;

(B) foreign, federal, state and local income and similar taxes of any such Parent or, if such Parent is a pass-through entity for income tax purposes, any equity holder of such Parent, to the extent such income taxes are attributable to the income of Holdings (other than income attributable to its Unrestricted Subsidiaries) and, with respect to income attributable to its Unrestricted Subsidiaries, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes attributable to the income of such Unrestricted Subsidiaries; provided that the aggregate amount of payments by Holdings pursuant to this Section 6.08(a)(iv)(B) in any fiscal year does not exceed the amount of taxes that Holdings would be required to pay in respect of such income (to the extent described above with respect to income attributable to Unrestricted Subsidiaries) for such fiscal year were Holdings to pay such taxes separately from any such Parent as a corporation for income tax purposes;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Subsidiaries, including the Subsidiaries’ proportionate share of such amounts relating to such Parent being a public company;

(D) general corporate, operating and overhead costs and expenses (including, without limitation, insurance expenses and legal, accounting, compliance and other professional fees) of Northern Tier Energy GP LLC, to the extent such costs and expenses are attributable to the ownership or operation of NTE LP or its subsidiaries;

(E) fees and expenses other than to Affiliates of the Subsidiaries related to any unsuccessful equity or debt offering of any Parent; and

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent;

(v) [Reserved];

(vi) to the extent constituting Restricted Payments, Holdings may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09 (other than Section 6.09(e));

(vii) Holdings may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings permitted by Section 6.01 (other than (x) Section 6.01(c) and (y) any such Indebtedness Guaranteed by or secured directly or indirectly by the assets of any Subsidiary);

(viii) in addition to the foregoing Restricted Payments, Holdings may make additional Restricted Payments constituting Permitted Payments;

(ix) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of capital stock of, or Indebtedness owed to Holdings by, any Unrestricted Subsidiary;

(x) other Restricted Payments by Holdings which, together with Investments made pursuant to Section 6.04(w) and Restricted Debt Payments made pursuant to Section 6.08(b)(vi), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Payments are made and after giving effect thereto, no Liquidity Event or Event of Default has occurred and is continuing;

(xi) to the extent constituting Restricted Payments, Holdings may make any non-compete, bonus or “earn out” payments payable to current or former stockholders of Holdings (or any direct or indirect Parent) pursuant to agreements in effect on the Restatement Effective Date; and

(xii) Holdings may make Restricted Payments in respect of any payments made or expected to be made by Holdings or any Subsidiary or any Parent in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants or required withholding or similar taxes.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal on the Senior Secured Notes, the Western Loans, any Subordinated Indebtedness or any Indebtedness that refinances, extends, refunds, replaces or renews any such Indebtedness (collectively, “Restricted Indebtedness”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) extensions, refinancings, refundings, replacements and renewals of any such Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) payment of secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness (other than Borrowing Base Assets) so long as such sale is permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j));

(iii) payment of Restricted Indebtedness in exchange for or with Net Cash Proceeds of any substantially contemporaneous issuance of Qualified Equity Interests of Holdings or substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings;

(iv) payment of Restricted Indebtedness under the Senior Secured Notes (or any extensions, renewals, refinancing, refundings or replacements thereof permitted under Section 6.01(g) and Section 6.02(v)), with the Net Cash Proceeds of any sale, transfer or other disposition of any Note and Specified Hedge Collateral (as defined in the Intercreditor Agreement), or, in the case of any such extensions, refinancings, refundings, renewals or replacements, any property or assets in respect of which the security interest of the holders thereunder has priority over the security interest of the Agent, for the benefit of the Secured Parties, in such property or assets, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(v) other Restricted Debt Payments constituting Permitted Payments (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any such Restricted Debt Payment, the conditions set forth in the definition of “Permitted Payments” only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation); and

(vi) other Restricted Debt Payments which, together with any Investments made pursuant to Section 6.04(w) and Restricted Payments made pursuant to Section 6.08(a)(x), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Debt Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing.

(c) Holdings will not, nor will it permit any Subsidiary to, make any Investment in or to, or otherwise furnish any funds to, any Person for the purpose of enabling such Person, directly or indirectly, to make any Restricted Payment or any Restricted Debt Prepayment (or payment equivalent to any of the foregoing) that could not be made directly by Holdings in accordance with the provisions of this Section 6.08.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are on terms and conditions substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (b) transactions between or among Group Members (other than an Unrestricted Subsidiary) not involving any other Affiliate, (c) any investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01 or Lien permitted under Section 6.02, (e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08, (f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings (or any Parent) or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings (or any Parent) or any Subsidiary in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or any Parent’s) board of directors, (h) any contribution to the capital of Holdings (or any Parent) by the Permitted Holder or any purchase of Equity Interests of Holdings (or any Parent) by the Permitted Holder, (i) the Transactions, (j) payments by Holdings (and any Parent) or any Subsidiary pursuant to the tax sharing agreements among Holdings (and any such Parent) and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Subsidiaries, and (k) transactions pursuant to permitted agreements in existence on the Restatement Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Secured Parties under the Loan Documents; provided that

(a) the foregoing shall not apply to restrictions and conditions imposed by (i) law or any Loan Document or (ii) the Senior Secured Note Documents or the Aron Commodity Hedging Agreement, in each case in the case of this clause (ii), substantially as in effect on the Restatement Effective Date or otherwise reasonably acceptable to the Agent,

(b) the foregoing shall not apply to restrictions and conditions (i) existing on the date hereof identified on Schedule 6.10 and (ii) to the extent any such restrictions or conditions permitted by clause (i) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension, refunding, replacement or refinancing of such Indebtedness so long as such renewal, extension, refunding, replacement or refinancing does not expand the scope of any such restriction or condition,

(c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(d) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Investment or other investment permitted by Section 6.04 in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired,

(e) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(f) the foregoing shall not apply to (i) customary restrictions and provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder or commercial contracts (including purchase orders) in the ordinary course of business, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (iii) customary provisions in other agreements restricting the assignment thereof, and

(g) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 6.01 or to any cash or other deposits permitted by Section 6.02.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (i) the Senior Note Documents (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (ii) any agreement relating to the Realty Income Sale-Leaseback or any Subordinated Indebtedness or (iii) the Constitutional Documents, in each case, to the extent that any such amendment, modification or waiver would be adverse to the Lenders in any material respect.

SECTION 6.12 Fixed Charge Coverage Ratio. Holdings will not permit its Fixed Charge Coverage Ratio as of the last day of any Test Period to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested as of the last day of the Test Period ending immediately prior to the date on which a Trigger Event shall have occurred and shall continue to be tested as of the last day of each Test Period thereafter until such Trigger Event is no longer continuing.

SECTION 6.13 Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed or otherwise authorized under U.S. law, or (C) in any manner that would result in the violation of any Sanctions (including any sanctions or embargoes imposed, administered or enforced by any applicable authority (whether or not the United States government)) applicable to any party hereto or their affiliates.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within three (3) Business Days after it shall become due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate, Perfection Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 2.21 (solely with respect to post-closing collateral perfection obligations of the Loan Parties and the application of amounts during the continuance of a Liquidity Event), 5.06(b), and 5.08 or in Article VI (subject to the Cure Right in Section 7.02 in connection with any Default under Section 6.12), (ii) in Section 5.01(i) (after a three (3) Business Day grace period), or (iii) in Section 5.02(a) or 5.03 (but only with respect to Holdings’ or any Borrower’s existence) (provided that if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lender’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof to the Borrower Agent from the Agent or the Required Lenders;

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions or Commodities Hedging Arrangements, termination events or equivalent events pursuant to the terms of the related Swap Agreements or Commodities Hedging Arrangements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) a Change in Control shall occur;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within sixty (60) days after its issue;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) the Loan Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or (ii) any material Collateral Document necessary to create a valid and perfected security interest with priority required by the Collateral Documents in the Collateral purported to be covered thereby shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n) any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the occurrence of the Termination Date, ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date) or purports in writing to revoke or rescind any Loan Document;

(o) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of the Loan Parties which, when taken together with all other property of the Loan Parties so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes all or a substantial portion of the property of the Loan Parties, taken as a whole; or

(p) the Specified Obligations shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Subordinated Indebtedness incurred pursuant to Section 6.01(y)(i) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (iii) require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the obligation of the Borrowers to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

SECTION 7.02 Cure Right. (a) Notwithstanding anything to the contrary contained in this Article VII, if Holdings fails to comply with the requirements of Section 6.12, then, during the period (the “Cure Period”) from the first day of the last quarter of the relevant Test Period to the date that is ten (10) Business Days after the date on which the certificate calculating the Fixed Charge Coverage Ratio for such Test Period is required to be delivered pursuant to Section 5.01(d), Holdings (or any Parent) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any Parent receive equity interests in Holdings for its cash contributions to) the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings or any Parent to Holdings or a Borrower of such cash in return for common Equity Interests or for existing Equity Interests of such Borrower (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure

Right, the Fixed Charge Coverage Ratio under Section 6.12 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Fixed Charge Coverage Ratio under Section 6.12 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustments, Holdings shall then be in compliance with Section 6.12, Holdings shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right may be exercised no more than four times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.12, (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents and (v) if, during any Cure Period, an Event of Default occurs under Section 6.12 for the Test Period ending during such Cure Period, such Event of Default shall be deemed not to exist for the purposes of this Agreement or any other Loan Document (except for the purposes of Section 4.02) if Holdings advises the Agent in writing that the exercise of the Cure Right is being diligently pursued and such exercise continues to be diligently pursued (it being understood that this clause (v) shall automatically cease to be applicable on the last day of such Cure Period).

SECTION 7.03 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such paragraph; provided that if it is necessary to exclude more than one Subsidiary from clause (g) or (h) of Section 7.01 pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII.

THE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise. The Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Receivables or Eligible Inventory, or whether to impose or release any Reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Lender or other Person for any error in judgment.

Any bank serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of, or for any losses not directly and solely caused by, its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower Agent or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a Bankruptcy Proceeding.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents, co-agents or sub-agents appointed by the Agent. The Agent and any such agents, co-agents or sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The Lenders shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agents, co-agents or sub-agent. The exculpatory provisions of the preceding paragraphs shall apply to any such agents, co-agents or sub-agent and to the Related Parties of the Agent and any agents, co-agents or such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower Agent, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Borrower Agent shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Agent and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. Any successor to JPMCB by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Agent; (b) the Agent (i) does not make any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the

Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender and any action such Lender may take as a result of or any conclusion it may draw from any such Report.

The joint lead arrangers, joint bookrunners, co-syndication agents and co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to any Loan Party, to the Borrower Agent at:

Northern Tier Energy LLC

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: Dave Bonczek

Facsimile No.: 602-797-2611

Telephone No.: 602-286-1553

if to JPMorgan Chase Bank, N.A., as the Agent, an Issuing Bank or the Swingline Lender, at:

JPMorgan Chase Bank, N.A.

2200 Ross Avenue

9th Floor TX 1-2921

Dallas, Texas 75201

Attention: Region Manager

Facsimile No.: 214-965-2594

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or an Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender (including any Defaulting Lender) without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Commitments, or the making of any Protective Advance or Overadvance Loan, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Revolving Commitment of any Revolving Lender; provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Revolving Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (including any Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC

Disbursement (other than mandatory prepayments), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (D) increase the advance rates set forth in the definition of Borrowing Base without the written consent of each Revolving Lender, (E) eliminate or reduce the voting rights of any Revolving Lender under this Section or the definition of “Required Lenders”, “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Revolving Lenders (or Revolving Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender, (F) release any all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.11 hereof), without the written consent of each Lender, (G) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release, or, except to the extent such subordination is pursuant to a transaction permitted by this Agreement, subordinate the Liens of the Agent on, all or a substantially all of the Collateral, without the written consent of each Lender, (H) change the jurisdiction of organization of any Borrower to outside the United States of America, any State thereof or the District of Colombia, without the written consent of each Lender, (I) amend, modify or waive any provision of Section 2.18(b) or any provision of this Agreement or any other Loan Document relating to the ratable application of payments to the Lenders, in each case without the written consent of each Lender directly affected thereby, or (J) make any change to the definition of “Borrowing Base”, “Eligible Cash”, “Eligible Gasoline Inventory”, “Eligible Petroleum Inventory”, “Eligible Non-Gasoline Inventory”, “Eligible Other Inventory”, “Eligible General Inventory”, “Eligible Credit Card Receivable”, “Eligible Investment Grade Other Receivable”, “Eligible Non-Investment Grade Other Receivable”, “Eligible Other Receivable”, “Eligible Positive Exchange Balance”, “Petroleum Inventory Letter of Credit”, “Net Orderly Liquidation Value Percentage” or “Value” or add any new categories of eligible assets, in each case, that would have the effect of increasing the amount of the Borrowing Base, without the written consent of the Super Majority Lenders; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Termination Date, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Loan Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents, (vii) as required pursuant to the terms of the Intercreditor Agreement, and (viii) with respect to the Note and Specified Hedge Collateral (including any real property) only, as set forth in Section 9.22; provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in Section 9.02, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower Agent without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “the Super Majority Lenders”, “each Revolving Lender”, “each Lender”, “each Revolving Lender directly affected thereby” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Agent may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower Agent and the Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(iii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. The Agent is irrevocably appointed as attorney-in-fact to execute any Assignment and Assumption(s) if the Non-Consenting Lender fails to execute the same within two (2) Business Days of such request.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent, each of the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one firm of outside legal counsel to the Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of one firm of counsel (and, if necessary, of a single separate firm of local counsel in each appropriate material jurisdiction) for the Agent and the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement and the Loan Documents, all reasonable documented out-of-pocket expenses incurred by the Agent in the administration of the Loan Documents, including the reasonable documented fees, charges and disbursements of one firm of counsel (and, if necessary, of a single separate firm of local counsel in each appropriate material jurisdiction). Expenses reimbursable by the Borrowers under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agent with respect to each field examination;

(iii) lien searches;

(iv) taxes, fees and other charges for recording any filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Restatement Effective Date, all amounts due under this paragraph (a) shall be payable by the Borrower Agent within thirty (30) days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) Each Borrower shall indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket fees, expenses (including the reasonable fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, of a single separate firm of local counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs the Borrower Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii)

any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses or fees (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or one of its Related Parties (other than agents, advisors and other representatives), (ii) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach of the obligations of any such Indemnitee under the Loan Documents or (iii) disputes brought by and between and among Indemnitees (not involving an act or omission of the Borrowers, the Loan Parties or their Affiliates as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that the Agent, the Issuing Banks and the Swingline Lender shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities or related expenses or fees arising from any non-Tax claim.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrowers’ indemnification obligation to any Indemnitees pursuant to this Section 9.03 in respect of damages incurred or paid by such Indemnitee to a third party.

(e) All amounts due under this Section shall be paid, unless otherwise specified, promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) Holdings may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit),

Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person, Holdings or its subsidiaries or any Disqualified Lenders (it being understood that the list of Disqualified Lenders shall be available to all Lenders)), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Agent; provided that no consent of the Borrower Agent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other Person;

(B) the Agent; and

(C) each Issuing Bank.

(ii) Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to any Purchasing Debt Affiliate shall also be subject to the requirements of Section 9.04(f).

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $5,000,000 unless each of the Borrower Agent and the Agent otherwise consent, provided that no such consent of the Borrower Agent shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, (1) to the Agent an Administrative Questionnaire and (2) to the Borrower Agent (with a copy to the Agent) the tax forms required by Sections 2.17(e) and (f); and

(E) any Taxes that would be Other Taxes if not for being imposed with respect to an Assignment shall be the responsibility of either the assigning Lender or the assignee, but for the avoidance of doubt shall not be the responsibility of the Loan Parties.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(vi) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Agent, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax forms required by Section 9.04(b)(iii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(b) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of any Borrower, the Borrower Agent, the Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (other than any Disqualified Lender (it being understood that the list of Disqualified Lenders shall be available to all Lenders)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Taxes that would be Other Taxes if not for being imposed with respect to a participation shall be the responsibility of either the Lender or the Participant, but for the avoidance of doubt shall not be the responsibility of the Loan Parties. Any agreement or instrument pursuant to which a Lender sells such a participation or otherwise transfers any economic interest in any Loan or Commitment (including any synthetic assignment or participation or swap agreement, but excluding any assignment pursuant to Section 9.04(b)) shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the Borrowing Agent or the IRS to the extent such disclosure is required by the IRS. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender, each Loan Party and the Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.17 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) or (f), as applicable, as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers, the Borrower Agent and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Commitments and/or Loans to any Purchasing Debt Affiliate in accordance with Section 9.04(f); provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) no Loan or Commitment may be assigned to a Purchasing Debt Affiliate pursuant to this Section 9.04(f), if after giving effect to such assignment, Purchasing Debt Affiliates in the aggregate would own in excess of 10% of all Loans or 10% of all Commitments then outstanding; and

(iii) at the time of any assignment, such Purchasing Debt Affiliate shall make a representation that such Purchasing Debt Affiliate is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not already been disclosed to Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to Holdings or any of its Subsidiaries) and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

Notwithstanding anything to the contrary in this Agreement, no Purchasing Debt Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Loan Parties are not invited, and (B) receive any information or material prepared by the Agent or any Lender or any communication by or among the Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Commitments and Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent or any Lender with respect to any duties or obligations or alleged duties or obligations of the Agent or any Lender under the Loan Documents.

(g) Notwithstanding anything in Section 9.04 or the definitions of “Required Lenders” or “Super Majority Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Super Majority Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Commitments held by any Purchasing Debt Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Super Majority Lenders (or requisite vote of any Class of Lenders) have taken any actions.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including e-mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Revolving Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Revolving Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Revolving Lender, irrespective of whether or not such Revolving Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Revolving Lender shall notify the Borrower Agent and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Revolving Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Revolving Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent, each Issuing Bank and the each Lender (the “Subject Persons”) agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case each Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower Agent promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over such Subject Person or any of its Affiliates (in which case such Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, to inform the Borrower Agent promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by a Subject Person or any of its Affiliates or any Related Parties thereto in violation of this Agreement or any other confidentiality obligations owing to Holdings or its Related Parties, (d) to the extent that such information is received by a Subject Person from a third party that is not, to such Subject Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Holdings or any of its Related Parties, (e) to the extent that such information is independently developed by such Subject Person, (f) to the Subject Persons’ Affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with this Agreement, the other Loan Documents and the Transactions (including in connection with protecting or enforcing the Subject Persons’ rights with respect to the Loan Documents) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, Participants or Assignees and to any direct or indirect, actual or prospective, contractual counterparty to any Swap Agreement relating to Holdings or any of its Subsidiaries, in each case who are instructed that they shall be bound by the terms of this paragraph (or language no less restrictive than this paragraph), (h) to another Subject Person, (i) if the Borrower Agent provides its prior written consent to the proposed disclosure, or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, Participants, Assignees or counterparties or to prospective Lenders, Participants, Assignees or counterparties referred to above shall be made subject to the acknowledgment and acceptance by such persons that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower Agent). For the purposes of this Agreement, “Confidential Information” means all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”) received from any Loan Party relating to the Loan Parties or their businesses or the Transactions other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. It is understood and agreed that Holdings, its Subsidiaries and their respective Affiliates may rely upon this Section 9.12 for any purpose, including without limitation to comply with Regulation FD.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14 PATRIOT Act. The Agent and the Lenders hereby notify the Borrowers that pursuant to the requirements of the PATRIOT Act, the Agent and the Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agent and the Lenders to identify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Party’s management and owners, such as legal name, address social security number and date of birth.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility. Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Original Credit Agreement pursuant to this Agreement:

(a) The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement), the provision herein shall govern and control.

(b) Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) Each Loan Party hereby authorizes the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

(d) In connection with all aspects of each transaction contemplated by any Loan Document, each of Holdings and the Borrowers hereby acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between the Loan Parties and the Secured Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Secured Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Secured Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (ii) the Secured Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Secured Parties, (iii) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (iv) the Loan Parties have been advised that the Secured Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Secured Parties have no obligation to disclose such interests and transactions to the Loan Parties, (v) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (vi) each Secured Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, (vii) none of the Secured Parties has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Secured Party and the Loan Parties or any such Affiliate and (viii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Loan Parties and the Secured Parties.

SECTION 9.19 INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS ABL REPRESENTATIVE (AS DEFINED THEREIN) AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THIS AGREEMENT TO EXTEND CREDIT TO BORROWERS AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

SECTION 9.20 No Recourse. No recourse shall be against any Affiliate of any Loan Party (other than another Loan Party) or any officer, director, employee, shareholder, member or partner thereof for the payment of any amount owing in respect of the Loans or in respect of any other liability of the Loan Parties arising hereunder.

SECTION 9.21 Effect of Amendment and Restatement of the Original Credit Agreement; No Novation. As of the Restatement Effective Date, the terms and conditions of the Original Credit Agreement are amended as set forth in, and are restated in their entirety and superseded by, this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute, and nothing in this Agreement or any of the other Loan Documents shall be deemed to be, a novation or termination of the Original Obligations as in effect prior to the Second Amendment Restatement Effective

Date and which remain outstanding, (b) the Original Obligations are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein), and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Original Obligations owed by the Loan Parties under the Original Credit Agreement and (c) the Liens (as defined in the Original Credit Agreement) as granted under the applicable Loan Documents (as defined in the Original Credit Agreement) securing payment of the Original Obligations are in all respects continuing and in full force and effect. From and after the Restatement Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Original Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

SECTION 9.22 Release of Liens on Note and Specified Hedge Collateral; Release of Liens on Mortgaged Property. In the event that all Liens on the ABL Collateral securing the Note and Specified Hedge Obligations shall have been released, the Agent, on behalf of the Secured Parties, shall release any Lien held by or for the benefit of the Agent or any Secured Party under any Collateral Document on the Note and Specified Hedge Collateral. Notwithstanding anything to the contrary contained in any Loan Document as of the Restatement Effective Date, the Obligations shall not be secured, or required to be secured, by Liens on the Mortgaged Properties (as defined in the Original Credit Agreement) notwithstanding that such Mortgaged Properties secure the Note and Specified Hedge Obligations, and the Agent shall take all actions reasonably requested by the Borrower Agent to release the Agent’s Lien on the Mortgaged Properties. The Agent and each Lender hereby waive any rights that they have under Section 2.4(a) of the Intercreditor Agreement solely with respect to any real property owned by any Loan Party, whether now owned or hereafter acquired.

ARTICLE X.

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”); provided that for purposes of determining any Guaranteed Obligations of any Loan Guarantor under this Article X, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of any Excluded Swap Obligations of such Loan Guarantor. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as expressly provided in Section 10.11), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or Regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of each Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as expressly provided in Section 10.11).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the termination of a Loan Guarantor’s obligations hereunder as expressly provided in Section 10.11. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section 10.08 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article X to the contrary) shall limit the liability of any Loan Party in respect of all of the Obligations under the Loan Documents.

SECTION 10.09 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s Guarantor Percentage with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying

Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the termination of a Loan Guarantor’s obligations hereunder as expressly provided in Section 10.11. This provision is for the benefit of all of the Agent, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.10 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.11 Termination; Release of Loan Guarantors and Borrowers. The Loan Guaranty of all Loan Guarantors shall terminate on the Termination Date. Notwithstanding anything in Section 9.02(b) to the contrary (i) a Loan Guarantor or a Borrower that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Loan Guarantor or Borrower ceases to be a Subsidiary and (ii) so long as no Event of Default has occurred and is continuing, (A) if a Loan Guarantor or Borrower is or becomes an Excluded Subsidiary, then such Loan Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon notification thereof from the Borrower Agent to the Agent. In connection with any such release, the Agent shall execute and deliver to any Loan Guarantor or Borrower that is a Subsidiary, at such Loan Guarantor’s or Borrower’s expense, all documents that such Loan Guarantor or Borrower shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.11 shall be without recourse to or warranty by the Agent.

SECTION 10.12 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under its Loan Guaranty in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 10.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.12, or otherwise under such Loan Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 10.12 shall remain in full force and effect until the Maturity Date. Each Qualified Keepwell Provider intends that this Section 10.12 constitutes, and this Section 10.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHERN TIER ENERGY LLC, as Holdings

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

ST. PAUL PARK REFINING CO. LLC, as a Borrower

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

NORTHERN TIER BAKERY LLC, as a Borrower

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

NORTHERN TIER RETAIL LLC, as a Borrower

By:	/s/ Jack Helmick
Name:	Jack Helmick
Title:	President

SUPERAMERICA FRANCHISING LLC, as a Borrower

By:	/s/ Jack Helmick
Name:	Jack Helmick
Title:	President

[Signature Page to Amended and Restated Credit Agreement]

NORTHERN TIER FINANCE CORPORATION, as a Loan Guarantor

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

NORTHERN TIER RETAIL HOLDINGS LLC, as a Loan Guarantor

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

NORTHERN TIER OIL TRANSPORT LLC, as a Loan Guarantor

By:	/s/ David Bonczek
Name:	David Bonczek
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Agent, Issuing Bank, a Lender and Swingline Lender

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Authorized Officer

[Signature Page to Amended and Restated Credit Agreement]

Bank Of America, N. A. as a Lender

By:	/s/ H. Michael Wills
Name:	H. Michael Wills
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

SunTrust Bank, as a Lender and Issuing Bank

By:	/s/ Christopher M. Waterstreet
Name:	Christopher M. Waterstreet
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Wells Fargo Capital Finance, LLC, as a Lender and Issuing Bank

By:	/s/ Nathan McIntosh
Name:	Nathan McIntosh
Title:	Duly Authorized Signer

[Signature Page to Amended and Restated Credit Agreement]

Credit Agricole Corporate Investment Bank, as a Lender and Issuing Bank

By:	/s/ David Gurghigian
Name:	David Gurghigian
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

Citibank N.A., as a Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Director & Vice President

[Signature Page to Amended and Restated Credit Agreement]

Deutsche Bank AG – New York Branch, as a Lender and Issuing Bank

By:	/s/ Chris Chapman
Name:	Chris Chapman
Title:	Director

By:	/s/ Shai Bandner
Name:	Shai Bandner
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

MUFG Union Bank, N.A., as a Lender

By:	/s/ Edward Dridge
Name:	Edward Dridge
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

RB International Finance (USA) LLC, as a Lender

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Steven VanSteenbergen
Name:	Steven VanSteenbergen
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

U.S. Bank, N.A., as a Lender

By:	/s/ Rod Swenson
Name:	Rod Swenson
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

[Signature Page to Amended and Restated Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

Schedule A

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$85,000,000
Bank of America, N.A.	$50,000,000
SunTrust Bank	$50,000,000
Wells Fargo Capital Finance, LLC	$40,000,000
Credit Agricole Corporate and Investment Bank	$40,000,000
Citibank N.A.	$30,000,000
Deutsche Bank AG – New York Branch	$30,000,000
MUFG Union Bank, N.A.	$30,000,000
RB International Finance (USA) LLC	$30,000,000
U.S. Bank, N.A.	$30,000,000
UBS AG, Stamford Branch	$30,000,000
Barclays Bank PLC	$25,000,000
Goldman Sachs Bank USA	$20,000,000
Credit Suisse AG, Cayman Islands Branch	$10,000,000

TOTAL	$500,000,000

Schedule B

LC COMMITMENT AMOUNT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$85,000,000
SunTrust Bank	$50,000,000
Wells Fargo Capital Finance, LLC	$50,000,000
Credit Agricole Corporate and Investment Bank	$75,000,000
Deutsche Bank AG – New York Branch	$50,000,000

TOTAL	$310,000,000

Schedule 1.01(a)

Eligible Carriers

1.	Pipeline Carriers

a.	Magellan Pipeline Company, L.P.
b.	NuStar Energy LP
c.	Mid-America Pipeline Company (MAPL)
d.	Minnesota Pipe Line Company
e.	Aranco Pipeline
f.	Enbridge Pipeline (North Dakota)
g.	Enbridge Pipeline (Canadian Mainline)
h.	Enterprise Pipeline

2.	Rail Carriers

a.	Canadian-Pacific Railroad
b.	Canadian National Railroad
c.	Union Pacific Railroad
d.	CSX Railroad
e.	Northern Burlington Santa Fe Railroad
f.	Norfolk Southern Railroad
g.	Kansas City Southern Railroad
h.	Indiana Railroad
i.	Wheeling and Lake Erie Railroad
j.	Wisconsin & Southern Railroad
k.	Iowa Northern Railway
l.	BNSF Railway
m.	Texas New Mexico Railroad
n.	Port Terminal Railroad Association
o.	Texas City Terminal Railway Co.

3.	Storage Yards

a.	Canadian-Pacific – Humboldt Yard – St. Paul area
b.	Minnesota Commercial – St. Paul area
c.	Progressive Rail – St. Paul area
d.	Conway, KS
e.	Forth Worth Railroad
f.	Western Railroad

4.	Third Party Truck Transports

a.	Kane Transport
b.	Liquid Transport Corp.
c.	Wayne Transport
d.	Klemm Tank Lines

Schedule 1.01(a)

5.	Third Party Crude Oil Transports

a.	Maxxon Energy
b.	Badlands
c.	Nakota
d.	Prairie Field Services
e.	Wind River

Schedule 1.01(b)

Original Letters of Credit

JPM Reference #	Liab Outstanding Amount ($)	Release Date	Expiry / Maturity Date	Beneficiary Name	Auto Extension Period
TFTS-892580	14,300,000.00	MAY 01, 2014	SEP 29, 2014	BAYTEX ENERGY LTD	—
TFTS-313734	500,050.00	DEC 20, 2012	FEB 28, 2015	NORTHERN NATURAL GAS COMPANY, A	12 MONTHS
TFTS-860721	825,000.00	MAR 14, 2014	MAR 13, 2015	ZURICH AMERICAN INSURANCE COMPANY	12 MONTHS
TFTS-886447	20,000,000.00	DEC 01, 2010	DEC 01, 2014	J.P. MORGAN COMMODITIES CANADA	12 MONTHS
TFTS-894436	6,750,000.00	DEC 15, 2010	DEC 01, 2014	ENBRIDGE PIPELINES (NORTH DAKOTA)	12 MONTHS

Schedule 1.01(b)

Schedule 1.01(c)

Immaterial Subsidiaries

None.

Schedule 1.01(d)

Permitted Inventory Locations

1.	St. Paul Park Refinery

301 St. Paul Park Road,

St. Paul Park MN 55071

2.	Cottage Grove Tank Farm

85th Street

Cottage Grove MN 55016

3.	NT Bakery

625 2nd Street

St. Paul Park MN 55071

4.	Magellan Midstream Partners, L.P. Roseville Terminal Warehouse

1190 Eagan Industrial Road # 200

St. Paul MN 55121

5.	Crude Tower

Held by: Arrow Tank and Engineering Co., Inc.

650 North Emerson

Cambridge MN 5500

6.	Northern Tier Oil Transport LLC Truck Yard and Shop, 8116 6Pt ST NW Lot 6, Stanley ND 58784 (Two-bay truck maintenance shop with two offices, a kitchenette, bathroom, and mechanical room; domiciled in the yard are 24 leased tractor units and 24 trailers (owned by NTOT) and a double-wide modular building with offices)

7.	Northern Tier Oil Transport LLC, “Little Muddy” Lease Allocation Custody Transfer (LACT) facility, Enbridge Little Muddy Station, 6345 133rd Avenue NW, Williston, ND 58801(three truck offloading stations, three offloading LACT units, a battery of eight (8) 400 barrel tanks, and one sales LACT unit, located on parcel leased by Enbridge North Dakota Pipelines).

8.	Retail Stores – see Exhibit A to Schedule 1.01(d)

9.	Rail Yards

a.	Canadian-Pacific – Humboldt Yard – St. Paul, MN area
b.	Minnesota Commercial – St. Paul, MN area
c.	Progressive Rail – St. Paul, MN area
d.	Fort Worth Rail
e.	Western Rail

Schedule 1.01(d)

11.	Pipelines

a.	Magellan Pipeline
b.	NuStar Energy Pipeline
c.	Mid-America Pipeline
d.	Minnesota Pipe Line
e.	Aranco Pipeline
f.	Enbridge Pipeline (North Dakota)
g.	Enbridge Pipeline (Canadian Mainline)
h.	SPPRC LACTs -TIDAL (Alexander, Beaver Lodge, Stanley,Trenton)
i.	SPPRC LACTS- NTOT (Little Muddy)
j.	Copper Crest
k.	DCP
l.	Pacific
m.	Basin Plains Pipeline
n.	Bakken BPEP System
o.	Bakken- Bridger P/L to Stanley
p.	Enterprise - Basin Pipeline
q.	Enterprise - Cushing Storage
r.	Enterprise- Midland Pipeline
s.	Enterprise Seaway Pipeline
t.	Enbridge Ozark Pipeline
u.	Husky- Hardisty- HSB
v.	AOSPLSYN
w.	Pembina (Swan Hills)
x.	Pembina (Peace)
y.	Pembina (Drayton Valley)
z.	Husky- Hardisty- HSB
aa.	AOSPL SYN
bb.	Gibson- Hardisty- BR
cc.	Husky- Hardisty- WCS
dd.	Husky- Hardisty- LLB
ee.	Pembina (Nipisi) -WH
ff.	Interpipeline (Hardisty)- CLK
gg.	Interpipeline (Edmonton)- CLK
hh.	Plains Midstream -SSPL- FOS
ii.	Spectra Energy- Express Pipeline
jj.	Spectra Energy- Platte Pipeline
kk.	Enterprise Pipeline

7

EXHIBIT A

Store	Address	City	ST	Zip	County
3192	6950 Brooklyn Blvd	Brooklyn Center	MN	55429	Hennepin
3351	4325 Peony Lane	Plymouth	MN	55446	Hennepin
4020	399 North Lexington Pkwy	St Paul	MN	55104	Ramsey
4021	4320 East Lake St	Minneapolis	MN	55406	Hennepin
4022	1750 White Bear Ave	Maplewood	MN	55109	Ramsey
4023	577 South Smith Ave	St Paul	MN	55107	Ramsey
4024	2501 Hennepin Ave	Minneapolis	MN	55405	Hennepin
4030	1625 Rice St	St Paul	MN	55117	Ramsey
4032	1734 West 7th St	St Paul	MN	55116	Ramsey
4034	2200 Lyndale Ave South	Minneapolis	MN	55405	Hennepin
4035	1155 East 1st Ave	Shakopee	MN	55379	Scott
4038	390 East Maryland	St Paul	MN	55130	Ramsey
4039	1146 Payne Ave	St Paul	MN	55130	Ramsey
4040	1771 Old Hudson Rd	St Paul	MN	55106	Ramsey
4045	1285 South Robert St	West St Paul	MN	55118	Dakota
4047	5205 Vernon Ave	Edina	MN	55436	Hennepin
4049	4200 East Hwy 13	Burnsville	MN	55337	Dakota
4052	5359 Broadway	Crystal	MN	55428	Hennepin
4056	300 Broadway St. NE	Minneapolis	MN	55413	Hennepin
4057	5000 Central Ave. NE	Columbia Heights	MN	55421	Anoka
4058	1901 57th Ave North	Brooklyn Center	MN	55430	Hennepin
4060	801 West Lake St	Minneapolis	MN	55408	Hennepin
4076	1223 South 6th St	Brainerd	MN	56401	Crow Wing
4089	11 Century Ave South	Maplewood	MN	55119	Ramsey
4115	2785 North Hamline Ave	Roseville	MN	55113	Ramsey
4116	2010 Silver Lake Rd	New Brighton	MN	55112	Ramsey
4135	4001 Lyndale Ave South	Minneapolis	MN	55409	Hennepin
4151	1580 Ford Parkway	St Paul	MN	55116	Ramsey
4159	16425 West 78th St	Eden Prairie	MN	55346	Hennepin
4160	6545 West River Rd	Brooklyn Center	MN	55430	Hennepin

1

4161	4740 Cedar Ave S.	Minneapolis	MN	55407	Hennepin
4165	5101 34th Ave South	Minneapolis	MN	55417	Hennepin
4166	6000 Portland Ave	Minneapolis	MN	55417	Hennepin
4171	2200 West Division St	St Cloud	MN	56301	Stearns
4172	3800 West Lake St	Minneapolis	MN	55416	Hennepin
4173	3357 University Ave SE	Minneapolis	MN	55414	Hennepin
4174	5900 Excelsior Blvd	St Louis Park	MN	55416	Hennepin
4175	5667 University Ave NE	Fridley	MN	55432	Anoka
4180	1280 West 98th St	Bloomington	MN	55431	Hennepin
4182	1406 Yankee Doodle Rd	Eagan	MN	55122	Dakota
4183	7162 Point Douglas Dr	Cottage Grove	MN	55016	Washington
4184	545 Summit Ave.	St Paul Park	MN	55071	Washington
4185	1820 37th Ave NE	Minneapolis	MN	55421	Hennepin
4186	2913 West 66th St	Richfield	MN	55423	Hennepin
4187	7818 36th Ave North	Crystal	MN	55427	Hennepin
4188	7720 Nicollet Ave South	Richfield	MN	55423	Hennepin
4191	7500 Lyndale Ave South	Richfield	MN	55423	Hennepin
4194	5337 Shoreline Blvd	Mound	MN	55364	Hennepin
4196	17079 Yale Court	Elk River	MN	55330	Sherburne
4197	3155 Coon Rapids Blvd	Coon Rapids	MN	55433	Anoka
4199	7299 Highway 65 NE	Fridley	MN	55432	Anoka
4201	1900 West County Rd 42	Burnsville	MN	55337	Dakota
4204	1551 Woodlane Dr	Woodbury	MN	55125	Washington
4207	7449 East River Rd	Fridley	MN	55432	Anoka
4210	2172 Lexington Ave	Roseville	MN	55113	Ramsey
4211	1221 East County Rd 42	Burnsville	MN	55337	Dakota
4213	415 South 1st St	Willmar	MN	56201	Kandiyohi
4232	3453 Nicollet Ave South	Minneapolis	MN	55408	Hennepin
4241	176 West Main Street	Ellsworth	WI	54011	Pierce
4242	754 East Main Street	Mondovi	WI	54755	Buffalo
4256	600 South Highway 10	St Cloud	MN	56304	Stearns
4264	2640 County Rd I	Moundsview	MN	55112	Ramsey

2

4267	370 Central Ave. E.	St Michael	MN	55376	Wright
4269	13195 Pioneer Tr	Eden Prairie	MN	55347	Hennepin
4290	2015 Northdale Blvd	Coon Rapids	MN	55433	Anoka
4294	7601 Jolly Ln	Brooklyn Park	MN	55428	Hennepin
4297	1422 Broadway	Alexandria	MN	56308	Douglas
4298	2911 West 41st St	Sioux Falls	SD	57105	Minnehaha
4310	9250 Bloomington Ferry Rd	Bloomington	MN	55438	Hennepin
4311	12504 Central Ave NE	Blaine	MN	55434	Anoka
4314	12750 County Rd 5	Burnsville	MN	55337	Dakota
4315	1210 Hwy 7 West	Hutchinson	MN	55350	Mc Leod
4316	1115 Highway 3	Northfield	MN	55057	Rice
4317	3155 Century Ave	White Bear Lake	MN	55110	Ramsey
4321	9720 Central Ave	Blaine	MN	55434	Anoka
4332	8600 Lyndale Ave South	Bloomington	MN	55420	Hennepin
4335	1379 Town Center Dr	Eagan	MN	55122	Dakota
4337	16161 Cedar Ave	Lakeville	MN	55044	Dakota
4338	200 Main St	Elk River	MN	55330	Sherburne
4340	3235 White Bear Ave	White Bear Lake	MN	55110	Ramsey
4341	5750 Nathan Ln North	Plymouth	MN	55442	Hennepin
4342	15020 Garrett Ave	Apple Valley	MN	55124	Dakota
4353	1350 West Larpenteur	Falcon Heights	MN	55113	Ramsey
4356	56 North Snelling	St Paul	MN	55104	Ramsey
4357	1447 Highway 96 E.	White Bear Lake	MN	55110	Ramsey
4358	756 North Snelling Ave	St Paul	MN	55104	Ramsey
4359	950 North Lexington Ave	St Paul	MN	55103	Ramsey
4366	2391 Highway 7	Excelsior	MN	55331	Hennepin
4369	5201 Post Rd	Minneapolis	MN	55450	Hennepin
4370	1086 West Broadway	Forest Lake	MN	55025	Washington
4375	6144 West Broadway	New Hope	MN	55428	Hennepin
4378	2445 Bloomington Ave	Minneapolis	MN	55404	Hennepin
4382	3744 Chicago Ave	Minneapolis	MN	55407	Hennepin
4383	13500 County Rd #5	Burnsville	MN	55337	Dakota

3

4388	101 West Grant	Minneapolis	MN	55403	Hennepin
4408	1800 East 90th St	Bloomington	MN	55425	Hennepin
4411	7501 Concord Blvd	Inver Grove Hgts	MN	55076	Dakota
4413	2051 Grand Ave	St Paul	MN	55105	Ramsey
4419	925 Grand Ave	St Paul	MN	55105	Ramsey
4420	1125 West 7th St	St Paul	MN	55102	Ramsey
4421	970 University Ave	St Paul	MN	55104	Ramsey
4428	232 South Fairview	St Paul	MN	55105	Ramsey
4430	846 Johnson Pkwy	St Paul	MN	55106	Ramsey
4434	228 N. Benton Dr.	Sauk Rapids	MN	56379	Benton
4439	12835 Ventura Ct	Shakopee	MN	55379	Scott
4441	6355 Point Chase Rd	Eden Prairie	MN	55344	Hennepin
4443	1930 Douglas Dr	Golden Valley	MN	55422	Hennepin
4444	9363 Upland Ave North	Maple Grove	MN	55369	Hennepin
4445	10865 University Ave NE	Blaine	MN	55434	Anoka
4449	13820 Grove Dr	Maple Grove	MN	55311	Hennepin
4459	1624 Hastings Ave	Newport	MN	55055	Washington
4460	1201 Riverwood Drive	Burnsville	MN	55337	Dakota
4461	9300 Zane Ave North	Brooklyn Park	MN	55443	Hennepin
4464	2250 Cliff Rd	Eagan	MN	55122	Dakota
4470	11554-193rd Ave	Elk River	MN	55330	Sherburne
4471	1010 Co Rd E East	Vadnais Heights	MN	55110	Ramsey
4477	13727 Hanson Blvd NW	Andover	MN	55304	Anoka
4479	109 Oakwood Drive	Monticello	MN	55362	Wright
4482	1708 North Broadway	Menomonie	WI	54751	Dunn
4483	1903 Stout Road	Menomonie	WI	54751	Dunn
4484	2020 South Broadway	Menomonie	WI	54751	Dunn
4486	1390 South Frontage Rd	Hastings	MN	55033	Dakota
4488	7570 - 10th St North	Oakdale	MN	55128	Washington
4490	21070 Glade Ave	Lakeville	MN	55044	Dakota
4491	14211 O’Connell Ave	Savage	MN	55378	Scott
4497	6955 Market St	Golden Valley	MN	55426	Hennepin

4

4500	1260 8th St. NW	Pine City	MN	55063	Pine
4502	2380 West Cty Rd D	Roseville	MN	55113	Ramsey
4506	4045 Second Street So	St Cloud	MN	56301	Stearns
4507	110 Hundertmark Rd	Chaska	MN	55318	Carver
4508	14000 St Francis Blvd	Ramsey	MN	55303	Anoka
4516	1200 Mendota Hts Rd	Mendota Hts	MN	55120	Dakota
4517	2400 W Industrial Blvd	Long Lake	MN	55356	Hennepin
4518	9910 Norma Lane	Woodbury	MN	55125	Washington
4519	1400 Crystal Lane	Chaska	MN	55318	Carver
4520	2295 Rice Street	Roseville	MN	55113	Ramsey
4521	1080 Highway 110	Mendota Hts	MN	55120	Dakota
4523	50645 Radcliffe Street	Osseo	WI	54758	Trempealeau
4525	906 S. Rum River Drive	Princeton	MN	55371	Mille Lacs
4526	6401 Lake Road Terrace	Woodbury	MN	55125	Washington
4528	16180 Kenrick Avenue	Lakeville	MN	55044	Dakota
4534	18520 Pilot Knob Road	Farmington	MN	55024	Dakota
4535	26075 3rd Street East	Zimmerman	MN	55398	Sherburne
4537	1442 Constance Blvd	Ham Lake	MN	55304	Anoka
4539	215 33rd Street West	Hastings	MN	55033	Dakota
4543	24203 Greenway Ave.	Forest Lake	MN	55025	Washington
4544	14963 Edgewood Dr.	Baxter	MN	56425	Crow Wing
4545	21550 S Diamond Lake Rd	Rogers	MN	55374	Hennepin
4546	1298 Vierling Dr East	Shakopee	MN	55379	Scott
4548	5728 Bishop Ave	Inver Grove Hgts	MN	55076	Dakota
4549	5804 Neal Ave.	Oak Park Hgts	MN	55082	Washington
4551	7881 Connelly Pkwy	Savage	MN	55378	Scott
4552	8660 Egan Drive	Savage	MN	55378	Scott
4554	4375 O’Day Ave	St Michael	MN	55376	Wright
4601	296 East 7th St	St Paul	MN	55101	Ramsey
4609	100 Lindbergh Dr	Little Falls	MN	56345	Morrison
4613	225 East Depot St	Litchfield	MN	55355	Meeker
4615	826 West 66th St	Richfield	MN	55423	Hennepin

5

5001	2960 W. 82nd St.	Chanhassen	MN	55318	Carver
5002	13305 Excelsior Blvd	Minnetonka	MN	55345	Hennepin
5003	7525 Brooklyn Blvd	Brooklyn Park	MN	55443	Hennepin
5004	1445 W. 7th St.	St. Paul	MN	55102	Ramsey
5005	15805 61st Avenue N.	Plymouth	MN	55445	Hennepin
5006	20920 Keokuk Avenue	Lakeville	MN	55044	Dakota
8510	1195 Canterbury Rd	Shakopee	MN	55379	Scott

6

Schedule 3.14

Capitalization and Subsidiaries

Grantor/Owner	Interest Issued	Issuer	Percentage Ownership	Certificate Numbers
Northern Tier Energy LLC	Common Stock	Northern Tier Finance Corporation	100%	Certificate No. 1
Northern Tier Energy LLC	Membership Interests	St. Paul Park Refining Co. LLC	100%	N/A
Northern Tier Energy LLC	Membership Interests	Northern Tier Retail Holdings LLC	100%	N/A
Northern Tier Energy LLC	Membership Interests	Northern Tier Oil Transport LLC	100%	N/A
Northern Tier Retail Holdings LLC	Membership Interests	Northern Tier Bakery LLC	100%	N/A
Northern Tier Retail Holdings LLC	Membership Interests	Northern Tier Retail LLC	100%	N/A
Northern Tier Retail LLC	Membership Interests	SuperAmerica Franchising LLC	100%	N/A

Schedule 3.14

Schedule 4.01(b)

Local Counsel

1.	Minnesota Counsel

Dorsey & Whitney LLP

Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402-1498

2.	Delaware Counsel

Richards, Layton & Finger PA

One Rodney Square, 920 North King Street

Wilmington, Delaware 19801

Schedule 4.01(b)

Schedule 6.01

Existing Indebtedness

1.	Capital leases for certain retail locations in the aggregate amount of $8.3 million as of June 30, 2014, as follows:

a.	Stores 4076, 4135, 4159, 4166, 4172, 4173 and 4609, under that certain Land and Building Lease Agreements dated December 1, 2010, with Realty Income Properties 3, LLC, including any schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time;

b.	Stores 4297, 4502 and 4521 under that certain Purchase Agreement and Escrow Instructions dated October 6, 2010, with Realty Income Properties 3, LLC, including any schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time;

c.	Store 5005, under that certain Lease dated March 29, 2013, with C-Store Partners LLC, including any schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time;

d.	Store 5006, under that certain Build-to-Suit Lease Agreement dated February 21, 2014, with 210 Lakeville, LLC, including any schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time[1]; and

e.	Stores 4290, 4298, 4310, 4314, 4315, 4316, 4321, 4337, 4338, 4340 and 4383 under that certain Goldman Sachs Master Sublease Agreement dated January 1, 1998, with Ashland Inc., including any schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

2.	Commodity hedging obligations under (a) that certain ISDA Master Agreement, dated as of October 6, 2010, between J. Aron and St. Paul Park Refining Co. LLC, including the schedule, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time; and (b) certain ISDA Master Agreement, dated as of November 21, 2011, between Macquarie Bank Limited and St. Paul Park Refining Co.

[1]	This lease may be deemed a capital lease; evaluation is ongoing.

Schedule 6.01

LLC, including the schedule, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time; and (c) that certain Market Access Services Agreement between ABN AMRO Clearing Chicago LLC and St. Paul Park Refining Co. LLC, including the schedules, exhibits and annexes thereto and transactions thereunder, as replaced, superseded, amended (including as to changes of counterparty), modified or supplemented from time to time.

10

Schedule 6.02

Existing Liens

1.	St. Paul Park Refining Co. LLC owns 17% of the outstanding preferred shares of MPL Investments, Inc. (“MPLI”), a Delaware corporation that owns all of the preferred interests in the Minnesota Pipe Line Company (“MPL”), as well as 17% of the common interest of MPL.

The Amended and Restated Limited Liability Company Agreement of MPL (the “MPL LLC Agreement”) dated July 31, 2006, as amended, contains several restrictions on transfers of common units. Section 8.01 of the LLC Agreement provides that common units may not be transferred unless there is also a simultaneous transfer of the same number of shares of MPLI. Section 8.02(a) of the LLC Agreement further grants MPL and the holders of common units a right of first refusal on the transfer of any common units. The Shareholders’ Agreement dated July 31, 2006 among FHR, LLC, Marathon Pipe Line LLC, Trof, Inc. and MPL Investments, Inc. (the “MPLI Shareholders’ Agreement”) also contains similar restrictions on the transfer of common shares.

2.	Pursuant to that certain Crude Oil Supply Agreement, dated as of December 1, 2010 between St. Paul Park Refining Co. LLC and J.P. Morgan Commodities Canada Corporation, J.P. Morgan Commodities Canada Corporation has a lien on all of St. Paul Refining Co. LLC’s right, title and interest in and to all Supplier Oil and all Specified Collateral, each as defined in the Crude Oil Supply Agreement.

Schedule 6.02

Schedule 6.04

Existing Investments

As referenced in Schedule 6.02, St. Paul Park Refining Co. LLC owns 17% of the common interest of MPL and 17% of the outstanding preferred shares of MPLI, a company that owns all of the preferred interests in MPL. MPL owns the Minnesota Pipe Line, a crude oil pipeline system in Minnesota that transports crude oil to the St. Paul area and which supplies substantially all of the crude oil input of St. Paul Park Refining Co.

Schedule 6.04

Schedule 6.05

Specified Asset Sales

None.

Schedule 6.05

Schedule 6.09

Transactions with Affiliates

Transactions contemplated by or pursuant to the following:

1.	Agreement for shared services between certain subsidiaries of Western Refining, Inc. and certain subsidiaries of Northern Tier Energy LLC, approved by the Board of Directors of Northern Tier Energy GP LLC on September 11, 2014.

2.	Transactions in the ordinary course with subsidiaries of Western Refining, Inc.:

	Effective Date	Transaction	WNR Entity*	NTI Entity*	Term	Value	Summary
1.	11/12/13	Information Exchange Agreement	WRCLP WRSW	NTELP & its subs	1 year evergreen	N/A	Confidential sharing of information (with VP approval)
2.	11/12/13	Interim Crude Trading Services Agreement	WRCLP WRSW	SPPRC	03/31/14 w/90 day renewals	N/A	Crude supply and trading services to SPPRC
3.	11/12/13	Interim Services Agreement	WRCLP WRSW	NTELLC & its subs	05/15/14 w/90 day renewals	N/A	Planning, supply & trading, government relations, IT, legal, HR, management services to NTELLC
4.	12/11/13	Railcar Sublease Agreement	WRCLP	SPPRC	3 months	$88,000	Lease of 25 railcars by WRCLP from SPPRC
5.	03/15/14	Asphalt Purchase Agreement	WRCLP	SPPRC	1 month	$3.6M	Purchase of asphalt by WRCLP from SPPRC
6.	03/01/14	Crude Oil Sale Agreement	WRCLP	NTELLC	1 month	$6M	Purchase of 2kpd by NTELLP from WRCLP
7.	02/26/14	RIN Sale/Purchase Agreement	WRCLP	SPPRC	1 month	$40,125	Purchase of 75k 2012 Biodiesel RINs
8.	05/05/14	Asphalt Purchase Agreement	WRCLP	SPPRC	5/5/14 – 5/15/2014	$240,000	Purchase of asphalt by WRCLP from SPPRC
9.	05/08/14	Asphalt Purchase Agreement	WRCLP	SPPRC	5/7/14 – 5/23/14	$864,000	Purchase of asphalt by WRCLP from SPPRC
10.	7/8/14	VTB Purchase Agreement	WRCLP	SPPRC	7/2/14 – 7/31/14	$387,000	Purchase of VTBs by WRCLP from SPPRC
11.	8/15/14	Asphalt Purchase Agreement	WRCLP	SPPRC	8/15/14- 8/31/14	$445,500	Purchase of asphalt by WRCLP from SPPRC
12.	9/10/14	Asphalt Purchase Agreement	WRCLP	SPPRC	9/10/14 – 9/30/14	$1.5M	Purchase of 3000 short tons of asphalt by WRCLP

Schedule 6.09

Schedule 6.10

Existing Restrictions

1.	Restrictions existing under the MPL LLC Agreement and the MPLI Shareholders’ Agreement, in each case, referenced in Schedule 6.02.

Schedule 6.10

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s)

4.	Agent:	JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent under the Credit Agreement.

[1]	Select as applicable.

1

Amended and Restated Credit Agreement:	The Amended and Restated Credit Agreement dated as of September 29, 2014, among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”).

Assigned Interest:

Aggregate Amount of Commitment/Loans	Amount of Commitment/Loans Assigned	CUSIP
$	$
$	$
$	$

Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

2

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

Effective Date:                 , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

3

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A. as Agent

By:
Name:
Title:

[ISSUING BANK],[2] as Issuing Bank

By:
Name:
Title:

[ISSUING BANK] as Issuing Bank

By:
Name:
Title:

[Consented to:][3]
NORTHERN TIER ENERGY LLC

By:
Name:
Title:

[2]	Pursuant to Section 9.04, each Issuing Bank is required to consent to an assignment under the Credit Agreement.
[3]	To be added only if the consent of the Borrower Agent is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Sections 3.04(b) or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any claim, controversy, or dispute arising under or related to this Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

2

EXHIBIT B

[FORM OF]

BORROWING BASE CERTIFICATE

[See Attached]

EXHIBIT B

Northern Tier Borrowing Base Certificate As of

A. Available Receivables (page 5 of 13) $-00.0

B. Available Petroleum Inventory (page 2 of 13) $-00.0

C. Available Crude Inventory (page 3 of 13) $-00.0

D. Available Gasoline Inventory (page 8 of 13) $-00.0

E. Available Non Gasoline Inventory (page 9 of 13) $-00.0

F. Availability Reserves (pages 10 of 13) $-00.0

G. Available Letters of Credit Vs. Crude Purchases (page 4 of 13) $-00.0

H. First Purchaser’s Reserves (page 12 of 13) $-00.0

I. Exchange Agreements (page 13 of 13) $-00.0

J. Borrowing Base (lines A + B +C + D +E—F +G—H + I) $-00.0

K. Lower of: Borrowing Base (line J) $-00.0

Commitment $500,000,000,000

L. Revolving Credit Outstandings: Revolving Loans

Letters of Credit Total Revolving Credit Outstandings $-00.0

M. Facility availability (lines K—L)

CERTIFICATION

Pursuant to, and in accordance with, the terms and provisions of that certain Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of September 29, 2014, by and among

Northern Tier Energy LLC, a Delaware limited liability company (“Holdings” and, as representative and agent of each Loan Party to the Credit Agreement, “Borrower Agent”), each subsidiary of Holdings from time to time party thereto, the Lenders and Issuing Banks parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (“Secured Party”), Borrower Agent is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as “Report”). The undersigned, a Financial Officer of Borrower Agent, hereby certifies that this Report is accurate and complete as of the date hereof and based on information contained in Borrower Agent’s own financial accounting records. The undersigned, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Credit Agreement, and further certifies on this day of, compliance with said Credit Agreement.

Northern Tier Energy LLC

By:

Name:

Title:

1

Northern Tier Petroleum Inventory Borrowing Base Certificate As of

Total

Gross Inventory per perpetual $-00.0 Less ineligibles:

Line fill & Tank Heels $-00.0

Inventory on Railcars & Barges $-00.0

Nonusable inventory $-00.0

Inventory In-Transit (NOT IN USA) $-00.0

Other Per Terms of the Credit Agreement $-00.0

Total ineligibles: $-00.0

Eligible inventory $-00.0

Advance Rate 80.0%

Available inventory $-00.0

2

Northern Tier Crude Inventory Borrowing Base Certificate As of

Total

Gross Inventory per perpetual $-00.0 Less ineligibles:

Line fill & Tank Heels $-00.0

Inventory on Railcars & Barges $-00.0

Nonusable inventory $-00.0

Inventory In-Transit (NOT IN USA) $-00.0

Other Per Terms of the Credit Agreement $-00.0

Total ineligibles: $-00.0

Eligible inventory (a) $-00.0

Advance Rate 80.0%

Available inventory $-00.0

3

Vendor

Exp date

Face Reserved

Amount Amount

LC’S AS OF

Total LCs Outstanding — -

LC’s vs. Crude Calculation

Supplier LC Amount AP (Crude Accrual) Difference A/R Offset

Total

LETTERS OF CREDIT

LETTERS OF CREDIT AVAILABLE TO DRAW (in connection with purchase of crude oil)

LESS: AMOUNTS PAYABLE TO SUPPLIERS THAT CAN BE DRAWN

80%

ELIGIBLE (Borrowing Base component may not exceed $50,000.000) 50.000.000

Loan Activity As of

Beginning Balance Less: Remittances Plus: Loan Advances

Outstanding Loan Balance

4

Northern Tier

Accounts Receivable

Borrowing Base Certificate

As of

AR at 85% Total AR at 90%

St. Paul Park Refining Co. LLC Gross Other Accounts Receivable $0.00 St. Paul Park Refining Co. LLC Gross Other Accounts Receivable $-00.0 Northern Tier Bakery Gross Other Accounts Receivable $0.00

St. Paul Park Refining Co. LLC Gross Out Crude Receivable $0.00 St. Paul Park Refining Co. LLC Gross Out Crude Receivable $-00.0

Less ineligibles: Less ineligibles: Less ineligibles:

Over 60 days past invoice date, gross of credits $0.00 Over 60 days past invoice date, gross of credits $0.00 Over 60 days past invoice date, gross of credits $0.00

Cross age @ 50% $0.00 Cross age @ 50% $0.00 Cross age @ 50% $0.00

Government A/R $0.00 Government A/R $0.00 Government A/R $0.00

Foreign A/R $0.00 Foreign A/R $0.00 Foreign A/R $0.00

Contra $0.00 Contra $0.00 Contra $0.00

Deferred Revenue $0.00 Deferred Revenue $0.00 Deferred Revenue $0.00

Unconstructively Placed RGP Cars $0.00 Unconstructively Placed RGP Cars $0.00 Unapplied Cash/CM/Prepay $0.00

Unapplied Cash/CM/Prepay $0.00 Unapplied Cash/CM/Prepay $0.00 Concentration Cap (15% Limit on Non-IG) $0.00

Concentration Cap (15% Limit on Non-IG) $0.00 Concentration Cap (15% Limit on Non-IG) $0.00 Security Deposit $0.00

Security Deposit $0.00 Security Deposit $0.00 Bankrupt Accounts/In Dispute $0.00

Bankrupt Accounts/In Dispute $0.00 Bankrupt Accounts/In Dispute $0.00 Debit Memos/Chargebacks $0.00

Debit Memos/Chargebacks $0.00 Debit Memos/Chargebacks $0.00 Reconciliation Difference $0.00

Less Canadian $-00.0 Less Canadian $0.00 Other Per Terms of the Credit Agreement $0.00

Plus Canadian Converted to USD $-00.0 Plus Canadian Converted to USD $0.00

Reconciliation Difference $0.00 Reconciliation Difference $0.00

Other Per Terms of the Credit Agreement so.oo Other Per Terms of the Credit Agreement $0.00

Total ineligibles: $0.00 Total ineligibles: $-00.0 Total ineligibles: $0.00

Eligible Trade A/R $0.00 Eligible Trade A/R $0.00 Eligible Trade A/R $0.00

Dilution Reserve (In excess of 5%) $0.00 Dilution Reserve (In excess of 5%) $0.00 Dilution Reserve (In excess of 5%) $0.00

Adj Eligible Trade A/R ~ $0.00 Adj Eligible Trade A/R $0.00 Adj Eligible Trade A/R $0.00

Advance Rate 85.0% Advance Rate 90.0% Advance Rate 85.0%

Net Available SPPR Trade A/R $0.00 Net Available SPPR Crude Trade A/R $0.00 Net Available NTB Trade A/R $0.00

Total Net Available Trade A/R $0.00

Eligible 3rd party credit card accounts receivable $0.00

Diiution Reserve (In excess of 5%) $0.00

Adj Eligible 3rd party credit card accounts receivable $0.00

Advance Rate 90.0%

Net Available 3rd Party Credit Card A/R $0.00

Total Available A/R $0.00

5

Proposed Borrowing Base Benchmarks per JPM.

Product	Benchmark	SPP Refinery	SPP Terminal	Magellan PPL (a)	PPL	Other Inbound	Subtotal	Barges/Railcars	Total	Price/Gal	Value	Barge/Railcar Value	Line Fill	Value
Domestic Crude (Tank 109)	Globex Light Crude Oil	0				0	0	0	0		$-00.0	$-00.0		$-00.0
Gasoline	OPIS Net Minneapolis Sub Octane Low		0						0		$-00.0			
#1 ULSD	OPIS Net Minneapolis #1 - Average								0		$-00.0			
#2 ULSD	OPIS Net Minneapolis #2 - Average	[illegible]							0		$-00.0			
Jet	Argus Jet/Kerosine Colonial Pipeline Cycle 1 Houston Close								0		$-00.0			
Distillate Stock	OPIS Net Minneapolis #2 - Average								0		$-00.0			
#4 LS Fuel Oil	Argus Fuel Oil 3% Resid USGC Month 1 Houston Close								0		$-00.0			
Natural Gasoline	*Platts Natural Gasoline - NonWarren*								0	[illegible]	$-00.0			
Penex Charge	*Platts Natural Gasoline - NonWarren*								0		$-00.0			
Naptha Hydro Charge	Argus Naptha 40 N+A USGC Delivered								0		$-00.0			
Light Cycle Oil	Argus Diesel X 10ppm Group 3 any month 1-Houston Close								0		$-00.0			
Vacuum Bottoms	Argus Fuel Oil 3% Resid USGC Month 1 Houston Close								0		$-00.0			
FCCU	OPIS Net Minneapolis Sub Octane Low								0		$-00.0			
VGO	OPIS Net Minneapolis Sub Octane Low								0		$-00.0			
Alkylate	OPIS Net Minneapolis Sub Octane Low								0		$-00.0			
Slurry Oil	Argus Fuel Oil 3% Resid USGC Month 1 Houston Close								0		$-00.0			
Transmix	Globex Light Crude Oil								0		$-00.0			
Asphalts	Asphalt Weekly Monitor MN Avg. Selling Price								0	[illegible]	$-00.0			
# 6 Fuel Oil	Argus Fuel Oil 3% Resid USGC Month 1 Houston Close								0		$-00.0			
Ethanol	OPIS Minneapolis Net Conv. Pur Ethanol Regular		[illegible]						0		$-00.0			
Isomerate gas	OPIS Net Minneapolis Sub Octane Low								0		$-00.0			
Wholesale additive	OPIS Net Minneapolis Sub Octane Low		[illegible]						0		$-00.0			
Normal Butane	Mont Belview Non-TET Normal Butane								0		$-00.0			
Iso Butane	Mont Belview Non-TET Isobutane								0		$-00.0			
Kerosene Stock	OPIS ULS Kerosene								0		$-00.0			
Cat Feed stock	Argus VGO .5% USGC Barge Prompt Houston Close								0		$-00.0			
Sour Gas Oil	Argus VGO .5% USGC Barge Prompt Houston Close								0		$-00.0			
Biodiesel Virgin B100	OPIS B100 Biodiesle		[illegible]						0		$-00.0			
Propylene										[illegible]	$-00.0	$-00.0		
Propane/propylene	Assume 70% Propylene, 30% Propane								0		$-00.0	$-00.0		
Propane	Mont Belview Non-TET Propane								0		$-00.0	0		
Liquid Sulpher/Prilled sulfur							0		0		$-00.0	$0.00		
Vacuum Resid	Asphalt Weekly Monitor MN Avg. Selling Price	0					0		0		$-00.0			
TOTAL		0	0	0	0	0	0	0	0		$-00.0	$-00.0		

6

Northern Tier

Petroleum Inventory Detail As of

Volumes location (Gallon?)

Proposed Borrowing Base Benchmarks per JPM.

SPP Refinery SPP Terminal Magellan PPL (a) PPL

OtherInbound

Subtotal

Barges/Railcars

Total Price/Gal

Value Barges/Railcars

Line Fill

Value

Product

Domestic Crude (Tank 109)

Gasoline

#1 ULSD

#2 ULSD

Jet

Distillate Stock #4 LS Fuel Oil Natural Gasoline Penex Charge Naptha Hydro Charge Light Cycle Oil Vacuum Bottoms FCCU VGO Alkylate Slurry Oil Transmix Asphalts # 6 Fuel Oil Ethanol Isomerate gas Wholesale additive Normal Butane Iso Butane Kerosene Stock Cat Feed stock Sour Gas Oil Biodiesel Virgin B100 Propylene Propane/propylene Propane

Liquid Sulpher/Prilled sulfur Vacuum Resid TOTAL

Benchmark Globex Light Crude Oil OPIS Net Minneapolis Sub Octane Low OPIS Net Minneapolis #1—Average

OPIS Net Minneapolis #2—Average

Argus Jet/Kerosine Colonial Pipeline Cycle 1 Houston Close

OPIS Net Minneapolis #2—Average

Argus Fuel Oil 3% Resid USGC Month 1 Houston Close

Platts Natural Gasoline—NonWarren

Platts Natural Gasoline—NonWarren

Argus Naptha 40 N+A USGC Delivered

Argus Diesel X 10ppm Group 3 any month 1-Houston Close

Argus Fuel Oil 3% Resid USGC Month 1 Houston Close

OPIS Net Minneapolis Sub Octane Low

OPIS Net Minneapolis Sub Octane Low

OPIS Net Minneapolis Sub Octane Low

Argus Fuel Oil 3% Resid USGC Month 1 Houston Close

Globex Light Crude Oil

Asphalt Weekly Monitor MN Avg. Selling Price

Argus Fuel Oil 3% Resid USGC Month 1 Houston Close

OPIS Minneapolis Net Conv. Pur Ethanol Regular

OPIS Net Minneapolis Sub Octane Low

OPIS Net Minneapolis Sub Octane Low

Mont Belview Non-TET Normal Butane

Mont Belview Non-TET Isobutane

OPIS ULS Kerosene

Argus VGO 5% USGC Barge Prompt Houston Close Argus VGO .5% USGC Barge Prompt Houston Close OPIS B100 Biodiesle

Assume 70% Propylene, 30% Propane Mont Belview Non-TET Propane

Asphalt Weekly Monitor MN Avg. Selling Price

0 0 0 0 0 0

$-00.0

6

Proposed Borrowing Base Benchmarks per JPM.

Crude Type	Benchmark	SPP Refinery	SPP Terminal	Magellan PPL (a)	Minnesota Pipe Line	Other Inbound	Subtotal	Railcars	Total	Price/Gal	Value	Railcars	Line Fill	Value
Domestic Crude (Tank 109)	Argus						0	0	0		$-00 0			$-00 0
CLK	Argus						0		0		$-00 0			$-00 0
FOS	Argus						0		0		$-00 0			$-00 0
WCS	Argus						0		0		$-00 0			$-00 0
LLB	Argus						0		0		$-00 0			$-00 0
LLK	Argus						0		0		$-00 0			$-00 0
WAB	Argus						0		0		$-00 0			$-00 0
PCH	Argus						0		0		$-00 0			$-00 0
CHV	Argus						0		0		$-00 0			$-00 0
MBS	Argus						0		0		$-00 0			$-00 0
NDL	Argus						0		0		$-00 0			$-00 0
HRZ	Argus						0		0		$-00 0			$-00 0
SYN	Argus						0		0		$-00 0			$-00 0
HSB	Argus						0		0		$-00 0			$-00 0
HSC	Argus						0		0		$-00 0			$-00 0
PAS	Argus						0		0		$-00 0			$-00 0
PSY	Argus						0		0		$-00 0			$-00 0
SSX	Argus						0		0		$-00 0			$-00 0
OSA	Argus						0	0	0		$-00 0			$-00 0
	Argus						0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0	0	0		$-00 0			$-00 0
											$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0	0	0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
							0		0		$-00 0			$-00 0
														$-00 0
TOTAL		0	0	0	0	0	0	0	0		$-00 0	$-00 0	-	$-00 0

7

Northern Tier

Crude Inventory Detail

As of Volumes by location(BBLs)

Proposed borrowing base benchmarks per JPM.

Crude Type

Other Inbound Subtotal

Barges/Railcars

Total SPP Refinery SPP Terminal

Magellan PPL (a)

Minnesota pipe line

Domestice Crude (Tank 109)

CLK FOS WCS LLB LLK WAB PCH CHV MBS NDL HRZ SYN HSB

HSC PAS PSY SSX OSA

Benchmark

Argus

Price/Gal Value Barge/Railcar Value

0 $-000 $-00.0

0 $-00.0 0 $-000 0 $-00.0 0 $-00.0 0 $-00.0 0 $-000 0 $-00.0 0 $-000

0 $-000

0 $-00.0

0 $-00.0

0 $-00 0

0 $-000

0 $-00.0

0 $-00.0

0 $-00.0

0 $-000

0 $-000

0 $-00.0

0 $-00.0

0 $-00.0

0 $-00.0

0 $-000

0 $-000

0 $-00.0

0 $-00.0

0 $-00.0

$-00.0 $-00.0

0 $-00.0 $-00.0

0 $-00.0 0

0 $-00.0 $0.00

0 $-000

Line Fill

Value

$-00.0

7

Northern Tier Gasoline Inventory Borrowing Base Certificate As of

Total

Gross Inventory per perpetual $-00.0 Less ineligibles:

Materials & Supply $-00.0

Inventory on Raiicars & Barges $-00.0

Nonusable inventory $-00.0

Inventory In-Transit (NOT IN USA) $-00.0

Other Per Terms of the Credit Agreement $-00.0

Total ineligibles: $-00.0

Eligible inventory $-00.0

Advance Rate 80.0%

Available inventory $-00.0

PRICE TABLE

Diesel all grades

Gasoline all grades

The Below Data As of

Commodity

4101 $-00.0 $-00.0

4102 $-00.0 $-00.0

4103 $-00.0 $-00.0

4104 $-00.0 $-00.0

4105 $-00.0 $-00.0

4106 $-00.0 $-00.0

4107 $-00.0 $-00.0

Totals $-00.0

Gallons are from Fuel Tank Readings, Values are from JPM Price Deck

Summary By Group

gasoline $-00.0 $-00.0

KEROSENE — $-00.0 $-00.0

No. 1 Diesel — $-00.0 $-00.0

no.2 diesel $-00 $-00.0 $-00.0

$-00.0

8

Northern Tier Non Gasoline Inventory Borrowing Base Certificate As of

Total

Gross Inventory per perpetual $-00.0 Less ineligibles:

Offsite Location $-00.0

Other Per Terms of the Credit Agreement $-00.0

Total ineligibles: $-00.0

Eligible inventory $-00.0

Advance Rate 50.0%

Available inventory per Cost $-00.0

Eligible inventory $-00.0

NOLV % 0.0%

Net Orderly Liquidation Value $-00.0

Advance Rate 85.0%

Marginal NOLV % 0.0%

Available inventory per NOLV $-00.0

Lesser of Cost & NOLV Calculation

$-00.0

Stores SuperMom’s

Food Service

Beverages

Packaged Beverages

Packaged Foods

Beer & Wine

Cigarettes

Other Merchandise

Bakery

Commissary

Produce

Total $- $-

$-00.0

Third Party Terminal Fees (2 Mos As of

Pipelines -1 month’s charges

Retail Rent Reserve

Taxes held in trust/priming liens (a.)

Cash management reserves Bank Product Reserves

Total Availability Reserves:

$0 00

(a.) G/L accrual

Monthly Third Party Pipeline and Terminal Charges:

Magellan

NuStar

Total monthly 3rd Party Fees

9

Less Availability Reserves:

Third Party Terminal Fees (2 Mos As of

Pipelines -1 month’s charges

Retail Rent Reserve

Taxes held in trust/priming liens (a.)

Cash management reserves Bank Product Reserves

Total Availability Reserves:

$0 00

(a.) G/L accrual

Monthly Third Party Pipeline and Terminal Charges:

Magellan

NuStar

Total monthly 3rd Party Fees

LESS AVAILABILITY RESERVES:

10

Oracle Output

Account	Description	Balance
2111101	A/P Sales Tax	
2111102	IA Sales Tax Petro Prod	
2111105	MN Sales Tax Petro Prod.	
2111106	MO Sales Tax Petro Prod.	
2111107	ND Sales Tax Petro Prod.	
2111109	SD Sales Tax Petro Prod.	
2111150	WI Sales Tax Petro Prod.	
2111151	AP Use Tax	
2111152	IA State Fuel Tax	
2111153	MN State Fuel Tax	
2111154	MO State Fuel Tax	
2111155	ND State Fuel Tax	
2111156	NE State Fuel Tax	
2111157	SD State Fuel Tax	
2111158	OK State Fuel Taxes	
2111180	WI State Fuel Tax	
2111181	Other Taxes	
2111182	Federal Fuel Tax	
	Total	$-00

11

Excise/Sales Tax—balance sheet value- gl accounts 21111xx

Account Description

2111101 A/P Sales Tax

2111102 IA Sales Tax Petro Prod

211 1105 MN Sales Tax Petro Prod.

211 1106 MO Sales Tax Petro Prod.

211 1107 ND Sales Tax Petro Prod.

211 1109 SD Sales Tax Petro Prod.

211 1150 Wl Sales Tax Petro Prod.

211 1151 AP Use Tax

211 1152 IA State Fuel Tax

211 1153 MN State Fuel Tax

211 1154 MO State Fuel Tax

211 1155 ND State Fuel Tax

211 1156 NE State Fuel Tax

211 1157 SD State Fuel Tax

211 1158 OK State Fuel Taxes

211 1180 Wl State Fuel Tax

211 1181 Other Taxes

211 1182 Federal Fuel Tax

Total $-00

11

As of Oracle Output

Total

Balance

First Purchaser’s Report

As of

BBLS DLLS

$/Bbl

L/C’s Posted

AP Outstanding

Adjusted Balance

First Purchase Balance

$-00

“irst Purchaser Reserve” provided that:

if Excess Availability is greater than $200 million and the Senior Secured Leverage Ratio (to be defined in a manner substantially consistent with the Existing Credit Agreement) is less than 1.5:1.0, then only the amount of First Purchaser’s Crude Payables exceeding $100 million shall be taken as a reserve against availability, if clause (i) is not applicable, Excess Availability is greater than $125 million and the Senior Secured Leverage Ratio is less than 3.0:1.0, then only the amount of First Purchaser Crude Payables exceeding $50 million shall be taken as a reserve against availability, if clauses (i) and (ii) are not applicable, then the full amount of the First Purchaser Crude Payables shall be taken as a reserve against availability.

First Purchaser Reserve

Definition Actual— As of

Excess Availability Consolidated Leverage Ratio First Purchaser Min First Purchaser’s Report ($mm’s) Excess Availability ($mm’s) Consolidated Leverage Ratio (Last Quarter) First Purchase Reserve Required

>$200mm (i) <1.5:1.0 $100mm $ $ 1.1X

>$125mm <n) < 3.0:1.0 $50mm

First Purchaser’s Report

“First Purchaser Reserve” provided that:

if Excess Availability is greater than $200 million and the Senior Secured Leverage Ratio (to be defined in a manner substantially consistent with the Existing Credit Agreement) is less than 1.5:1.0, then only the amount of First Purchaser’s Crude Payables exceeding $100 million shall be taken as a reserve against availability, if clause (i) is not applicable, Excess Availability is greater than $125 million and the Senior Secured Leverage Ratio is less than 3.0:1.0, then only the amount of First Purchaser Crude Payables exceeding $50 million shall be taken as a reserve against availability, if clauses (i) and (ii) are not applicable, then the full amount of the First Purchaser Crude Payables shall be taken as a reserve against availability.

Test

Adjusted Balance

First Purchase Balance

First Purchaser Reserve

Definition Actual— As of

Excess Availability Consolidated Leverage Ratio First Purchaser Min First Purchaser’s Report ($mm’s) Excess Availability ($mm’s) Consolidated Leverage Ratio (Last Quarter) First Purchase Reserve Required

>$200mm (i) <1.5:1.0 $100mm $ $ 1.1X

>$125mm <n) < 3.0:1.0 $50mm

7	21
1
12

Exchange Inventory Balances

Due From (To)	Gallons / End Gallons	Mkt Price	Total $
Unleaded Conv			-
Unleaded CBG			-
Premium Conv			-
Premium CBG			-
Jet A			-
LS Diesel			-
HS Diesel			-
Transmix			-
	-		-

Counterparty	Gallons	$
Total	-	-
Total Positive BBls:		-

	Gallons	Barrels	$
Total Exchanges:	-	-	$ -

EXCHANGE AGREEMENTS			
EXCHANGE AGREEMENT POSITIVE BALANCE	-		
LESS: INELIGIBLE	-		
ELIGIBLE (Borrowing Base component may not exceed	-	80%	
$20,000,000			-

13

Exchange Inventory Balances

Gallons

Mkt Price

Total $

Due From (To)

End Gallons

Unleaded Conv Unleaded CBG Premium Conv Premium CBG

Jet A

LS Diesel

HS Diesel

Transmix

Gallons

Barrels

$

Total Exchanges:

Counterparty

Total Positive BBIs:

EXCHANGE AGREEMENTS

EXCHANGE AGREEMENTS

POSITIVE BALANCE:

.

LESS: INELIGIBLE

ELIGIBLE (Borrowing Base component may not exceed $20,000,000

Total Exchanges:

Total

80%

13

EXHIBIT C

[FORM OF]

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of September 29, 2014, among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of Holdings and a Financial Officer of Holdings;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose the existence during or at the end of the accounting period covered by the attached financial statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below the details thereof and any actions taken or proposed to be taken with respect thereto];

4. [For annual and quarterly certificates, add: Schedule I attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Trigger Event then exists) as the end of the accounting period covered by the attached financial statements;]

5. [For annual and quarterly certificates, add: Schedule II sets forth a list of Permitted Investments and Permitted Payments consummated during the preceding fiscal quarter, each described in reasonable detail;]

6. [For annual, quarterly and, if applicable, monthly certificates, add: Schedule III attached hereto sets forth a list of Subsidiaries that are not Loan Parties but that Guarantee any Note and Specified Hedge Obligations;]

7. [For annual and quarterly certificates, add: Schedule IV sets forth a list of names of all Immaterial Subsidiaries, each Subsidiary set forth on Schedule IV individually qualifies as an Immaterial Subsidiary and all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10.0% of the Total Assets of Holdings and the Subsidiaries at the end of the accounting period covered by the attached financial statements and represented (on a contribution basis) less than 10.0% of EBITDA for such period, provided, that “Immaterial Subsidiaries” shall exclude any Subsidiary designated for exclusion as such pursuant to Section 5.10(e) of the Credit Agreement;]

8. [For annual and quarterly certificates, add: Schedule V sets forth a list of names of all Unrestricted Subsidiaries and each Subsidiary set forth on Schedule V individually qualifies as an Unrestricted Subsidiary;]

9. [For annual and quarterly certificates, add: Schedule VI sets forth a list of names of all Excluded Subsidiaries and each Subsidiary set forth on Schedule VI individually qualifies as an Excluded Subsidiary].

The description below sets forth the exceptions, if any, to paragraph 3 hereof by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Holdings has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the information set forth in the Schedules hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this day of                 , 20    .

NORTHERN TIER ENERGY LLC

By:
Name:
Title:

2

SCHEDULE I

to Compliance Certificate

Calculations of the Company’s

Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio calculation:
The ratio of:

	(i)(A)	EBITDA of Holdings and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination*:	$

	(B)	plus only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.02, Permitted Cure Securities:	$

	(C)	minus taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of Holdings and its Subsidiaries paid in cash during such Test Period:	$

	(D)	minus Unfinanced Capital Expenditures made by Holdings and its Subsidiaries during such Test Period:	$

to:

	(ii)	Fixed Charges payable by Holdings and its Subsidiaries in cash during such Test Period	$

Fixed Charge Coverage Ratio for the applicable period:			$

* Calculation of EBITDA of Holdings and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination:
		Net Income for the applicable period	$

plus, (a) without duplication, except in the case of clause (a)(x) below, and to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for the applicable period:

	(i)	Interest Expense for such period:	$

	(ii)	provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds):	$

	(iii)	depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs):	$

	(iv)	Non-Cash Charges:	$

	(v)	extraordinary, unusual or non-recurring charges (excluding charges described in clause (vi) below):	$

	(vi)	[Reserved]:	$

(vii)	the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Net Income):	$

(viii)	[Reserved]:	$

(ix)	losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business):	$

(x)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back:	$

less, (b) without duplication, except in the case of clause (b)(iv) below, and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period):	$

(ii)	gains on asset sales, disposals and abandonments (other than asset sales, disposals and abandonments in the ordinary course of business):	$

(iii)	the amount of any minority interest income (or income (loss) allocable to non-controlling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted) in such period in arriving at Net Income:	$

(iv)	cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of EBITDA pursuant to paragraph (a) above for any previous period and not deducted:	$

(v)	extraordinary, unusual and non-recurring noncash gains:	$

EBITDA for the applicable period:		$

2

SCHEDULE II

to Compliance Certificate

Permitted Investments and Permitted Payments

SCHEDULE III

to Compliance Certificate

Subsidiaries that are not Loan Parties but that Guarantee any Note and Specified Hedge Obligations

SCHEDULE IV

to Compliance Certificate

Immaterial Subsidiaries

SCHEDULE V

to Compliance Certificate

Unrestricted Subsidiaries

SCHEDULE VI

to Compliance Certificate

Excluded Subsidiaries

EXHIBIT D

[FORM OF]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             ,     , 20    , is entered into between                                         , a                     (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., as Agent, under that certain Amended and Restated Credit Agreement dated as of September 29, 2014, among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a [Borrower and] Loan Guarantor for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a [Borrower and] Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement (to the extent made or deemed made on or after the effective date hereof), (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, [and] (c) [all of the terms and conditions set forth in the Credit Agreement to the same extent as each of the other Borrowers as if it had been a party thereto as a Borrower and does hereby assume each of the obligations imposed upon a Borrower under the Credit Agreement, and (d)] all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.08 of the Credit Agreement, hereby absolutely and unconditionally guarantees, jointly and severally with the other Loan Guarantors, to the Agent and the Lenders, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, upon acceleration or otherwise) to the extent of and in accordance with Article X of the Credit Agreement.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agent in accordance with the Credit Agreement including, without limitation, a joinder agreement with respect to the Security Agreement.

3. The New Subsidiary hereby agrees that each reference in the Credit Agreement to a [“Borrower” and] “Loan Guarantor” shall also mean and be a reference to the New Subsidiary.

4. The New Subsidiary hereby waives acceptance by the Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

2

EXHIBIT E

[FORM OF]

LETTER OF CREDIT REQUEST

[Applicable Issuing Bank],1

as Issuing Bank

Attention:	[Name]
[Address]
Fax: [—]
with a copy to:	JPMorgan Chase Bank, N.A.,
as Agent for the Lenders referred to below,
Attention:	Region Manager
2200 Ross Avenue
9th Floor TX 1-2921
Dallas, Texas 75201
Fax: (214) 965-2594

[Date]

Ladies and Gentlemen:

We hereby request that [—]2, as an Issuing Bank, in its individual capacity, issue a [Standby][Commercial] Letter of Credit on [—]3, which Letter of Credit shall be denominated in United States Dollars, shall be in the aggregate amount of [—]4 and shall be for the account of [—]5. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Amended and Restated Credit Agreement dated as of September 29, 2014, among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), shall have the respective meaning assigned to such terms in the Credit Agreement. The beneficiary of the requested Letter of Credit is [—]6, and such Letter of Credit will be in support of [—]7 and will have a stated expiration date of [—]8.

The undersigned Borrower Agent hereby represents and warrants that the conditions specified in paragraphs (b), (c) and (d) of Section 4.02 of the Credit Agreement are satisfied.

NORTHERN TIER ENERGY LLC

By:
Name:
Title:

[1]	Insert name and address of the applicable Issuing Bank.
[2]	Insert name of the applicable Issuing Bank.
[3]	Insert date of issuance, which must be a Business Day.
[4]	Insert aggregate initial amount of the Letter of Credit.
[5]	Insert name of account party, which must be Holdings or, so long as Holdings is a joint and several co-applicant, a subsidiary of Holdings.
[6]	Insert name and address of beneficiary.
[7]	Insert brief description of obligation(s) to be supported by the Letter of Credit.
[8]	Date may not be later than the date referred to in Section 2.06(c) of the Credit Agreement.

EXHIBIT F

[FORM OF]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

     as Agent for the Lenders referred to below,

10 South Dearborn

Chicago, Illinois 60603-3403

Attention: Nina Guinchard, Loan Operations Account Manager

[Date]1

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of September 29, 2014, among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned Borrower Agent hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Name of Borrower
(B)	Date of Borrowing
(which shall be a Business Day)
(C)	Principal Amount of Borrowing[2]
(D)	Type of Borrowing[3]
(E)	Interest Period[4]
(F)	Account Number and Location

The undersigned Borrower Agent hereby represents and warrants that the conditions specified in paragraphs (b), (c) and (d) of Section 4.02 of the Credit Agreement are satisfied.

[1]	Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing) (i) in the case of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing (including an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) of the Credit Agreement), not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.
[2]	Not less than an aggregate principal amount as indicated in Section 2.02(c) of the Credit Agreement and in integral multiple as indicated therein.
[3]	Specify a LIBOR Rate Borrowing or an ABR Borrowing.
[4]	The initial Interest Period applicable to a LIBOR Rate Borrowing shall be a period contemplated by the definition of the term “Interest Period”.

NORTHERN TIER ENERGY LLC

By:
Name:
Title:

2

EXHIBIT G

[FORM OF]

REVOLVING PROMISSORY NOTE

$[ ]	New York, New York

[—], 20[—]

FOR VALUE RECEIVED, the undersigned, ST. PAUL PARK REFINING CO. LLC, a Delaware limited liability company; NORTHERN TIER BAKERY LLC, a Delaware limited liability company; NORTHERN TIER RETAIL LLC, a Delaware limited liability company; SUPERAMERICA FRANCHISING LLC, a Delaware limited liability company; and, if applicable, the certain Domestic Subsidiaries that are borrowers pursuant to Section 5.10(a) of the Credit Agreement (collectively, the “Borrowers”), hereby promise to pay to [            ] (the “Lender”) or its registered assigns, at the office of JPMorgan Chase Bank, N.A. (the “Agent”) at 2200 Ross Avenue, 9th Floor TX 1-2921, Dallas, Texas 75201, on the dates and in the amounts set forth in the Amended and Restated Credit Agreement dated as of September 29, 2014 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Northern Tier Energy LLC, a Delaware limited liability company (“Holdings”); each subsidiary of Holdings from time to time party thereto; the Lenders and Issuing Banks parties thereto; and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (the “Agent”), in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and to pay interest from the date of such Revolving Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Principal of and interest on this promissory note from time to time outstanding shall be due and payable as provided in the Credit Agreement. This promissory note is issued pursuant to and evidences Revolving Loans under the Credit Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Credit Agreement contains provisions for acceleration of the maturity of this promissory note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this promissory note is hereby authorized by Borrowers to record on a schedule annexed to this promissory note (or on a supplemental schedule) the amounts owing with respect to Revolving Loans, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this promissory note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this promissory note. Each Borrower and all endorsers, sureties and guarantors of this promissory note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this promissory note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this promissory note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this promissory note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this promissory note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this promissory note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under applicable law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this promissory note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Credit Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this promissory note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ST. PAUL PARK REFINING CO. LLC as a Borrower

By:
Name:
Title:

NORTHERN TIER BAKERY LLC as a Borrower

By:
Name:
Title:

2

NORHTERN TIER RETAIL LLC as a Borrower

By:
Name:
Title:

SUPERAMERICA FRANCHISING LLC as a Borrower

By:
Name:
Title:
[ ],

3

EXHIBIT H

[FORM OF]

INTERCOMPANY NOTE

[See Attached]

EXHIBIT H

FORM OF INTERCOMPANY NOTE

This Note, and the obligations of each Person set forth on Schedule A hereto, in its capacity as Payor (collectively, the “Payor”) hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety. Annex A shall not be amended, modified or supplemented without the written consent of the Required Lenders (as defined in the Credit Agreement referred to below) (or, after the Credit Agreement has been terminated and all Senior Indebtedness (as defined in Annex A hereto) under the Credit Agreement shall have been paid in full, the other holders holding a majority of the outstanding other Senior Indebtedness).

New York, New York

September 29, 2014

FOR VALUE RECEIVED, each Person set forth on Schedule A hereto from time to time, in its capacity as Payor (individually or collectively, as the context may require, a “Payor”), hereby promises to pay on demand to the order of each other Person set forth on Schedule B hereto or its assigns (individually or collectively, as the context may require, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the applicable Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the applicable Payee to the applicable Payor.

The applicable Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the applicable Payor and the applicable Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the applicable Payor or (y) any exercise of remedies (including the termination of the Commitments) pursuant to Section 7.01 of the Credit Agreement referred to below, the unpaid principal amount of all loans and advances, interest and other fees evidenced by this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note. This Note is one of the Intercompany Notes referred to in the Amended and Restated Credit Agreement, dated as of September 29, 2014 (as amended, restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), by and among NORTHERN TIER ENERGY LLC (“Holdings”), the other Loan Parties party thereto, the Lenders party thereto, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders thereunder and as collateral agent for the Secured Parties (in such capacities, the “Agent”) and is subject to the terms of the Credit Agreement, and shall be pledged by the applicable Payee pursuant to the Security Agreement (as defined in the Credit Agreement). The applicable Payor hereby acknowledges and agrees that the Secured Parties (as defined in the Security Agreement) may, pursuant to the Security Agreement as in effect from time to time, exercise all rights provided therein with respect to this Note.

The applicable Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the applicable Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without setoff, counterclaim or deduction of any kind.

The applicable Payor hereby waives presentment, demand, protest and notice of any kind in connection with this Note.

Any Subsidiary (as defined in the Credit Agreement) of the Borrower that wishes to become, or is required pursuant to the terms of the Credit Agreement to become, a party to this Note after the date hereof shall become a Payor or Payee, as applicable, hereunder by executing a counterpart hereof or a joinder agreement (which joinder agreement is in form and substance satisfactory to the Agent) and delivering the same to the Agent. Each party to this Note on the date hereof agrees that any such Subsidiary shall, at the time it becomes a Payor or Payee pursuant to the foregoing provisions, be treated as if it were an original party hereto.

This Note replaces in its entirety the Intercompany Note dated as of December 1, 2010 by certain of the parties hereto in favor of certain of the parties hereto (the “Existing Note”). The Existing Note is hereby terminated.

FOR THE AVOIDANCE OF DOUBT, OBLIGATIONS TO REPAY LOANS AND ADVANCES ARE LIMITED TO THOSE ACTUALLY ENTERED INTO BY EACH APPLICABLE PAYOR AND PAYEE AND IN NO CIRCUMSTANCE SHALL ANY PAYOR OR PAYEE BE LIABLE FOR THE DEBTS OF ANY OTHER PAYOR OR PAYEE UNDER THIS NOTE.

[Signatures on following page]

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE LOAN PARTIES LISTED BELOW, as PAYOR

By:
Name: Authorized Signatory
Title:

Northern Tier Energy LLC

St. Paul Park Refining Co. LLC

Northern Tier Bakery LLC

Northern Tier Retail LLC

SuperAmerica Franchising LLC

Northern Tier Finance Corporation

Northern Tier Retail Holdings LLC

Northern Tier Oil Transport LLC

Pay to the order of EACH OF THE LOAN PARTIES LISTED BELOW, as PAYEE

By:
Name: Authorized Signatory
Title:

Northern Tier Energy LLC

St. Paul Park Refining Co. LLC

Northern Tier Bakery LLC

Northern Tier Retail LLC

SuperAmerica Franchising LLC

Northern Tier Finance Corporation

Northern Tier Retail Holdings LLC

Northern Tier Oil Transport LLC

SCHEDULE A

NAME OF PAYOR	JURISDICTION OF ORGANIZATION
1. Northern Tier Energy LLC	Delaware

2. St. Paul Park Refining Co. LLC	Delaware

3. Northern Tier Retail LLC	Delaware

4. Northern Tier Bakery LLC	Delaware

5. SuperAmerica Franchising LLC	Delaware

6. Northern Tier Finance Corporation	Delaware

7. Northern Tier Retail Holdings LLC	Delaware

8. Northern Tier Oil Transport LLC	Delaware

SCHEDULE B

NAME OF PAYEE	JURISDICTION OF ORGANIZATION
1. Northern Tier Energy LLC	Delaware

2. St. Paul Park Refining Co. LLC	Delaware

3. Northern Tier Retail LLC	Delaware

4. Northern Tier Bakery LLC	Delaware

5. SuperAmerica Franchising LLC	Delaware

6. Northern Tier Finance Corporation	Delaware

7. Northern Tier Retail Holdings LLC	Delaware

8. Northern Tier Oil Transport LLC	Delaware

ANNEX A

TO

INTERCOMPANY NOTE

Section 1.01. Subordination of Liabilities. Each Person set forth on Schedule A to the promissory note (the “Note”) to which this Annex A is attached in its capacity as a payor (each such party a “Payor”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note (a “Payee”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Payors Not to Make Payments with Respect to Note in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon, premium, if any, or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) due and owing in respect thereof shall first be paid in full in cash before any payment of any kind or character (whether in cash, property, securities or otherwise) is made on account of the principal of (including installments thereof), or interest on, or any other amount otherwise owing in respect of, the Note. No Payor may, directly or indirectly (and no Person or other entity on behalf of any Payor may), make any payment of any principal of, and interest on, or any other amount owing in respect of, the Note and may not acquire all or any part of the Note for cash, property or securities until all Senior Indebtedness has been paid in full in cash if any Trigger Event (as defined below) is then in existence or would result therefrom. Each Payee hereby agrees that, so long as any Trigger Event (as defined below) in respect of any Senior Indebtedness exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note. As used herein, the term “Trigger Event” shall mean (i) any payment or bankruptcy Event of Default (or similar term) under and as defined in the relevant documentation governing any Senior Indebtedness or (ii) any Senior Indebtedness has become or has been declared due and payable before its stated maturity or before its regular scheduled dates of payment (other than as a result of any mandatory prepayment contemplated by the documentation governing any Senior Indebtedness).

(b) In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, any payment shall be made (or any Payee shall receive any payment) on account of the principal of, or interest on, or other amounts otherwise owing in respect of, the Note, at a time when payment is not permitted by the terms of the Note or by said subsection (a), such payment shall be held by such Payee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of

Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give each Payee prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03. Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of any Payor. Upon any distribution of assets of any Payor upon any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise), except as otherwise permitted or provided under the Credit Agreement:

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the respective Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before any Payee is entitled to receive any payment of any kind or character on account of the principal of, interest on, or any other amount owing in respect of the Note;

(b) any payment or distribution of assets of any Payor of any kind or character, whether in cash, property or securities, to which any Payee would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of any Payor of any kind or character, whether in cash, property or securities, shall be received by any Payee on account of principal of, interest on, or other amounts due on, the Note before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

If any Payee does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introduction paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of any Payee.

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give prompt written notice to each Payee of any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, each Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of each Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of any Payor or by or on behalf of any Payee by virtue of this Annex A which otherwise would have been made to any Payee shall, as between such Payor, its creditors other than the holders of Senior Indebtedness, and such Payee, be deemed to be payment by such Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of each Payee, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05. Obligation of the Payor Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between each Payor and each Payee, the obligation of such Payor, which is absolute and unconditional, to pay to such Payee the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of any Payee and creditors of each Payor, other than the holders of the Senior Indebtedness, nor shall anything herein or therein, except as expressly provided herein, prevent any Payee from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of any Payor received upon the exercise of any such remedy. Upon any distribution of assets of any Payor referred to in this Annex A, each Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to any Payee, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of each Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of any Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Payor or by any act or failure to act in good faith by any such holder, or by any noncompliance by any Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of any Payee with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from any Payee.

Section 1.07. Definitions. As used in this Annex, the terms set forth below shall have the respective meanings provided below:

“Obligation” shall mean any principal, interest, premium, reimbursement obligations, penalties, fees, expenses, indemnities and other liabilities and obligations (including any guaranty of the foregoing) payable under the documentation governing any indebtedness (including, without limitation, all interest on or after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Senior Indebtedness” shall mean all Obligations of a Payor under, or in respect of, (i) the Credit Agreement and each other Loan Document (as defined in the Credit Agreement) to which such Payor is a party, and any renewal, extension, restatement, refinancing or refunding of any thereof and (ii) agreements in respect of Secured Banking Services Obligations and Secured Swap Obligations (each as defined in the Credit Agreement), in each case including any guaranty thereof under the Guarantee (as defined in the Credit Agreement) of any Payor that is a Guarantor (as defined in the Credit Agreement).

Section 1.08. Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person or entity is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.